                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             Frontier Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

PROXY STATEMENT


1994 FINANCIAL REVIEW

Including MD&A, Consolidated
Financial Statements and
Notes to Financial Statements


FRONTIER CORPORATION


Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700

[LOGO OF FRONTIER CORPORATION GOES HERE]

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON APRIL 26, 1995

DEAR SHAREOWNERS:
The first Annual Meeting of Shareowners of Frontier Corporation (the "Company") will be held at the National Press Club, 14th and F Streets, N.W., Washington, D.C. 20045, at 10:00 a.m. on April 26, 1995, for the following purposes:

. To elect nine Directors;
. To consider and act upon a proposal to elect Price Waterhouse
  LLP as the Company's independent auditors for the fiscal year ending December 31, 1995;
. To consider and act upon two proposals regarding employee and director compensation plans; and

. To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

The Board of Directors, on December 19, 1994, amended Article
II, Section 2, of the By-Laws to reduce the number of Directors constituting the entire Board from twelve to nine, effective
January 1, 1995.

The Board of Directors has fixed the close of business on March 7, 1995, as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING, PLEASE
CHECK THE BOX ON THE BACK OF THE PROXY CARD.

By Action of the Board of Directors,

/s/ Josephine S. Trubek

Josephine S. Trubek
Corporate Secretary
Rochester, New York
March 13, 1995


PROXY STATEMENT
Proxy Solicitation                                      1
Voting at the Annual Meeting                            1
Proposal 1--Election of Directors                       1
Information about the Board of Directors                1
Nominees for Director                                   2
Stock Ownership of Management, Directors and
 Certain Beneficial Owners                              4
Report of Committee on Directors                        5
Report of Committee on Management                       5
Performance Graph                                       7
Compensation of Company Management                      8
Summary Compensation Table                              8
Option/SAR Grants in Last Fiscal Year                   9
Individual Grants in 1994 Table                         9
Aggregated Option/SAR Exercises in Last Fiscal Year
 and Fiscal Year-End Option/SAR Values Table            9
Pension Plan Table                                     10
Compensation Committee Interlocks and Insider
 Participation in Compensation Decisions               11
Interest of Certain Persons in Matters to be
 Acted Upon                                            12
Indemnification of Certain Persons                     12
Proposal 2--Election of Independent Auditors           12
Proposal 3--Management Stock Incentive Plan            13
Proposal 4--Directors Stock Incentive Plan             14
New Plan Benefits Table                                16
Other Matters                                          16
Future Proposals of Shareowners                        16

FINANCIAL REVIEW
Management's Discussion of Results of Operations
 and Analysis of Financial Condition                   18
Report of Independent Accountants                      28
Report of Management                                   28
Report of Audit Committee Chair                        28
Business Segment Information                           29
Consolidated Statement of Income                       30
Consolidated Balance Sheet                             31
Consolidated Statement of Cash Flows                   32
Consolidated Statement of Shareowners' Equity          33
Notes to Consolidated Financial Statements             34
Condensed Six-Year Financial Statements                47
Financial and Operating Statistics                     48

PROXY STATEMENT
1995 ANNUAL MEETING OF COMMON SHAREOWNERS
OF FRONTIER CORPORATION

________________________________________________________________________________
PROXY SOLICITATION



  This Proxy Statement and the enclosed proxy card are being sent to you in connection with the solicitation of proxies by the board of directors (Board of Directors) of Frontier Corporation, a New York corporation, (the "Company"), for use at the annual meeting of holders of the Company's $1.00 par value common stock. This meeting (the "Annual Meeting") will be held on April 26, 1995, at 10:00 a.m., local time at the National Press Club, 14th and F Streets, N.W., Washington D.C., 20045 or any later time, if adjourned, for the purposes set forth in the Notice of Annual Meeting of Common Shareowners also provided to you.

  The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, facsimile, telegraph or cable. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, the Company has retained Georgeson & Co., Inc., New York, New York, to aid in the solicitation of proxies at a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

  The principal executive offices of the Company are located at 180 South Clinton Avenue, Rochester, New York 14646, and its telephone number is (716) 777-1000.

VOTING AT THE ANNUAL MEETING

The close of business on March 7, 1995, has been fixed as the record date for the determination of the shareowners entitled to notice of, and to vote at, the Annual Meeting. On that date there were 72,723,675 shares of the Company's $1.00 par value common stock outstanding and entitled to vote at the meeting. Each shareowner is entitled to cast one vote for each share of common stock held as of the Record Date.

  Each proxy which is properly executed and returned in the enclosed return envelope will be voted at the Annual Meeting. Shares represented by proxies will be voted in accordance with the shareowner's directions as specified on the proxy card. If any proxy does not specify a choice, the shares will be voted for the election of the Directors nominated in the proxy; in favor of the election of Price Waterhouse LLP as independent auditors; and in favor of each of the proposals regarding employee and Director compensation plans. A shareowner granting a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

  The proxy card contains spaces for the shareowner to indicate if he or she wishes to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for Director. Directors are elected by a plurality of the votes cast. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast in connection with that nominee's election. The election of auditors requires the affirmative vote of a majority of the votes cast. In accordance with New York law, abstentions are not counted in determining the votes cast in connection with the selection of auditors. Approval of the proposals with respect to employee and Director compensation plans (Proposals 3 and 4) requires the affirmative vote of a majority of the outstanding shares entitled to vote on those proposals; abstentions on any of the Plan proposals have the same effect as a vote against that proposal.

  Under the rules of the New York Stock Exchange, brokerage firms holding shares for the benefit of their clients may vote in their discretion on behalf of their clients with respect to "discretionary items" if the clients have not furnished voting instructions within ten days of the shareowner meeting. The election of Directors and auditors are discretionary items with respect to which brokerage firms may vote. The proposals relating to the employee and Director compensation plans are also discretionary items and brokers who receive no instructions from their clients have the discretion to vote on these proposals. Any broker "non-votes" will not be considered as votes cast with respect to the employee and Director compensation plan proposals but will have the same effect as a no vote since the proposals require approval by a majority of the outstanding shares entitled to vote.

________________________________________________________________________________
PROPOSAL 1-ELECTION OF DIRECTORS
Information about the Board of Directors

BOARD OF DIRECTORS

The Board of Directors of the Company is currently composed of nine Directors. The Board of Directors nominates the nine persons named on page 3 for election to the Board of Directors. Eight of the nominees are currently Directors of the Company whose terms expire coincident with the Annual Meeting. Mr. Cesan is not currently a Director of the Company. If elected, all

THIS PROXY STATEMENT AND FORM OF PROXY ARE BEING FIRST SENT TO SHAREOWNERS ON MARCH 13, 1995.

nominees will serve until the Annual Meeting of Shareowners to be held in 1996 or until such time as their respective successors are elected.

  The Board of Directors held eight meetings during 1994. All of the Directors attended at least 75% of the total meetings of the Board and its committees which they were eligible to attend.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and through the activities of its committees. The standing committees of the Board are the Audit Committee, the Committee on Management, the Committee on Directors and the Executive Committee.

AUDIT COMMITTEE

The Audit Committee of the Board is composed at present of Douglas H. McCorkindale, Chair; John R. Block and Brenda E. Edgerton. This committee reviews the scope of audit activities and the financial reports of the Company, and reviews with management significant and material matters which may result in either potential liability to the Company or significant exposure to the Company. The Committee also makes reports and recommendations with respect to audit activities, findings, and reports of the independent public accountants and the internal audit staff of the Company. The Audit Committee held two meetings in 1994.

COMMITTEE ON MANAGEMENT

The present members of the Committee on Management are Daniel E. Gill, Chair; Patricia C. Barron and Douglas H. McCorkindale. This committee is responsible for determining the compensation, benefits and perquisites of all executive officers of the Company, with the exception of the Chief Executive Officer, and for recommending the compensation, benefits and perquisites of the Chief Executive Officer to the full Board. This committee also develops and administers executive compensation plans and reviews succession planning for the Company and other significant human resources issues. The Committee on Management held three meetings in 1994.

COMMITTEE ON DIRECTORS

The Committee on Directors was created in 1993. It focuses the Board's attention on corporate governance issues and serves as a nominating committee. The Committee on Directors assists the Company in addressing a rapidly changing industry through its efforts to attract and retain qualified Board members. It is presently composed of Patricia C. Barron, Chair; Jairo A. Estrada and Dr. Leo
J. Thomas. This committee is responsible for all matters relating to the selection, qualification, evaluation, and compensation of members of the Board of Directors and all nominees to the Board. The Committee on Directors held five meetings in 1994.

  The Committee on Directors will consider nominations by shareowners. Such shareowner submissions should include sufficient biographical information so that the committee can appropriately assess a nominee's qualifications. This information would include, at a minimum, the nominee's name and address, business and other experience, and a listing of any other Boards on which the nominee may be a member. All submissions should be sent by a letter addressed to the Corporate Secretary, Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700. Suggestions in connection with the 1996 Annual Meeting of Common Shareowners must be received by February 26, 1996, in order to receive consideration.

EXECUTIVE COMMITTEE

The present members of the Executive Committee are Jairo A. Estrada, Chair; Patricia C. Barron, Ronald L. Bittner, Daniel E. Gill, Alan C. Hasselwander, and Douglas H. McCorkindale. The Executive Committee possesses all of the powers of the Board of Directors except those which, by law or the Company's By-Laws, cannot be delegated to it. The Executive Committee met three times in 1994.

COMPENSATION OF DIRECTORS

The Company compensates its Directors through the payment of an annual retainer and meeting fees. The annual retainer is $18,000; effective April 26, 1995, this retainer will be increased to $25,000. However, if shareowners approve Proposal 4, Directors Stock Incentive Plan, the annual retainer will consist of $15,000 cash and 500 shares of Frontier Corporation common stock. Each Director also receives a $1,500 fee for each Board and/or committee meeting attended. Each committee chair receives an annual chairperson's retainer in the amount of $3,000; effective April 26, 1995, this amount will be increased to $4,000. Directors who are employees of the Company or its subsidiaries receive no Director fees. Directors may elect to defer payment of their fees to future years.
  Pursuant to the Company's Directors' Stock Option Plan, Directors annually receive an option to purchase 4,000 shares of the Company's common stock. These options expire ten years after issuance, and the exercise price is the value of the stock on the day the option was issued. Each outside Director received a grant of options for 4,000 shares at an exercise price of $22.6875 per share on April 27, 1994.
  The Company also provides its Directors with cellular telephone equipment and service and other nominal in-kind benefits.

________________________________________________________________________________
NOMINEES FOR DIRECTOR

The Board believes that all of the nominees will be available and willing to serve as Directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

_______________________________________
2 Proxy Statement  Frontier Corporation

  The following sets forth information concerning the principal occupations and business experience of the nominees for election at the Annual Meeting of Common Shareowners to be held on April 26, 1995:
________________________________________________________________________________
[PHOTO OF PATRICIA C. BARRON GOES HERE]
Patricia C. Barron, 52, is President, Xerox Engineering Systems, Xerox Corporation, a manufacturer of office systems and equipment, and has held this position since February 1994. From March 1992 until February 1994 she was President, Office Documents Products Division, Xerox Corporation. From 1979 to March 1992 she was a Vice President of Xerox Corporation. She is a Director of Quaker Chemical Corporation and of Reynolds Metals Company. She has been a Director of the Company since 1990.
________________________________________________________________________________
[PHOTO OF RONALD L. BITTNER GOES HERE]
Ronald L. Bittner, 53, is Chairman, President and Chief Executive Officer of the Company and has held this position since April 1993. From February 1992 to April 1993 he was President and Chief Executive Officer of the Company. From May 1988 to February 1992 he was Executive Vice President and President-Telecommunications Group of the Company. He is also a Director of Rochester Telephone Corp. He has been a Director of the Company since 1989.
________________________________________________________________________________
[PHOTO OF RAUL E. CESAN GOES HERE]
Raul E. Cesan, 47, is Executive Vice President and President, Pharmaceuticals, Schering-Plough Corporation, a worldwide manufacturer and marketer of pharmaceutical and health care products and has held this position since September 1994. From September 1992 through September 1994, he was President, Schering- Plough Laboratories-U.S. Pharmaceutical Operations, Schering-Plough Corporation. From September 1988 to September 1992, he was President, Schering-Plough International. He will be a Director of the Company for the first time.
________________________________________________________________________________
[PHOTO OF BRENDA E. EDGERTON GOES HERE]
Brenda E. Edgerton, 45, is Vice President, Finance-U.S. Soup, Campbell Soup Company, a manufacturer of prepared convenience foods and has held this position since May 1994. From August 1989 through April 1994 she was Vice President and Treasurer, Campbell Soup Company. From April 1988 to August 1989 she served as Deputy Treasurer of Campbell Soup Company. She has been a Director of the Company since 1993.
________________________________________________________________________________
[PHOTO OF JAIRO A. ESTRADA GOES HERE]
Jairo A. Estrada, 47, is Chairman of the Board and Chief Executive Officer of Garden Way Incorporated, a company which manufactures outdoor power equipment. He is a Director of Garden Way Incorporated and of The Chase Manhattan Corporation. He has been a Director of the Company since 1989.
________________________________________________________________________________
[PHOTO OF DANIEL E. GILL GOES HERE]
Daniel E. Gill, 58, is Chairman and Chief Executive Officer of Bausch
& Lomb Incorporated, a worldwide manufacturer and marketer of health care and optical products. He is a Director of Bausch & Lomb and Reebok International, Ltd. He has been a Director of the Company since 1981.
________________________________________________________________________________
[PHOTO OF ALAN C. HASSELWANDER GOES HERE]
Alan C. Hasselwander, 61, is Past Chairman of the Board of Rochester Tel (now Frontier Corporation). From February 1992 to April 1992 he was Chairman of the Company. From July 1984 to February 1992 he was President and Chief Executive Officer of the Company. He has been a Director of the Company since 1984.
________________________________________________________________________________
[PHOTO OF DOUGLAS H. McCORKINDALE GOES HERE]
Douglas H. McCorkindale, 55, is Vice Chairman and Chief Financial and Administrative Officer of Gannett Co., Inc., a nationwide diversified communications company. He is a Director of Gannett Co., Inc., Continental Airlines, and seven mutual funds in the Prudential Mutual Fund complex of funds. He has been a Director of the Company since 1980.
________________________________________________________________________________
[PHOTO OF DR. LEO J. THOMAS GOES HERE]
Dr. Leo J. Thomas, 58, is Executive Vice President of Eastman Kodak Company, a manufacturer of photographic and chemical products, and has held this position since January 1995. From September 1994 to January 1995 he was Executive Vice President and President, Imaging; and from September 1991 to September 1994 he was Group Vice President and President, Imaging, Eastman Kodak Company. From November 1989 to September 1991 he was Group Vice President and General Manager, Health Group of Eastman Kodak Company. From September 1988 to September 1989 he was Chairman of Sterling Drug, Inc., a subsidiary of Eastman Kodak. He is a Director of Eastman Kodak Company and of John Wiley & Sons, Inc. He has been a Director of the Company since 1984.

MANAGEMENT RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR DIRECTOR, DESIGNATED AS PROPOSAL 1 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.


                                         _______________________________________
                                         Proxy Statement  Frontier Corporation 3

________________________________________________________________________________
STOCK OWNERSHIP OF MANAGEMENT,
DIRECTORS AND CERTAIN BENEFICIAL OWNERS

In 1993, the Committee on Directors established guidelines for the minimum amounts of the Company's common stock which Directors should own. These guidelines take into account a Director's tenure on the Board in determining the level of stock ownership. By the end of 1995, each outside Director with at least five years' service on the Board should own at least 4,000 shares of the Company's common stock. Executive officers of the Company are also encouraged to own shares of the Company. The recommended stock ownership level is based on each officer's position in the organization and is a multiple of salary. Mr. Bittner's stock ownership target, to be achieved by January 1, 1999, is the beneficial ownership of Company common stock equal in value to four times his salary. The stock ownership target for each of the Company's Corporate Vice Presidents is beneficial ownership of Company common stock equal in value to two times his or her respective salary. Each Corporate Vice President is encouraged to achieve his or her target by January 1, 1999.

  The following table sets forth the number of shares of the Company's common stock beneficially owned by each Director and nominee, by each of the named executive officers, and by Directors and officers of the Company as a group as of February 28, 1995. No Director, officer or nominee owns more than 1% of the Company's outstanding shares of common stock, nor do the group's aggregate holdings exceed 1% of the Company's issued and outstanding common stock.

MANAGEMENT AND DIRECTORS STOCK OWNERSHIP TABLE

- --------------------------------------------------------------------------------
                                                                           Total
                               Common                  Stock          Beneficial
Name                          Stock/(1)/            Options/(2)/       Ownership
- --------------------------------------------------------------------------------
Directors and Nominees:
Patricia C. Barron             1,497                3,996                  5,493
Ronald L. Bittner/3/          42,524               70,930                113,454
John R. Block                  1,856                3,996                  5,852
Raul E. Cesan                      0                    0                      0
Brenda E. Edgerton             2,351                2,964                  5,315
Jairo A. Estrada              12,333                3,996                 16,329
Daniel E. Gill                 2,888                3,996                  6,884
Alan C. Hasselwander/4/       35,220                1,332                 36,552
Douglas H. McCorkindale        4,000                3,996                  7,996
Dr. Leo J. Thomas             20,759                3,996                 24,755

NAMED EXECUTIVE OFFICERS:
Ronald L. Bittner/3/          42,524               70,930                113,454
Jeremiah T. Carr               7,374               18,932                 26,306
Dale M. Gregory               15,933               21,198                 37,131
Louis L. Massaro              10,829               16,932                 27,761
John K. Purcell                7,787               19,998                 27,785

Directors and Executive
 Officers as a Group         188,423              196,522                384,945

________________________________________________________________________________

(1) Includes all shares which each Director, nominee or officer directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct the voting of such shares or to dispose or to direct the disposition of such shares. However, these amounts do not include shares which each such person has the right to acquire pursuant to options or other rights. Amounts in this column determine whether a Director or executive officer has met his or her stock ownership target.

(2) Includes all shares which such persons have the right to acquire within the following 60 days pursuant to options or other rights. These amounts do not include shares which such persons have the right to acquire more than sixty days in the future.

(3) Includes 123 shares owned by the parents of Mr. Bittner's spouse. Mr. Bittner disclaims beneficial ownership of these shares.

(4) Includes 1,400 shares owned by Mr. Hasselwander's spouse. Mr. Hasselwander disclaims beneficial ownership of these shares.

Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

- -------------------------------------------------------------------
Name and Address                       Common Stock        Percent
of Beneficial Owner                                        of Class
- -------------------------------------------------------------------
FMR Corp.                              5,610,260/(1)/      7.7%
82 Devonshire Street
Boston, Massachusetts 02109
- -------------------------------------------------------------------

(1) FMR Corp. ("FMR") filed with the Securities and Exchange Commission a
Schedule 13G, dated February 13, 1995, stating that it beneficially owned in the aggregate 5,610,260 shares, or approximately 7.67% of the Company's common stock outstanding as of December 31, 1994. Of that amount, 4,356,820 shares were beneficially owned by FMR's wholly-owned subsidiary Fidelity Management & Research Company (acting as investment advisor) and 1,253,440 shares were beneficially owned by FMR's wholly-owned subisidary Fidelity Management Trust Company (acting as investment manager). All these shares are also deemed beneficially owned by Edward C. Johnson 3d, who is FMR's Chairman and who is also a member of a controlling group with respect to FMR Corp. In its
Schedule 13G filing, FMR also disclosed that with respect to the shares it beneficially owns, it has sole voting power with respect to 783,740 shares, sole investment power with respect to 5,610,260 shares, and no shared voting or shared investment power with respect to any shares.

  The Company's Directors, executive officers and shareowners holding in excess of 10% of the common stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, with copies to the Company, concerning ownership of and transactions in the Company's common stock. Based solely on those reports furnished to the Company and related information, the Company believes that all such filing requirements for 1994 were complied with in a timely fashion.

_______________________________________
4 Proxy Statement  Frontier Corporation

________________________________________________________________________________
REPORT OF COMMITTEE ON DIRECTORS

The Committee on Directors was created in 1993. It focuses the Board's attention on corporate governance issues and acts as a nominating committee. Since its formation, the Committee has undertaken several initiatives which are designed to increase the independence of the Board and to more closely align Directors interests with those of shareowners. These activities include:

1. Approval of formal Board Governance Guidelines dealing with size and composition of the Board, retirement, Committee structure, frequency of Board and Committee meetings, expected attendance, compensation, and fiduciary responsibility to shareowners. Each Committee, including the Executive Committee, operates under a written Committee Charter adopted by the Committee. The Board Governance Guidelines additionally provide that if a Director's primary job changes, the Director must submit his or her resignation from the Board. The Committee on Directors makes a recommendation to the full Board as to whether or not to accept that resignation. The Guidelines consider retirement a primary job change.

2. Approval of formal Directors' Stock Ownership Guidelines. Specific ownership targets are based upon Directors' Board tenure. The targets are:

. Two years or less on the Board   At least 1,000 shares
. More than two but less than
    five years                     At least 2,000 shares
. Five or more years               At least 4,000 shares

Each Director is encouraged to achieve his or her target by December 31, 1995.

3. Confidential surveys to assess the effectiveness of the Board.

4. Establishment of formal Selection Criteria and Performance Factors for use in consideration of candidates for nomination or renomination to the Boards of Frontier Corporation and its subsidiary Rochester Telephone Corp. The Selection Criteria include an evaluation of the candidate's ability, relevant experiences, business acumen and demonstrated management ability, independence, and whether the individual would enhance the Board's diversity. The Performance Factors are used to assess the performance of incumbent members of the Board. These Factors include an understanding of the Company's business, the level of attendance and participation in Board activities, an understanding of the Company's strategic direction and the financial implications of decisions, the contribution of diverse perspectives on issues important to the Company's business, and knowledge about the Company's industry, technology and markets. Your Committee on Directors supports and encourages an independent Board of Directors which is accountable to the shareowners of Frontier Corporation. For that reason, a majority of the Board is composed of outside Directors and all Directors currently must stand for reelection annually. Of the nine incumbent Directors, only Mr. Bittner and Mr. Hasselwander now or have ever been employees of the Company. Furthermore, all members of the Audit Committee, the Committee on Management and the Committee on Directors are independent Directors, and Committee assignments and the position of Committee Chair rotate on a periodic basis. There are five regular meetings of the Board including a multi-day annual planning session. In addition, the outside Directors meet informally on a periodic basis.

Respectfully submitted,

Patricia C. Barron (Chair)
Jairo A. Estrada
Dr. Leo J. Thomas
February 13, 1995


________________________________________________________________________________
Report of Committee on Management

COMPENSATION PHILOSOPHY AND POLICY

The philosophy of the Company's compensation program is to offer performance-based compensation to its employees, while rewarding employees whose efforts enable the Company to achieve its vision. The executive compensation program is designed to measure and enhance executive performance.

  The Company's executive compensation program has four components:

 . Base Salary
 . Annual Bonus
 . Long-Term Incentive Plan
 . Stock Option Plan

  These components are designed to provide incentives and motivate key executives whose efforts and job performance will enhance the strategic well-being of the Company and maximize value to its shareowners. The program is also structured to attract and retain the highest caliber executives.

  The executive compensation program rewards performance consistent with the Company's consolidated performance and the contribution of the individual executive officers, including Mr. Bittner, toward that performance. It is also competitive with compensation programs offered by comparable employers in this industry.

  The Company retains William M. Mercer, Inc., to review its executive compensation program on an annual basis. Information from this consulting firm, as well as public information concerning salaries paid by companies in the telecommunications industry, is used to determine what a comparable telecommunications firm would consider an appropriate performance-based compensation package for its executives.

  The analysis includes information from a self-constructed group of forty-two publicly-traded companies in the telephone, long distance, cable television and cellular industries. This group includes all companies reported in the Standard and Poor's Telephone Index, together with thirty-three additional companies. On a comparative basis, the base salary of the Company's CEO and its other executives, on average, would be considered within the second quartile. The Company's policy is to benchmark compensation levels at the median of comparative companies and to reward results based on performance.


                                         _______________________________________
                                         Proxy Statement  Frontier Corporation 5

BASE SALARY

The salaries of the executive officers, including Mr. Bittner, were determined based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies of similar size, both within and outside the telecommunications industry. This analysis included many of the companies in the self-constructed group of forty-two publicly-traded companies, together with additional companies from other industries with similar revenues and/or asset values. The level of Mr. Bittner's base salary was also based upon a subjective assessment of his individual performance and responsibilities as well as overall corporate performance as measured by actual earnings per share and cash flow versus pre-established targets; strategic goals and objectives for customer and employee satisfaction; and growth of the business. The other executive officers have similar measurements, but specific factors are more closely linked to individual responsibilities. No relative weights are attributed to any specific measurement factors.

ANNUAL BONUS

The Company's annual bonus plan is designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, bonus awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of those involved in line operations below the executive officer level. The specified qualitative and quantitative criteria employed by the Committee in determining bonus awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1994 was an equally weighted earnings per share and cash flow target established by this Committee of the Board of Directors as an incentive to increase the Company's cash flow and thus improve long-term stock performance. Performance objectives and associated payouts were established at the beginning of the year and are identified as threshold, standard and premier objectives with standard performance yielding payouts at the median level competitively. No award will be paid unless threshold performance is achieved for both components. For 1994, earnings per share results were between the standard and premier levels while cash flow was between the threshold and standard levels. The overall performance was slightly above standard level for Mr. Bittner and at standard level for the other officers. All the Company's senior executives participate in the bonus plan with payout awards varying by salary grade. With respect to Mr. Bittner's participation, his annual bonus was based upon achievement of the corporate target, a mechanical application of the formula and an additional discretionary adjustment based on his individual performance. Specifically, this mechanical application of the plan was calculated by multiplying the corporate performance payout achieved, which for Mr. Bittner was 63.2%, times the higher of his actual salary or the market value of his position. For the 1994 awards, the Committee changed from using the higher of actual salary or the midpoint of the salary range to the higher of actual salary or the market value of the position. This was done to better associate the bonus award to competitive positions in the marketplace.

LONG-TERM INCENTIVE PLAN

The Company's long-term incentive plan, the Performance Unit Plan (PUP), is designed to motivate executives to improve shareowner value. The Plan focuses on the Company's stock performance over three-year cycles. Executives receive Plan payouts based equally on the Company's stock performance appreciation over the past three years as compared to a group of sixteen telecommunications firms and corporate performance against targets of various elements selected by this Committee at the beginning of the cycle. These elements, cash return on gross assets and stock performance measures, are intended to align executive compensation with the return received by Frontier's shareowners. Cycle payouts are a product of the Company's stock price at the end of the cycle, corporate performance against the selected targets, and the number of units granted to an executive for the cycle. Mr. Bittner's award was based upon performance achieved at 134.6% of the target levels. The awards made to the other executive officers were based upon performance achieved at 124.4% to 135.0% of the target levels. Beginning in 1994 PUP was discontinued. No new grants were issued in 1994, however, the remaining cycle, 1993-1995, will run to its conclusion.

STOCK OPTION PLAN

Stock option plans are an important component of executive compensation programs because they are a compensation vehicle which ties long-term compensation directly to furthering the interests of shareowners and to improving corporate performance. The Company's Executive Stock Option Plan is designed to align executive compensation with the long-term performance of the Company's stock. Options issued in 1994 do not expire until 2004, and the exercise price is the value of the option on the day the option was issued. Prior to the beginning of each year, option grant ranges are established by salary grade with the assistance of the William M. Mercer, Inc. consulting firm. This Committee makes a subjective determination of the specific stock option grant to be awarded to each executive officer.

The factors considered by the Committee in making this determination are:

(a)  The executive officer's past performance of previously set objectives and

(b) His or her expected future contribution to the long-term strategic goals and objectives of the Company.

_______________________________________
6 Proxy Statement  Frontier Corporation

No relative weights are attributed to either of these factors. All executive officers of the Company received options in 1994 based on their position in the Company, their contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon the recommendation of the chief executive officer. Upon this Committee's recommendation, the full Board awarded Mr. Bittner options based upon these factors as well.

OTHER ACTIONS

The Committee approved changes to the Restated Executive Stock Option Plan for presentation to shareowners for approval. See Management Stock Incentive Plan, page 13. The proposed changes are as follows:

1. Expansion of the plan to other key employees-- a group of approximately 150 managers across the Company. With this change approximately 215 of a total of about 4,400 employees will be eligible for stock compensation.

2. Introduction of restricted stock as an additional component of compensation. It is expected that restricted stock will be used selectively to reward key employees within the executive group. Vesting may occur based on continued employment or in conjunction with pre-established performance parameters, including, but not limited to, one or more of the following: total shareowner return, earnings per share growth, cash flow growth and return on equity.

  The Committee believes that stock-based programs are the best long-term incentives, are excellent motivators and better align the efforts of management with the objectives of the shareowners. The Committee has established stock ownership guidelines for the Company's executives. These guidelines are a multiple of salary. Mr. Bittner's target, to be achieved by January 1, 1999, is the beneficial ownership of Company common stock equal in value to four times his annual salary.

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the five highest paid executive officers unless certain requirements are met. The proposed changes to the Management Stock Incentive Plan, specifically as they relate to performance-based restricted stock, are designed to comply with Section 162(m) requirements. The Committee favors pay-for-performance and intends to continue to review executive compensation plans in consideration of the regulations.

 No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Respectfully submitted,

Daniel E. Gill (Chair)
Patricia C. Barron
Douglas H. McCorkindale
February 13, 1995

________________________________________________________________________________
PERFORMANCE GRAPH

The following graph charts the Company's cumulative total shareowner return performance against the Standard and Poor's Telephone Index as well as against the Standard and Poor's 500 Index. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the selected peer group, reflects one such method. The performance of the Standard and Poor's Telephone Index is weighted by the stock market capitalization of the companies within that peer group.

                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG FRONTIER CORP. S&P TELEPHONE INDEX AND S&P 500 INDEX
               -------------  -------------           -------
                                FRONTIER CORP.   S&P TELEPHONE     S&P 500
Measurement period              -------------    -------------     --------
(Fiscal Year Covered)                            Index             Index
- ---------------------           -------------    -------------     --------
Measurement PT -
          0                       100              100               100
                                $ -----          $ -----           $ -----

    12 31 90                       75               95                97
FYE --/--/--                    $ -----          $ -----           $ -----
    12 31 90                       87              102               126
FYE --/--/--                    $ -----          $ -----           $ -----
    12 31 92                      102              112               136
FYE --/--/--                    $ -----          $ -----           $ -----
    12 31 93                      134              129               149
FYE --/--/--                    $ -----          $ -----           $ -----
    12 31 94                      130              120               151
FYE --/--/--                    $ -----          $ -----           $ -----

                                         _______________________________________
                                         Proxy Statement  Frontier Corporation 7

________________________________________________________________________________
COMPENSATION OF COMPANY
MANAGEMENT

The tables and other information set forth below are included to enable our shareowners to better understand the compensation of the Company's executives. These tables reflect the various forms of compensation paid the executive officers of Frontier Corporation. Specifically, these include salary, bonus, stock options and a long-term incentive plan. The Company does not provide its executives with stock appreciation rights. Mr. Purcell was the only executive officer who exercised any stock options during 1994.

 The Report of the Committee on Management of the Board of Directors appears on page 5 of this Proxy Statement. This Report discusses the factors taken into consideration to set Mr. Bittner's compensation and the compensation of the other executive officers. A Performance Graph showing the performance of the Company's stock as compared to both the Standard and Poor's 500 Index and the Standard and Poor's Telephone Index appears on page 7 of this Proxy Statement.

SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation paid to the CEO and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries over the past three fiscal years. The indicated titles are those currently held by each named executive officer.

- -------------------------------------------------------------------------------------------------
                                                                                Long Term
                            Annual Compensation                                Compensation
- -------------------------------------------------------------------------------------------------
                                                                           Awards        Payouts
                                                                        -------------------------
                                                               Other   Securities
                                                              Annual   Underlying                   All Other
Name and                                                     Compen-     Options/        LTIP         Compen-
Principal                            Salary      Bonus        sation         SARs     Payouts          sation
Position                     Year       ($)        ($)       ($) (3)          (#)     ($) (4)         ($) (5)
- -------------------------------------------------------------------------------------------------------------

R. L. Bittner/1/             1994  $408,333   $349,471       $    0        88,800    $204,164         $41,369
Chairman,                    1993  $360,000   $407,500       $    0        46,000    $230,121         $26,856
President and CEO            1992  $292,750   $160,000       $    0        16,000    $  8,946         $14,901

J. T. Carr                   1994  $200,275   $132,500       $8,330        22,000    $ 67,856         $10,508
President and CEO,           1993  $176,350   $ 87,750       $    0        12,000    $ 80,702         $ 8,934
Rochester Telephone Corp.    1992  $156,900   $ 60,600       $    0         5,400    $  3,216         $34,029
and President, Frontier
Telephone Group

D. M. Gregory/2/             1994  $219,542   $131,600       $3,799        26,400    $ 65,556         $17,306
President, Frontier          1993  $186,567   $131,625       $    0        13,200    $ 69,753         $29,963
Communications Group         1992  $178,413   $ 67,200       $    0         5,400    $      0         $43,701

L. L. Massaro                1994  $189,442   $111,700       $    0        22,000    $ 70,385         $16,600
Corporate Vice               1993  $174,800   $131,625       $    0         9,000    $ 95,662         $11,721
President--Finance           1992  $165,100   $ 58,600       $    0         5,400    $  5,126         $19,247

J. K. Purcell                1994  $181,350   $ 98,000       $    0        26,400    $ 70,223         $17,369
Corporate Vice               1993  $175,600   $131,625       $    0        12,600    $ 98,589         $12,033
President                    1992  $168,800   $ 63,100       $    0         5,400    $  5,135         $11,237
- -------------------------------------------------------------------------------------------------

(1) Mr. Bittner was named President and Chief Executive Officer effective February 16, 1992. The compensation indicated for 1992 includes
1992 compensation relating to his prior position as Executive Vice President of the Company.

(2) Mr. Gregory became an employee and a Vice President of the Company effective February 16, 1992. From July 1, 1991, until February 16, 1992, he rendered consulting services as President of the Company's subsidiary RCI Network Services, Inc. (RCINS) but during that period he was not an employee of the company. (In October, 1994, the name of this company was changed to Frontier Communications International Inc.) This table reflects payments made by the Company and/or RCINS in 1992 to Dale M. Gregory Management Consultants, Inc., for these consulting services. The amount of these payments was $29,687.

(3) The amounts reported in this column for 1994 include $3,799 paid to Mr. Gregory and $8,330 paid to Mr. Carr to offset income tax liabilities incurred by each of them because each received additional income in recognition of certain expenditures each made on behalf of the Company.

(4) As described in more detail in the Report of Committee on Management at page 5 of this Proxy Statement, 1994 Performance Unit Plan awards are based upon performance achieved at 124.4% to 135.0% of the target levels.

(5) "All Other Compensation" includes imputed income from term life insurance coverage and the Company's contributions to both the tax-qualified 401(k) and nonqualified defined contribution plans. For 1994, imputed income from term life insurance coverage was $4,656 for Mr. Bittner, $3,758 for Mr. Carr, $1,503 for Mr. Gregory, $2,152 for Mr. Massaro and $3,285 for Mr. Purcell. The Company's 1994 contributions on behalf of the named executive officers to the tax-qualified 401(k) and nonqualified defined contribution plans, respectively, were as follows: $5,805 and $30,908 for Mr. Bittner; $6,750 and $0 for Mr. Carr; $6,255 and $9,548 for Mr. Gregory; $6,274 and $8,174 for Mr. Massaro; and $6,262
and $7,822 for Mr. Purcell. For Mr. Gregory, "All Other Compensation" includes a special payment in 1994 in the amount of $4,860. For Mr. Carr, "All Other Compensation" includes a special payment in 1994 in the amount of $9,450. Each of these special payments was a one time reimbursement of expenses incurred by the named executive officer.

______________________________________
8 Proxy Statement Frontier Corporation

  The following companion tables to the Summary Compensation Table list the stock options granted during the 1994 fiscal year to the named executive officers, their stock option exercises in 1994 and the aggregate options they held at the end of 1994, and the estimated retirement benefits which would be paid to them at age 65.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following Individual Grants table includes two columns designated as "Potential Realized Value." The calculations in those columns are based on hypothetical growth assumptions, proposed by the Securities and Exchange Commission, of 5% and 10% for stock price appreciation for the option term. There is no way to anticipate what the actual growth rate of the Company's stock price will be.

  INDIVIDUAL GRANTS IN 1994
- -----------------------------------------------------------------------------------------------------------------
                                Number of                                                Potential Realized Value
                               Securities      % of Total                                 at Assumed Annual Rates
                               Underlying    Options/SARs                             of Stock Price Appreciation
                             Options/SARs      Granted to  Exercise or                            for Option Term
                             Granted/(1)/    Employees in   Base Price   Expiration   ---------------------------
Name                                  (#)     Fiscal Year    ($/Share)         Date          5% ($)       10% ($)
- -----------------------------------------------------------------------------------------------------------------

R. L. Bittner                      71,000          32.07%      $21.188      3/21/04       $ 946,054    $2,397,487
                                   17,800          32.84%      $22.688      4/27/04       $ 253,971    $  643,613

J. T. Carr                         17,600           7.95%      $21.188      3/21/04       $ 234,515    $  594,307
                                    4,400           8.12%      $22.688      4/27/04       $  62,779    $  159,095

D. M. Gregory                      21,200           9.58%      $21.188      3/21/04       $ 282,484    $  715,869
                                    5,200           9.59%      $22.688      4/27/04       $  74,194    $  188,022

L. L. Massaro                      17,600           7.95%      $21.188      3/21/04       $ 234,515    $  594,307
                                    4,400           8.12%      $22.688      4/27/04       $  62,779    $  159,095

J. K. Purcell                      21,200           9.58%      $21.188      3/21/04       $ 282,484    $  715,869
                                    5,200           9.59%      $22.688      4/27/04       $  74,194    $  188,022
- -----------------------------------------------------------------------------------------------------------------


(1) The option grants have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; 1/3 of the options granted may be exercised commencing one year following the grant date, a second 1/3 may be exercised commencing two years following the grant date, and the remaining 1/3 may be exercised commencing three years following the grant date. The option grant dates were 3/21/94 and 4/27/94. Options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Executive Stock Option Plan, all options become immediately vested and exercisable.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
- -------------------------------------------------------------------------------------------------------------------
                                                        Number of Securities              Value of Unexercised In-
                        Shares                        Underlying Unexercised                the-Money Options/SARs
                      Acquired       Value            Options/SARs at FY End                          at FY End(2)
                                                ----------------------------          ----------------------------
                   On Exercise    Realized      Exercisable    Unexercisable        Exercisable      Unexercisable
- ------------------------------------------------------------------------------------------------------------------
Name                       (#)      (#)(1)              (#)              (#)                ($)                ($)
- ------------------------------------------------------------------------------------------------------------------

R. L. Bittner                0         N/A           25,998          124,802            $89,618            $92,257
J. T. Carr                   0         N/A            7,600           31,800            $27,600            $26,175
D. M. Gregory                0         N/A            8,000           37,000            $28,425            $27,825
L. L. Massaro                0         N/A            6,600           29,800            $25,538            $22,050
J. K. Purcell              800      $5,200            7,000           36,600            $23,713            $27,000
- -------------------------------------------------------------------------------------------------------------------


(1) Aggregate market value of the shares acquired or covered by the option less the aggregate exercise price.

(2) Options are valued at the market value of Frontier Corporation (formerly Rochester Telephone Corporation) common stock at December 31,
1994, (closing price of $21.125) less the per share option exercise price, multiplied by the number of exercisable/unexercisable options.

                                          ______________________________________
                                          Proxy Statement Frontier Corporation 9

PENSION PLANS

The following table shows the estimated annual benefits payable upon retirement at age 65 to individuals in specified remuneration and years of service classifications. The amounts set forth in this table do not reflect early retirement incentives which the Company had previously offered certain of its management employees. Furthermore, the amounts set forth are neither subject to any deduction for Social Security benefits or any other offsets nor adjusted to reflect maximum allowable benefits under the Internal Revenue Code.

  All of the Company's officers, including those listed in the Summary Compensation Table, are participants in the Company's Management Pension Plan as supplemented by a Supplemental Management Pension Plan (SMPP). The annual aggregate pension benefit for an officer under these Plans is based upon several factors and is largely determined by the number of years of employment multiplied by a percentage of the officer's three consecutive years of highest average annual compensation preceding retirement.


PENSION PLAN TABLE
- --------------------------------------------------------------------------------
                                    Years of Service
- --------------------------------------------------------------------------------
Remuneration            (15)         (20)        (25)        (30)           (35)
- --------------------------------------------------------------------------------

$   150,000           33,273       44,364      55,455      66,546         77,637
    175,000           39,048       52,064      65,080      78,096         91,112
    200,000           44,823       59,764      74,705      89,646        104,587
    225,000           50,598       67,464      84,330     101,196        118,062
    250,000           56,373       75,164      93,955     112,746        131,537
    300,000           67,923       90,564     113,205     135,846        158,487
    350,000           79,473      105,964     132,455     158,946        185,437
    400,000           91,023      121,364     151,705     182,046        212,387
    450,000          102,573      136,764     170,955     205,146        239,337
    500,000          114,123      152,164     190,205     228,246        266,287
    550,000          125,673      167,564     209,455     251,346        293,237
    600,000          137,223      182,964     228,705     274,446        320,187
    650,000          148,773      198,384     247,955     297,546        347,187
    700,000          160,323      213,764     267,205     320,646        374,087
    750,000          171,873      229,164     286,455     343,746        401,037
    800,000          183,423      244,564     305,705     366,846        427,987
    850,000          194,973      259,964     324,955     389,946        454,937
    900,000          206,523      275,364     344,205     413,046        481,887
    950,000          218,073      290,764     363,455     436,146        508,837
  1,000,000          229,623      306,164     383,705     459,246        535,787
  1,050,000          241,173      321,564     401,955     482,346        562,737
  1,100,000          252,723      336,964     421,205     505,446        589,687
  1,150,000          264,273      352,364     440,455     528,546        616,637
  1,200,000          275,823      367,764     459,705     551,646        643,587
  1,250,000          287,373      383,164     478,955     574,746        670,537
  1,300,000          298,923      398,564     498,205     597,846        697,487
  1,350,000          310,473      413,964     517,455     620,946        724,437
  1,400,000          322,023      429,364     536,705     644,046        751,387
  1,450,000          333,573      444,764     555,955     667,146        778,337
- --------------------------------------------------------------------------------



_________________________________
10 Proxy and  Frontier Corporation

  Mr. Bittner, Mr. Gregory, Mr. Massaro, and Mr. Purcell each have executive contracts which may pay a benefit in the event of a "Change in Control" of the Company. These contracts are explained in detail on pages 11 and 12 of this Proxy Statement. Each of them also participates in the Company's Pension Plan. Under SMPP, their service factor would include, subject to certain limitations, the amount of service for which payment is made to them under their executive contract.

  The SMPP also provides that in the event of a Change in Control of the Company, the Board may not terminate a participant's benefit and the Employees' Benefit Committee may not change prior decisions regarding a participant's service factor.

  Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan (SERP) which covers all the officers named in the preceding tables plus two additional executive officers. The Plan has an accrual and vesting schedule based on years of service and age. A maximum benefit of 60% of final compensation will be paid to an executive retiring at age 50 or older with 30 or more years of service. Payments made under the Company's Management Pension Plan and the Supplemental Management Pension Plan are included in determining the ultimate benefit payable under the SERP. However, in order to qualify for the SERP benefit a covered executive must be at least 50 years of age. Executive officers who are not at least 50 years old when they retire would only receive the retirement benefits set forth in the above Pension Plan Table and would receive no SERP benefit.

  For the purposes of these Plans, annual compensation is the same as that given in the Salary and Bonus columns of the Summary Compensation Table for the named executive officers. The number of years of employment of such individuals for the purposes of these Plans currently are as follows: Mr. Bittner-32; Mr. Carr-26; Mr. Gregory-16; Mr. Massaro-26; and Mr. Purcell-30. Additionally, the Company has agreed to bridge Mr. Gregory's prior service with other telecommunications companies provided he remains employed by Frontier Corporation until January 1, 1997. Effective that date, the Company will credit Mr. Gregory his additional six years and six months experience in the telecommunications industry.

  Neither Mr. Massaro nor Mr. Gregory has yet reached the age of 50 years. Assuming they retired as of the current date, each would receive only a reduced pension based upon the amount reflected in the Pension Plan Table and neither would receive any additional benefit under the SERP. Mr. Bittner and Mr. Purcell have each reached the age of 50 years and have accrued at least 30 years of service credit. If they retired as of the current date, each would receive a full pension based on the amount reflected in the Pension Plan Table. In addition, assuming annual compensation at the level each received as of February 28, 1995, under the SERP Mr. Bittner would receive his full pension plus an estimated SERP benefit of $75,041; and Mr. Purcell would receive his full pension plus an estimated SERP benefit of $40,511. Although Mr. Carr has reached the age of 50 years, his 26 years of service credit entitles him to only a reduced pension rather than a full pension. Assuming annual compensation at his February 28, 1995 level, if Mr. Carr were to retire, he would receive a reduced pension plus an annual SERP benefit of $56,651.

________________________________________________________________________________
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The members of the Committee on Management at the end of the last completed fiscal year were Ms. Barron, Mr. McCorkindale and Mr. Gill (Chair). None of these persons were, during 1994 or previously, an officer or employee of the Company or any of its subsidiaries.

  The full Board of Directors accepted the recommendation of the Committee on Management concerning Mr. Bittner's compensation. Mr. Hasselwander is a former officer of the Company and, during 1994, he participated in those deliberations of the registrant's Board of Directors in which the Board accepted the Committee on Management's recommendations concerning executive officer compensation. Mr. Hasselwander is not a member of the Committee on Management. No executive officer of the Company has, during 1994 or previously, served as a Director or member of the Compensation Committee of any other entity that has an executive officer who serves or has served either as a member of the Committee on Management or as a member of the Board of Directors of Frontier Corporation.

EMPLOYMENT CONTRACTS

The Company has entered into agreements, for an indefinite term, with Mr. Bittner, Mr. Gregory, Mr. Massaro and Mr. Purcell. Each agreement provides that, in the event of a change in control (as defined in the agreement) which is followed within three (3) years by termination of employment under circumstances other than one of

                                       _______________________________________
                                       Proxy Statement  Frontier Corporation 11
the following: (i) death, (ii) retirement, (iii) disability, (iv) termination by the Company for Cause (as defined in the agreement), or (v) Voluntary Termination (as defined in the agreement), the employee will be entitled to (a) continuation for three years of certain health and life insurance benefits, and
(b) a cash severance payment equal to three (3) times the aggregate annual salary and bonus as determined under the agreement. Additionally, in the event any of these amounts are determined to trigger an Excise Tax (as defined in the agreement), the employee may also be entitled to a Gross-Up Payment (as defined in the agreement). The employee is also entitled to the above benefits if after a change in control the employee terminates his employment for Good Reason (as defined in the agreement) or during a "window period" (also as defined in the agreement). Mr. Bittner, Mr. Gregory, Mr. Massaro, and Mr. Purcell would each receive their individual severance payments in a lump sum.

________________________________________________________________________________
Interest of Certain Persons in Matters
to be Acted Upon

As disclosed at Proposal 3, Management Stock Incentive Plan, at pages 13 and 14, the executive officers of the Company would be entitled to participate in the Plan. Likewise, as disclosed at Proposal 4, Directors Stock Incentive Plan, at pages 14 and 15, the nominees for Director would be entitled to participate in that Plan. The benefits each group would receive under these Plans is set forth in the New Plan Benefits Table at page 16 of this Proxy Statement.

________________________________________________________________________________
Indemnification of Certain Persons

As authorized by New York State Law, the Company and its subsidiaries have purchased insurance from the Chubb Group and from the National Union Fire Insurance Company of Pittsburgh, PA, insuring such companies against amounts they may pay as a result of indemnifying their officers and Directors for certain liabilities such officers and Directors might incur. These insurance policies also insure all officers and Directors of the Company and its affiliates for additional liabilities against which such officers and Directors may not be indemnified by the Company and its affiliates. The insurance was renewed on May 7, 1994 for a period of one year. During 1994, the Company paid $483,615 for this insurance and the renewal policy costs will be negotiated in March, 1995.

________________________________________________________________________________
PROPOSAL 2-ELECTION OF INDEPENDENT AUDITORS

The Company's independent auditors are Price Waterhouse LLP. At the Annual Meeting, the shareowners will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending December 31, 1995. The Audit Committee of the Board of Directors has recommended that Price Waterhouse LLP be re-elected as independent auditors for that year. No member of the Audit Committee is an officer or employee of the Company. The Board of Directors unanimously recommends that shareowners vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.

  Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareowners.

MANAGEMENT RECOMMENDS A VOTE "FOR" THE ELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS, DESIGNATED AS PROPOSAL 2 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

________________________________________________________________________________
Proposals to Modify Employee and Director Compensation Plans

The Company is requesting shareowner approval of amendments and modifications to existing employee and Director compensation plans. In general the modifications are designed to increase the participants' ownership of Company common stock. These proposals are included on pages 13 through 15 of this Proxy Statement as Proposals 3 and 4. Specifically, in the case of Proposal 3, shareowner approval is requested to increase the group of employees eligible to receive stock compensation and to institute a restricted stock plan. In the case of Proposal 4, shareowner approval is requested to expand the group of persons eligible to receive Directors stock options to include non-employee Directors of subsidiaries of Frontier Corporation and to implement a stock grant plan. A brief summary of the intent of each proposal is presented after the title of the proposal. As required by the regulations of the Securities and Exchange Commission, also included is a summary of the material provisions of each Plan.

________________________________________
12 Proxy Statement  Frontier Corporation

   Copies of each of these Plans and any amendments to them will be available at the meeting. They also will be sent to any shareowner upon written or oral request. Shareowners should direct such requests to the Corporate Secretary at the Company's office at Frontier Center, 180 South Clinton Avenue, Rochester, New York 14646. Alternatively, shareowners may request this material by calling the Shareowner Line, 1-800-836-0342.

________________________________________________________________________________
PROPOSAL 3-MANAGEMENT STOCK INCENTIVE PLAN

SUMMARY OF PROPOSED ACTION

As discussed in the Report of the Committee on Management at page 7 of this Proxy Statement, the Committee has adopted the Management Stock Incentive Plan (the "Plan"), subject to shareowners' approval, to enhance, restate and rename the Restated Executive Stock Option Plan. The purpose of the proposed action is to expand the group of key employees eligible to participate and add restricted stock as a component of compensation. This action will require the affirmative vote of a majority of the outstanding shares eligible to vote on this proposal.

SUMMARY OF PLAN PROVISIONS

The Company's Executive Stock Option Plan was originally adopted by the Board of Directors on November 20, 1989 and approved by shareowners on April 25, 1990. A restatement was approved by shareowners on April 27, 1994. The Restated Executive Stock Option Plan currently covers approximately 65 employees who may be granted either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs") or a combination of the two. Options with respect to 695,871 shares of common stock were outstanding, as of February 28, 1995, to 54 employees.

  Plan Administration; Eligibility. A Committee of the Board of Directors (the "Committee") has discretion to select, from among the persons eligible for awards, the key employees to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the restated and renamed Plan. Persons eligible to participate in the Plan generally will be those employees, as selected from time to time by the Committee, who are responsible for or who contribute to the management, growth, or profitability of the Company. This expanded group currently numbers approximately 215 managers and executives across the Company.

  Stock Options. The Plan permits the granting of both ISOs and NQSOs. The exercise price under each option is not less than the fair market value of the common stock at the time the option is granted. Options by their terms are not transferable by the participant other than by will or the laws of descent and distribution, by gift to family members or by the terms of a domestic relations order. Options become exercisable with respect to 33 1/3% of the shares subject to the option on the first anniversary of the date of the grant and with respect to an additional 33 1/3% of such shares on the second and third anniversaries of such grant. Options expire automatically if not exercised within ten (10) years following the date of grant. The maximum value of common stock under which an ISO granted under this Plan or any other Company plan which first becomes exercisable in any calendar year cannot exceed $100,000.00.

  Restricted Stock. Following shareowners' approval of the restated and renamed Plan, the Committee may also award shares of common stock subject to such conditions and restrictions as it may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. For grants not related to performance, the vesting period will be a minimum of three years duration.

  For participants whose pay is subject to the $1 million cap under Section 162(m) of the Internal Revenue Code, the Committee may select one or more of the following performance targets:

 . Total shareowner return
 . Earnings per share growth
 . Cash flow return
 . Return on equity

 Shares Available. The aggregate number of shares of the Company's common stock available for award under this Plan during any calendar year will not exceed one percent of the number of issued shares, including treasury shares, of the Company's common stock. During the life of the Plan, a maximum of 5,000,000 shares may be issued in conjunction with ISOs. At any point during the life of the Plan, the aggregate number of shares which may be issued as restricted stock will not exceed three percent of the number of issued shares, including treasury shares, of the Company's common stock.

  The maximum individual annual grant levels for restricted stock and stock options will not exceed 100,000 and 500,000 shares respectively.

  If an award expires, terminates or is cancelled without being exercised, under certain circumstances, new awards may thereafter be granted incorporating such shares. No award will be granted more than 10 years after the Plan is approved by shareowners.

  Change in Control. In the event of a change in control of the Company, all of a participant's restricted stock awards shall become immediately vested to the same extent as if all restrictions had been satisfied and all options shall become immediately exercisable, unless directed otherwise by resolution of the Board adopted prior to and specifically relating to the occurrence of such change in control. Each participant also has the right, exercised by written notice to the Company

                                         _______________________________________
                                         Proxy Statement Frontier Corporation 13
within sixty (60) days after the change in control, to receive, in exchange for the surrender of an option or any portion thereof to the extent the option is then exercisable, an amount of cash equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the Common Stock covered by the option or portion thereof which is so surrendered and the option price of such Common Stock under the option.

TAX CONSEQUENCES

The Company has been advised by counsel that under present law the following are the Federal income tax consequences generally arising with respect to awards granted under the Plan.

  Stock Options. The grant of an option will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NQSO, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will be entitled to a deduction for the same amount. The treatment of an optionee's disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NQSO. Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of the disposition of shares acquired under an ISO before the applicable holding periods have been satisfied.

  Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code, within 30 days of the date of issuance of the Restricted Stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately). If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss with respect to the taxes paid on the forfeited shares. The Company will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

MANAGEMENT RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MANAGEMENT STOCK INCENTIVE PLAN, DESIGNATED AS PROPOSAL 3 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

________________________________________________________________________________
PROPOSAL 4-DIRECTORS STOCK
INCENTIVE PLAN

SUMMARY OF PROPOSED ACTION

Increased common share ownership in the Company by non-employee Directors of the Company's subsidiaries will more closely align their interests to those of our general shareowner population. Based on management's recommendation, the Company's Board of Directors has recommended a modification to the Directors Stock Option Plan to permit expansion of the group of eligible participants to include non-employee Directors of the Company's subsidiaries and to authorize the award of stock grants to Directors of the Company (but not Directors of its subsidiaries). Currently eight persons are non-employee Directors of Frontier Corporation and five persons are non-employee Directors of Frontier Corporation subsidiaries. To reflect the expanded scope of the Plan, it will be renamed as the Frontier Corporation Directors Stock Incentive Plan. This action requires the affirmative vote of a majority of the outstanding shares eligible to vote on this proposal.

SUMMARY OF PLAN PROVISIONS

The Directors Stock Option Plan was adopted by the Board of Directors on November 20, 1989, approved by shareowners on April 25, 1990, and amended by shareowners on April 27, 1994. The Plan currently authorizes 1,000,000 shares to be available for grants. This authorization is sufficient to support the proposed new actions. The Plan provides for the automatic annual grant to Directors of Frontier Corporation of non-qualified options to purchase 4,000 shares of the Company's common stock. Grants are made each year on the date of the Annual Meeting electing Directors to the Board. Board members who begin service on the Board on a date other than the date of the Annual Meeting are granted an option to purchase a pro rata portion of 4,000 shares. All eight current non-employee Frontier Corporation Directors currently participate in this Plan. The following is a summary of the material provisions of the amended, restated and renamed Frontier Corporation Directors Stock Incentive Plan (the "Plan").

  Each option granted under the Plan is evidenced by an option agreement between the individual Director and the Company. At the date each year that Directors are elected to the Board, each Director so elected (whether newly elected or continuing as a carryover Director) will receive an option to purchase a fixed number of shares of the Company's common stock. The exercise price under each option equals the fair market value of the common stock at the time the option is granted. Options are not transferable by the participant other than by will or the laws of descent and distribution. New options granted under the Plan may become exercisable with respect to one-third of the option shares on the first anniversary of the date of grant and with respect to an additional one-third of such shares on the second and third anniversaries of the grant.
________________________________________
14 Proxy Statement  Frontier Corporation

  Notwithstanding any of the provisions of the Plan, in the event of a change in control of the Company, all of a participant's options are immediately vested and exercisable, unless directed otherwise by resolution of the Board adopted prior to and specifically relating to the change in control. In the event of a change in control, each holder of an exercisable option shall also have the right at any time thereafter during the term of such option to exercise the option in full, notwithstanding any limitation or restriction in any option agreement or in the Plan. Each participant shall also have the right, exercised by written notice to the Company within sixty (60) days after the change in control, to receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable, an amount of cash. This amount of cash will be equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the common stock covered by the option or portion thereof which is so surrendered and the option price of such common stock under the option.

PLAN MODIFICATIONS

Eligibility. On January 1, 1995, five non-employee Directors began service on the Board of Frontier Corporation's subsidiary, Rochester Telephone Corp. The Frontier Corporation Board of Directors believes that it is advisable to encourage the Directors of Frontier Corporation subsidiaries to own Frontier Corporation common stock in order to more closely align their interests to the interests of the shareowners of Frontier Corporation. Shareowner approval is necessary to expand Plan participation to include the non-employee Directors of Rochester Telephone Corp. Approval of this plan modification would provide that the non-employee Directors of Rochester Telephone Corp. would receive, annually, a non-qualified option to purchase 3,000 shares of Frontier Corporation common stock. The terms of the option would be the same as discussed above for the current Plan participants.

  Stock Grants. The Board of Directors of Frontier Corporation believes it would further the purpose of aligning the interests of non-employee Directors of the Company and its shareowners if their non-employee Directors were granted shares of Frontier common stock along with stock options. Accordingly, the restated Plan provides that the first time a Director begins service on the Board, he or she will be awarded 1,000 shares of Frontier Corporation common stock. All other Directors will receive, on the date each year that Directors are elected to the Company's Board (whether newly elected or continuing as a carryover Director), a stock grant of 500 shares of the Company's common stock. A non-employee Director who is a first-time Director and who begins service on a date other than the date of the Annual Meeting will receive 1,000 shares plus a pro rata portion of the 500 shares he or she would have been entitled to receive for a full year's service. All shares obtained pursuant to stock grants will be fully and immediately vested. However, a Director may not sell, gift or otherwise transfer the 1,000 share initial grant while serving on the Company's Board unless the Board agrees to lift the transfer restriction. Directors of subsidiaries are not eligible to receive stock grants. No awards will be granted more than 10 years after the Plan is approved by shareowners.

TAX CONSEQUENCES

The Company has been advised by counsel that under present law the following are the Federal income tax consequences generally arising with respect to awards granted under the Plan. The grant of an option will create no tax consequences for the optionee or the Company. Upon exercising a non-qualified stock option ("NQSO"), the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will be entitled to a deduction for the same amount. The treatment of an optionee's disposition of the shares acquired through exercise of an NQSO depends on how long the shares have been held. Generally, there will be no tax consequences to the Company in connection with the disposition of the shares acquired through exercise on an NQSO.

  A recipient of a stock grant will be subject to tax at ordinary income rates on the fair market value of the stock at the time of the grant, provided that a Director who has elected to defer receipt of directors fees shall recognize income in accordance with the deferral election. The Company will be entitled to take a tax deduction equal to the amount includable in the Director's income.

MANAGEMENT RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DIRECTORS STOCK INCENTIVE PLAN, DESIGNATED AS PROPOSAL 4 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

  As required by regulations of the Securities and Exchange Commission, the following table shows the benefits under each of the Plans described in Proposals 3 and 4. The table indicates the Plan benefits which may be received by or allocated for the named executive officers, the executive officers as a group, Directors who are not executive officers, and Company employees who are not executive officers. The benefits are expressed in either dollar values or number of units. The Directors, nominees and executive officers will benefit from approval of the Plans in which they participate.


                                       ________________________________________
                                       Proxy Statement  Frontier Corporation 15


NEW PLAN BENEFITS
- --------------------------------------------------------------------------------

                                        Management           Directors
                                   Stock Incentive     Stock Incentive
                                         Plan/(1)/           Plan/(2)/
- --------------------------------------------------------------------------------
Name and Position                              (#)                 (#)
- --------------------------------------------------------------------------------

R. L. Bittner                             102,000                 N/A
Chairman, President and CEO

J. T. Carr                                 26,400                 N/A
President and CEO, Rochester
Telephone Corp. and President,
Frontier Telephone Group

D. M. Gregory                              26,400                 N/A
President, Frontier
Communications Group

L. L. Massaro                              26,400                 N/A
Corporate Vice President-
Finance

J. K. Purcell                              11,000                 N/A
Corporate Vice President

Executive Group                           240,200                 N/A

Non-Executive                                 N/A              52,000
Director Group

Non-Executive Officer                     180,600                 N/A
Employee Group

- --------------------------------------------------------------------------------

(1) All amounts are for stock options granted in 1995 to the persons currently eligible for options under the Executive Stock Option Plan. The number of stock options which would be granted to the expanded group of eligible employees and/or the restricted stock shares, if any, which may be awarded, is undeterminable at this time as any such grants are at the discretion of the Committee on Management.

(2) All amounts are 1995 projections. This Plan is available only to Directors who are not employees of the Company or any of its affiliates.


________________________________________________________________________________
OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

________________________________________________________________________________
FUTURE PROPOSALS OF SHAREOWNERS

In order to be eligible for inclusion in the proxy materials for the Company's 1996 Annual Meeting of Shareowners, any shareowner proposal to take action at such meeting must be received at the Company's principal executive offices by November 22, 1995. Any such proposal should be addressed to 180 South Clinton Avenue, Rochester, New York 14646, Attention: Josephine S. Trubek, Corporate Secretary. In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareowner proposals not included in the Company's proxy statement, to be brought before an annual meeting of shareowners.

  In general, in order to bring a matter before the meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareowner proposing such matters. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. If a shareowner who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present that proposal at the meeting, the Company need not present the proposal for a vote at the meeting.

March 13, 1995





_______________________________________
16 Proxy Statement Frontier Corporation

Financial Review

Management's Discussion of Results of Operations
 and Analysis of Financial Condition                18
Report of Independent Accountants                   28
Report of Management                                28
Report of Audit Committee Chair                     28
Business Segment Information                        29
Consolidated Statement of Income                    30
Consolidated Balance Sheet                          31
Consolidated Statement of Cash Flows                32
Consolidated Statement of Shareowners' Equity       33
Notes to Consolidated Financial Statements          34
Condensed Six-Year Financial Statements             47
Financial and Operating Statistics                  48


The Corporation's 1994 Annual Report on Form
10-K, as filed with the Securities and Exchange
Commission, including financial statements and schedules, is available without charge. Please address a written request to ``Corporate Secretary,''
Frontier Corporation, Frontier Center, 180 South
Clinton Avenue, Rochester, New York 14646-0700.

                                        ________________________________________
                                        Financial Review Frontier Corporation 17

MANAGEMENT'S DISCUSSION OF RESULTS OF
OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION

________________________________________________________________________________
DESCRIPTION OF BUSINESS

Frontier Corporation (formerly Rochester Telephone Corporation) is a diversified telecommunications company, serving more than 1.5 million customers in 32 states throughout the United States. Frontier Corporation's principal lines of business are reported in two segments: Telecommunication Services and Telephone Operations. Telecommunication Services includes Frontier's long distance operations, cellular and paging operations, and telecommunications equipment sales. Telephone Operations is comprised of 36 local telephone companies providing service to over 900,000 access lines in the Northeast, Midwest and South.

________________________________________________________________________________
1994 OVERVIEW

Frontier Corporation (the Company) completed a landmark year in 1994, both financially and organizationally. Revenues increased 8.7 percent to just under $1 billion, and operating income surpassed $200 million for the first time in the Company's history. Earnings per share increased 23.9 percent in 1994 to $1.50 per share, before the impact of a change in accounting for certain employee benefits. Significantly, late in 1994, the Company secured state regulatory and shareowner approval of an unprecedented plan to open the Rochester, New York local service market to competition in return for local service "price cap" regulation in the Rochester market and approval for the formation of a holding company. The new regulatory plan for Rochester, New York removes the limit on earnings that was present under "rate of return" regulation for the duration of the plan. Finally, in recognition of the changing nature and expanding geographic presence of the Company, our shareowners approved changing the name of our company to Frontier Corporation.

FINANCIAL HIGHLIGHTS

The Company continued its recent pattern of substantial growth, driven mainly by its competitive long distance business which had revenues of $334 million in 1994, an increase of $71.5 million, or 27.2 percent, over 1993. Overall, Frontier Corporation's revenue mix continues to shift away from dependence upon regulated revenue sources and more toward non-regulated revenue streams, with the Telecommunication Services segment accounting for 38 percent of total revenue in 1994. This compares to 29 percent in 1992. As a result of the diversification efforts of the Company over the past several years, the Rochester, New York operating telephone company accounted for only 31 percent of total revenues in 1994, down from 46 percent in 1990.

  Operating income for 1994 was $223.3 million, which represents an increase of
14.5 percent over 1993. Consolidated net income reached an all time high in 1994 at a level of $102.7 million, a 24.2 percent increase over 1993. The percentage growth in net income was significantly higher than the corresponding percentage growth in operating income due to the combined impact of lower borrowing costs, higher investment income and the sale of our only regional telephone company in North Dakota, which resulted in an $11.3 million pre-tax gain. Including a one-time charge relating to a change in the method of accounting for certain post-employment benefits, earnings per share were $1.40 for the year. Excluding both the one-time charge for the accounting change and the gain from the sale of the telephone company in North Dakota, earnings per share were also $1.40, an increase of 15.7 percent over 1993.

  The number of common shares outstanding in 1994 was impacted by two events. In February 1994, the Company sold 5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering, 2.5 million new primary shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. In April 1994, the Company implemented a 2-for-1 split of the Company's common stock, effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. All historical share and per share data have been retro-actively adjusted to reflect the split, unless specifically indicated otherwise.

CORPORATE NAME CHANGE AND RESTRUCTURING
In December 1994, upon receiving shareowner approval, the Company reorganized as a holding company and changed its name from Rochester Telephone Corporation to Frontier Corporation. The new name reflects not only the pioneering heritage of our past but also our willingness to embrace the challenges of the future. The name also symbolizes the change from a company focused primarily in Rochester, New York to a company that is expanding geographically and currently operates in 32 states.




________________________________________
18 Financial Review Frontier Corporation

  Also in December 1994, shareowners approved an unprecedented and landmark restructuring plan, referred to as the Open Market Plan Agreement, between the Company, the staff of the New York State Public Service Commission (PSC), and certain other interested parties. This seven year Agreement, with an effective date of January 1, 1995, was approved by the PSC on October 13, 1994 and allowed the Company to permanently reorganize into a holding company structure. The restructuring into a holding company allows the Company to pursue acquisitions and diversification initiatives without many of the financial and regulatory constraints present under its prior corporate status. Under the Agreement, the Rochester, New York local exchange market has been opened to competition. The Rochester, New York operating company, which formerly was subject to rate of return regulation, will operate under "price" regulation for the life of the agreement. This removes the limit on the Rochester operating company's earnings that was present under rate of return regulation.

  Frontier Corporation (formerly Rochester Telephone Corporation) now owns directly or indirectly all of the stock of:

. Rochester Telephone Corp., a new regulated telephone and network transport company which holds virtually all of the local service assets used in Rochester, New York market. Rochester Tele-phone offers retail local telephone service and also markets wholesale network services and other services to other retail providers of telecommunication services in the Rochester market,

. Frontier Communications of Rochester, Inc., a new retail provider of telecommunication services to resi- dential and business customers located in the Rochester, New York market,

. Frontier Information Technologies Inc. (formerly Distributed Solutions, Inc., or DSI), an existing subsidiary of the Company, providing computer, billing and other information processing services primarily to the Company's affiliates,

. Frontier Communications International Inc. (formerly RCI Long Distance, Inc.), an existing subsidiary of the Company providing long distance telecommunication services to business and residential customers, and

. the Company's other existing subsidiaries, including our wireless operations and 35 companies which provide local telephone service outside the Rochester, New York market, as well as companies that provide telecommunication equipment and services in the Rochester market and other markets.

  Renamed as Frontier Corporation after shareowner approval on December 19, 1994, the Company is entitled to issue securities and effect acquisitions or expand existing lines of business without obtaining the approval of the PSC, subject only to the same exceptions as any other holding company operating in New York State. As a result, the Company should be able to respond more quickly to customer needs and new opportunities.

  The establishment of Frontier Communications of Rochester, Inc. allows us to provide integrated communications services to customers. Frontier Communications of Rochester will buy network access from Rochester Telephone Corp. or other carriers, and package these services with its own and others' product lines such as long distance, wireless, data services and voice mail. Initially, Frontier Communications of Rochester's customer base includes Centrex and digital private line customers previously serviced by the former Rochester local operating company. Beginning on January 1, 1995, Frontier Communications of Rochester and other competi-tors were authorized to compete for local service customers from Rochester Telephone Corp.'s current customer base. Frontier Communications of Rochester intends to create value by becoming the single point of contact for sales and service for its customers. Its competitive strength will be the ability to create market-demanded packages of telecommunications products and services, and to provide a single bill for all of these services. While its services will initially be limited to customers in the Rochester, New York market, Frontier Communications anticipates that it may offer its services elsewhere.

CERTAIN CONSIDERATIONS RELATED TO THE OPEN MARKET PLAN

Management believes there are significant market and business opportunities associated with the Company's Open Market Plan. However, there are also uncertainties associated with the Plan and the corporate restructuring. In our opinion, these are the most significant:

(a) Increased Competition in the Rochester, New York Market. The Open Market Plan is expected to hasten local telephone competition in the Rochester, New York market by providing for (1) the full interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers and (4) telephone number portability. Some competitors have already announced an intention to provide basic local exchange services in the Rochester market. The inherent risk associated with opening the Rochester market to competition is that some customers will purchase services from competitors, which would reduce the number of customers of the Company and potentially cause a decrease in the Company's revenues and profit-ability. The Company believes, however, that usage of its network following implementation of the Open Market Plan will increase, and that new revenue will offset, to some extent, the loss of revenues from end-user customers. Increased competition may also lead to additional price





                                       _________________________________________
                                       Financial Review  Frontier Corporation 19
decreases for services of the Company, adversely impacting the Company's margins. However, price cap regulation will not require Rochester Telephone Corp. to rebate any additional earnings achieved through operating efficiencies that previously would have been shared with customers. Moreover, services in the Rochester, New York market are already subject to competition. This trend will probably continue with or without the Open Market Plan. The Open Market Plan allows the Company to anticipate the erosion of its market share in local exchange services on terms that the Company believes will be in the best interests of its customers, employees and shareowners.

(b) Risk of Rate Stabilization Plan. The Rate Stabilization Plan incorporated in the Open Market Plan Agreement provides for a total of $21 million in rate reductions for Rochester Telephone Corp. over the life of the Agreement. During this time, the rates charged by Rochester Telephone Corp. for basic residential and business telephone service may not be increased for any reason. But, since Rochester Telephone Corp. will operate under a price cap environment with no rate of return regulation, the Company will be able to retain the full value of any cost savings it introduces over the life of the plan. Even though the rates provided in the Rate Stabilization Plan were designed to permit the Company to recover its costs and to earn a reasonable rate of return, there is no assurance that this will occur. The effect on the Company's results of operations cannot be predicted because of uncertainty about Rochester Telephone Corp.'s network usage and its costs.

(c) Restraints on the Company's Control of Rochester Telephone Corp. The Open Market Plan Agreement limits the number of inside directors on the Board of Directors of Rochester Telephone Corp. and the ways in which its officers and senior management employees are compensated. The Open Market Plan also prohibits payment of dividends by Rochester Telephone Corp. to Frontier Corporation if (i) Rochester Telephone Corp.'s senior debt has been downgraded to "BBB" by Standard & Poor's ("S&P"), or the equivalent rating by other rating agencies or is placed on credit watch for such a downgrade, or (ii) a service quality penalty is imposed under the Open Market Plan Agreement. Dividends paid to the parent, Frontier Corporation, also are prohibited unless Rochester Telephone Corp.'s directors certify that such dividends will neither impair Rochester Telephone Corp.'s service quality nor its ability to finance its short and long term capital needs on reasonable terms while maintaining an S&P debt rating target of "A". Other financial covenants exist to ensure that Rochester Telephone Corp. will have the financial strength to provide quality service. The Company believes that these conditions will not affect the opportunities for either Frontier Corporation or Rochester Telephone Corp.

(d) Holding Company Structure. The Company no longer directly owns any material assets other than its interest in the capital stock of its subsidiaries. As noted above, dividends from Rochester Telephone Corp. to Frontier Corporation are subject to the financial covenants of the Open Market Plan.

(e) Potential Diversification Risk. The Company is now able to make acquisitions and investments, enter into new lines of business and geographic areas, issue equity securities and incur long-term indebtedness without PSC approval, subject to certain exceptions. The Company may pursue opportunities with both greater potential profits and greater business risk than it could pursue as a telephone company subject to the authority of the PSC. There can be no assurance that any expansion of the Company's business will be successful. However, it is the current intention of the Company to engage only in telecommunications-related businesses.

(f) Other Considerations. (i) Although the royalty order discussed below, under Regulatory Matters, remains in litigation, the Open Market Plan Agreement precludes the PSC from seeking royalties for the next seven years. After that, subject to the outcome of the pending liti-gation, the PSC may be able to assert its authority to do so. (ii) Because Rochester Telephone Corp. and Frontier Communications of Rochester will, at least initially, be competing for the same customers, there may be some duplication of sales and service expenses in the consolidated company. Over time, this duplication is expected to reach minimal levels.

INDUSTRY OUTLOOK AND STRATEGIES

As evidenced by the revolutionary change occurring in the Company's Rochester, New York market, the Company believes competition will increasingly be recognized and promoted in public policy, and that consumers will increasingly have opportunities to make real choices for their telecommunications needs. We believe that regulation has created artificial distinctions among local, long distance, wireless and cable services, and that convergence among these industry segments is unavoidable. We expect the overall marketplace to expand as customers increasingly rely on communications products and services to improve productivity and profitability in their businesses, as well as to add convenience and time to their personal lives. Our objective is to serve our customers as their single source for integrated telecommunications solutions.

  Frontier Corporation's Vision is to become the premier company in the telecommunications industry by providing products, services and applications that delight our customers, by being a team of qualified employees committed and accountable to this Vision, and by delivering exceptional returns to shareowners. Our goal is to expand our role as a "value creator"--that is, to enhance the benefits that all of our stakeholders obtain from their ongoing relationships with us. We realize that changes in the industry are occurring rapidly and



_________________________________________
20 Financial Review Frontier Corporation that this will continue for the foreseeable future. We believe that Frontier Corporation's strong operating performance and our marketing and regulatory initiatives have firmly positioned the Company as a leader in our industry.

  One important challenge for the Company over the remainder of the decade is to increase significantly the size of our business. We want to grow. Such growth will give us the opportunity to provide more services to more customers, while taking advantage of size and scale economies. In 1994, the Company served customers in 32 states. In 1995, we expect to become a truly national company by serving customers in virtually every state in the union. Since 1990, the Company's revenue has grown on average by 13.2 percent per year. Frontier Corporation will continue to focus on expanding its existing customer and revenue base.

  We are proactively seeking acquisition opportunities and strategic alliances that can enhance our overall net-work and service offerings. Acquisitions are a function of both price and opportunity. Frontier is interested in acquisition opportunities that will significantly add to shareowner value. The areas that we believe have the strongest growth potential are long distance and wireless communications. We acknowledge the increasing importance of video technology and video services in the marketplace and are evaluating opportunities to participate more actively in the video arena in the future. We also maintain our interest in additional local exchange properties, particularly where we believe there are synergistic opportunities with our existing operations, or where the opportunity exists to add new concentrations of customers who are candidates for Frontier integrated services solutions. We have evaluated the potential benefits of Personal Communication Services (PCS), a short-range wireless service similar to cellular. We want to find value-conscious ways to use additional wireless spectrum to serve customers. Our current focus is on growing the Company in the continental U.S., but we are reviewing many international opportunities as well, as we expect our long-term growth will move us beyond domestic boundaries.

  Consistent with this growth strategy, the Company announced several acquisitions during 1994. In October, we announced our intent to acquire California-based WCT Communications, Inc., a long distance company which has annualized revenues in excess of $100 million. And in November, the Company announced an agreement to acquire American Sharecom, Inc., a long distance company headquartered in Minneapolis, Minnesota with annual revenues totaling approximately $125 million. The combination of WCT and American Sharecom with Frontier Communications International will bring Frontier's annual long distance revenues to over $550 million, establish our coast-to-coast network and make Frontier the seventh largest long distance company in the country. In July, the Company agreed to purchase the Minnesota Cellular Telephone Company, a non-wireline cellular telephone service provider whose territory is located in an area south of Minneapolis. All of these pending acquisitions are expected to be completed in early 1995.

  In June 1994, we finalized the formation of the Upstate Cellular Network
(UCN), a wireless joint venture with NYNEX Corporation that is managed by Frontier. The formation of this joint venture allowed Frontier to significantly expand its presence in the wireless sector. Through the Upstate Cellular Network and our majority ownership interests in several Rural Service Areas (RSA) in Alabama and New York, the Company now manages cellular properties which have a total coverage that reaches 4.2 million people.

  Our pending acquisitions will further accelerate the transformation of the Company from one with a predominant base in local telephony to one that is more heavily focused on the long distance segment and on achieving communication services integration. In 1995, we expect that a significant majority of our total revenues will come from sources that no longer fall under traditional rate of return regulation.

_______________________________________________________________________________
RESULTS OF OPERATIONS

CONSOLIDATED

Consolidated revenues and sales were $985.5 million in 1994, a $79.0 million, or
8.7 percent, increase over 1993. This performance followed a 12.7 percent increase in 1993 over 1992. The primary factor in these increases has been the rapid growth in the Company's long distance business, which has been driven by both increased market penetration and acquisitions. Consolidated costs and expenses were $762.2 million, $711.5 million, and $628.9 million in 1994, 1993 and 1992, respectively, reflecting 7.1 percent and 13.1 percent increases in 1994 and 1993. The Company continued to focus its efforts on cost containment, process redesign and operating synergies during 1994, as reflected in the improvement in consolidated operating margins from 21.8 percent in 1992 to 21.9 percent in 1993 and to 22.7 percent in 1994, excluding the impact of a $3.3 million software write-off in 1993.

  Several one-time events have occurred during the past three years that have impacted the comparability of the Company's results from operations. These items are summarized below.

1. ACQUISITIONS/DIVESTITURES

In July 1994, the Company and NYNEX Corporation combined certain cellular interests and formed a 50/50 joint venture to operate a cellular network in upstate New York. Financial results of the joint venture have been reported by the Company on the equity method of accounting, reflecting Frontier's proportionate share of the joint venture's earnings in the "Other income and expense" section on the Consolidated Statement



                                       ________________________________________
                                       Financial Review Frontier Corporation 21

                         Financial Review  Frontier Corporation             21


of Income. Previously, the revenues and expenses of the Company's wireless operations in New York had been consolidated. (See Note 3 to the Consolidated Financial Statements.)

  In May 1994, we sold our only telephone operating company in North Dakota, Minot Telephone, for cash. Minot served approximately 27,000 access lines. The transaction resulted in a pre-tax gain of $11.3 million.

  In December 1993, the Company increased its cellular ownership from 50.6 percent to 69.6 percent in the South Alabama cellular partnership. This transaction gave the Company the right to manage the two cellular properties, Alabama RSA #4 and #6, which serve a territory with a population of approximately 252,000. As a result of this increased ownership, we began reporting the South Alabama cellular interests on a consolidated basis of accounting in 1994, whereas previously this partnership had been accounted for on the equity method.

 In September 1993, Frontier Communications of the Mid Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.) was acquired using 143,587 shares of treasury stock (before the 1994 stock split). In June 1993, we acquired Budget Call Long Distance, Inc. for $7.5 million in cash. Both transactions were accounted for as purchase acquisitions.

  Also in September 1993, the Company sold its interest in the S&A Telephone Company in Kansas (approximately 800 access lines) and its related minority cellular interest. In addition, the Company sold a substantial portion of its investment in a Canadian long distance company in November 1993. These sales resulted in pre-tax gains totaling $4.4 million.

  In April 1993, we acquired a 70 percent ownership interest in the Utica-Rome Cellular Partnership by issuing 702,737 shares of the Company's common stock (before the 1994 stock split). We recorded this transaction using the purchase method of accounting.

  In August 1992, we acquired Frontier Communications of Georgia (formerly Statesboro Telephone Company), a company with more than 15,000 access lines. A total of 1.5 million shares of common stock were issued in the transaction (before the 1994 stock split), which was accounted for as a pooling of interests.

2. ACCOUNTING FOR POSTEMPLOYMENT BENEFITS

The Company changed its method of accounting for certain employee benefits in 1994. This change was necessitated by the Financial Accounting Standards Board, the authoritative body for accounting rules. This new rule, referred to as Financial Accounting Standards Board Statement No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits," addresses the manner in which companies must record expenses for postemployment benefits, including payments for disability, pre-pension leave (salary continuation) and severance pay. FAS 112 requires that projected future costs of providing postemployment benefits be recognized as an expense as employees render service rather than when the benefits are paid. This accounting change is very similar to the change made in 1993 for postretirement benefits, which was addressed by FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Adoption of FAS 112 required the Company to calculate, and record in 1994, the cumulative effect of the change in accounting methodology for all years prior to 1994. The cumulative effect of the change in accounting methodology for FAS 112 amounted to an after-tax charge of $7.2 million, net of taxes of $3.9 million. As required by the pronouncement, the Company reported this one-time charge as a special line item on the Consolidated Statement of Income in 1994. This accounting change does not have a material impact on the Company's cash flows or its earnings from continuing operations.

3. TAX RATE CHANGE

The 1993 income tax provision includes the retroactive impact of the federal income tax rate increase from 34 percent to 35 percent. The overall impact of the tax rate change was approximately $2 million and includes approximately $400,000 attributable to years prior to 1993. (See Note 9 to the Consolidated Financial Statements.)

4. SOFTWARE WRITE-OFF

In 1993, the Company recorded a $3.3 million pre-tax charge to write-off certain deferred costs associated with a project to redesign customer account records, order flow and customer billing systems. (See Note 5 to the Consolidated Financial Statements.)

5. FIRST MORTGAGE BOND REFINANCING
In 1992, the Company recorded an extraordinary, after-tax charge of $1.1 million relating to costs incurred for the early extinguishment of its Series H, 9 1/2% first mortgage bonds. The bonds were retired using internally generated cash and the private placement of $35 million of debt at a telephone subsidiary. (See
Note 5 to the Consolidated Financial Statements.)

________________________________________________________________________________
TELECOMMUNICATION SERVICES

The Telecommunication Services segment is comprised of the Company's long distance business, wireless operations (where the Company has sufficient ownership to report on a consolidated basis), and equipment sales. This segment is the fastest growing part of the Company, as evidenced by its increasing contribution to our overall financial results. In 1994, revenues from Telecommunication Services comprised 38 percent of total revenue, up from 29 percent only two years ago. Similarly, operating income from this business segment accounted for 18 percent of the Company's total, as compared with 13 percent in 1992.



_________________________________________
22 Financial Review  Frontier Corporation

  Telecommunication Services revenues include long distance usage and fixed monthly fee revenues, wireless access and usage charges, and sales of telecommunication systems and services. Principal expenses associated with these revenues consist of costs for leasing of transmission facilities and the payment of local access charges for our long distance business, charges for interconnection of cellular and paging operations with telephone companies, costs of cellular telephones and paging units sold, cost of telecommunications equipment sold, and labor.

  Revenues and expenses derived from our majority-owned cellular operations are reflected in the consolidated financial statements. Our minority interests, including the 50/50 joint venture with NYNEX in upstate New York that was formed in July 1994, are accounted for using the equity method. This method of accounting results in the Company's proportionate share of earnings (losses) being reflected in a single line item below operating income on the Company's Consolidated Statement of Income, entitled "Equity earnings (loss) from unconsolidated wireless interests." Prior to the formation of the wireless joint venture with NYNEX in July 1994, the revenues and expenses of our wireless operations in upstate New York had been consolidated. (See Note 3 to the Consolidated Financial Statements for additional information concerning our wireless operations.)

  Telecommunication Services sales were $375.8 million in 1994, up $63.2 million, or 20.2 percent, over 1993. This compares to an increase of $75.8 million, or 32.0 percent, the previous year. This growth in both years was driven by our long distance operation, Frontier Communications International, (formerly RCI Long Distance). Revenues in our Network Systems and Services line of business, which includes long distance, rose 24.2 percent in 1994 due to sales of services to additional customers, greater usage, growth in consumer services, price changes and the impact of the acquisitions of Budget Call Long Distance in July 1993 and Frontier Communications of the Mid Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.) in September 1993. Another factor for the growth in the long distance operation is our Visions Long Distance subsidiary, which resells services from Frontier Communications International to customers of a number of our local telephone subsidiaries under the brand name used by the local telephone company.

  Revenues from our Wireless Communications line of business decreased $5.0 million, or 16.8 percent, in 1994 because of the change in the method of accounting for the upstate New York cellular operation in July 1994. Through the first six months of 1994, the period prior to the adoption of equity accounting for the Upstate Cellular partnership, the Company's wireless revenues had increased 68.5 percent to $20.9 million from $12.4 million in 1993. In 1993, wireless revenues rose $8.5 million, or 40.1 percent, over 1992. Despite the change in the manner of reporting wireless operations, we are very committed to this business as indicated by the growth of our proportionate share of wireless revenues for properties we manage, which rose 30.2 percent in 1994, reaching $35.6 million. Although prices were relatively stable for cellular service in 1994, new customers generated a lower average volume of calls resulting in a 7.2 percent decrease in average revenue per customer. This is consistent with industry trends. The 40.1 percent increase in Wireless Communications revenues in 1993 over 1992 was a result of the combination of the acquisition of the Utica-Rome partnership in April 1993, price increases and a growing customer base.

  Costs and expenses for Telecommunication Services in 1994 totaled $335.8 million, reflecting an increase of 19.1 percent over 1993. The increase for 1993 versus 1992 was 31.9 percent. The increases in both years are primarily due to the increased volume of long distance traffic carried by the Company and the associated costs to originate and terminate the traffic on local telephone company facilities, in addition to the impact of acquisitions completed during 1993. Marketing and selling expenses have also risen in line with sales. As a percentage of sales, long distance costs of access continue to decrease as we improve the efficiency of our network and as the charges from local telephone companies and other access providers continue to decline. The increase in 1994 expenses was partially offset by the change in the method of reporting cellular results for the upstate New York joint venture.

  Operating margins for Telecommunication Services improved to 10.6 percent in 1994, following a margin of 9.8 percent in both 1992 and 1993. The gain in 1994 results is driven by better long distance margins which rose to 10.4 percent in 1994. Wireless operating margins were adversely affected by the accounting change for cellular properties in New York.

________________________________________________________________________________
TELEPHONE OPERATIONS

Telephone Operations produced the majority of the Company's overall revenues and income in 1994. This segment, which is comprised of our local exchange telephone companies, continues to be very important to the Company. In addition to providing strong cash and overall financial returns, the local companies serve a large customer base that represents service integration sales opportunities. For several years the Company complemented the internal growth of telephone revenues with acquisitions in order to diversify its regulatory risks and increase the size of its customer base. The Company has further refined this strategy by disposing of certain telephone operating subsidiaries that no longer fit the Company's overall expansion plans. Both the sale of Minot Telephone in North Dakota in May 1994 and the pending divestiture of Ontonagon




                                       _________________________________________
                                       Financial Review  Frontier Corporation 23

Telephone in Michigan are results of the limited opportunity to expand the Company's presence in the respective geographic areas. The Company remains committed to the local telephone business and will consider additional acquisitions of local telephone properties if they are consistent with the Company's overall growth strategy. In 1994, Telephone Operations generated 62 percent of total revenues and 82 percent of operating income for the total company. Comparatively, in 1992, Telephone Operations generated 71 percent of total revenues and 87 percent of operating income.

  Revenues for this segment are derived from local telephone service and access fees from long distance companies, directory advertising, billing services and other services such as sales of telephone equipment and voice mail. As a result of recent regulatory reforms, traditional rate of return regulation is no longer applicable to much of our telephone revenues. Increasingly, a more flexible form of regulation called price, or price cap, regulation is replacing rate of return regulation, focusing on price levels as opposed to earnings levels. Telephone Operations expenses are mainly related to the development and maintenance of the local exchange networks. Additional expenses include the costs associated with customer service and billing.

  Telephone Operations revenues increased $15.8 million to $609.7 million in 1994, representing an increase of 2.7 percent over 1993. For 1993 versus 1992, revenues increased 4.7 percent to $593.9 million. Revenue growth resulted from increases in access lines, higher feature revenue, and rate increases at our regional telephone companies, offset partially by the sale of Minot Telephone in North Dakota which was completed in May 1994. Access line growth was 3.0 percent in 1994 and 2.3 percent in 1993, after adjusting for acquisitions and divestitures. The average revenue per employee for Telephone Operations in 1994 was $193,181, an increase of 12 percent over the prior year. Growth in toll revenues, primarily in network access service which represents fees charged to long distance companies for the use of our network, also contributed to the segment's revenue increase. Minutes of use related to long distance traffic increased 9.5 percent in 1994 and 7.7 percent in 1993. In general, prices being charged to long distance companies for access service usage have declined slightly over the past two years in order to address the need of our local telephone operating companies to remain competitive in their respective markets. We expect that this price decline will continue as competition increases. Telephone Operations revenues were reduced by $8.2 million in 1994 when compared with 1993 as a result of the divestitures made during the past two years.

  During 1994 and 1993, we continued to gain increased market penetration of enhanced services such as custom calling features and advanced number identification products like Caller ID. Revenue growth was also positively impacted in both years by rate increases at our regional telephone companies (see Regulatory Proceedings caption). Regulatory revenue reductions at our Rochester, New York operating company partially offset these increases.

  Costs and expenses for Telephone Operations decreased .7 percent in 1994 and increased 3.5 percent in 1993. The divestitures in 1993 and 1994 accounted for a reduction in expenses of $5.9 million in 1994. After adjusting for the impacts from divestitures and the $3.3 million software write-off in 1993, costs and expenses were flat in 1994 after increasing 2.7 percent between 1993 and 1992. In 1994, the Company continued to achieve benefits from redesigning work processes and combining administrative operations throughout the Telephone Operations segment. In addition, an early retirement program in March 1994 and lower employee benefits costs helped to contain expenses. Aside from the one-time software write-off, the primary reasons for expense increases in 1993 were higher wages and benefits, increased severance and other expenses associated with streamlining operations to arrive at a reduced cost structure, and an increase in right-to-use fees associated with network software upgrades.

  Operating margins for Telephone Operations were 30.1 percent in 1994, 28.2 percent in 1993 (after adjusting for the software write-off) and 26.8 percent in 1992. The composite depreciation rate for this segment was 6.4 percent in 1994, compared with 6.2 percent in 1993 and 6.4 percent in 1992. Through its interaction with regulatory authorities, the Company continues to pursue better alignment of depreciation rates with the economic lives of depreciable property.

  A common measure of the efficiency for telephone companies is the number of employees per 10,000 access lines. We continue to make efficiency improvements as evidenced by the decrease in this metric from 43 in 1992 and 38 in 1993, to 34 in 1994, near the best in our industry.

________________________________________________________________________________
OTHER INCOME STATEMENT ITEMS

INTEREST EXPENSE
Interest expense decreased 6.4 percent in 1994 and 7.0 percent in 1993 due to lower levels of debt outstanding throughout the year. In February 1994, we retired $9.4 million of debt at our regional telephone subsidiaries. In December 1994, as a part of our Open Market Plan implementation, we issued $120 million of debt and repurchased $30 million of outstanding debentures. These December transactions did not have a significant impact on 1994's interest expense. During 1993, we recalled a total of $115.4 million of debt.

GAIN ON SALE OF ASSETS
The gain on sales of assets in 1994 amounted to $10.1 million, a $5.6 million increase when compared to 1993. The 1994 amount resulted mainly from the sale


_________________________________________
24 Financial Review Frontier Corporation of our only telephone property in North Dakota in May 1994. In 1993, we recognized gains on sales of our only telephone property in Kansas, S&A Telephone Company, and a portion of our minority investment in a Canadian long distance company.

EQUITY EARNINGS (lOSS) FROM UNCONSOLIDATED
WIRELESS INTERESTS

Equity earnings from the Company's interests in wireless partnerships in 1994 were $3.2 million, an increase of $1.9 million over 1993. This increase was the result of the change in accounting related to the formation of our 50/50 joint venture in July 1994 with NYNEX Corporation in order to operate a unified cellular network in upstate New York. Financial results for the joint venture have been reported on the equity method of accounting, reflecting our proportionate share of the joint venture's earnings. Previously, the Company's revenues and expenses associated with its Rochester and Utica-Rome cellular partnerships in New York State had been fully consolidated.

OTHER INCOME (EXPENSE), NET
In 1994, other income (expense), on a net basis, improved $2.3 million, or 10.1 percent, over 1993. This improvement is primarily related to higher interest income associated with increased cash balances, offset in part by higher business development and strategic planning activities and costs, and administrative expenses associated with the Company's restructuring.

  In 1993, net other expenses were $22.5 million, an increase of $8.8 million over 1992's net other expenses. This was due to administrative expenses associated with the Company's reorganization petition with the New York State Public Service Commission, debt refinancing expenses, and acquisition costs.

INCOME TAXES
The effective federal tax rate in 1994 was 34.4 percent, compared to 35.4 percent in 1993 and 34.2 percent in 1992. (See Note 9 to the Consolidated Financial Statements.)

________________________________________________________________________________
FINANCIAL CONDITION

Management's overall objective is to maximize shareowner value. While increasing net income is an important component of the process, management believes that the primary source of value over the long term is cash generation over and above investment requirements. Key management decisions are made based on the value added to our shareowners' investment. Corporate performance, strategies, capital projects and acquisitions are evaluated and measured using cash flow analysis and investments are expected to provide a return that exceeds the risk-adjusted cost of capital of the Company, or specific business unit, as appropriate.

 There are a number of key financial metrics that can be used to monitor management's performance. While several of these metrics provide information on the Company's financial condition at a specific time, others, such as shareowner return, are somewhat dependent on the overall financial markets and are often more useful when viewed over an extended period of time.


KEY FINANCIAL DATA
- ----------------------------------------------------------------------
($'s in millions, except per share data)       1994      1993     1992
- ----------------------------------------------------------------------

Total debt                                   $  583    $  497   $  591
Total capital                                $1,406    $1,172   $1,213
Debt ratio                                    41.5%     42.4%    48.8%
Operating margin                              22.7%     21.5%    21.8%
Pre-tax interest coverage                      4.7x      3.9x     3.2x
Capital expenditures                         $   89    $  106   $  124
Dividends declared per share                 $ .815    $ .795   $ .775
Dividends paid per share                     $ .810    $ .790   $ .770
Dividend yield                                 3.9%      3.6%     4.4%
Dividend payout ratio                         57.9%     65.3%    75.1%
Total shareowner return                      (2.8%)     31.1%    15.7%
Year-end stock price                         $21.13    $22.57   $17.82
- ----------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Cash flows from operations amounted to $212.5 million in 1994, a decrease of $16.2 million from 1993. In 1993, cash from operations was $228.6 million, an increase of $12.4 million over 1992. In 1994, higher net income and depreciation and amortization was offset in part by increased working capital requirements for our rapidly growing businesses. Cash from operations was negatively impacted by taxes associated with the gain on the sale of the Minot property in North Dakota in May 1994. The cash proceeds from this sale appears in the "Cash Flows from Investing Activities" section of the Consolidated Statement of Cash Flows. In 1993, the increase was the result of increases in net income, depreciation and amortization coupled with a small impact from an increase in accounts payable caused by the timing of purchases associated with the Company's capital expenditures from 1992.

CASH FLOWS FROM INVESTING ACTIVITIES

Cash used for investing activities decreased $58.6 million in 1994, from $109.1 million to $50.5 million. In 1993, cash used for investing activities decreased $12.4 million versus 1992. Capital expenditures continue to be the single-largest recurring use of the Company's funds. In 1994, capital spending, net of salvage, amounted to $87.0 million, a decrease of $15.1 million from 1993. An increase in the Company's liquid investments that have maturities of greater than three months but less than one year also resulted in a use of funds in 1994. Offsetting these cash outflows in 1994 were the proceeds from the sale of our telephone property in North Dakota. The decline in 1993's investing activities was caused by lower capital spending offset in part by an increased usage of cash related to acquisitions.





                                       _________________________________________
                                       Financial Review  Frontier Corporation 25

CASH FLOWS FROM FINANCING ACTIVITIES
Cash flows from financing activities amounted to an inflow of $123.9 million in 1994, compared with outflows of $157.6 million in 1993 and $70.0 million in 1992. The increase for 1994 resulted from $106 million in proceeds from the Company's equity offering in February 1994 and the net increase of $90 million of debt in December 1994 as a part of the Company's reorganization, offset in part by the payment of dividends to shareowners and the retirement of certain high cost debt earlier in the year. The decreases for 1993 and 1992 resulted from the retirement of long-term debt and the payment of dividends.

LIQUIDITY AND CAPITAL RESOURCES
The Company must generate adequate amounts of cash to meet both short-term and long-term needs. The Company's liquidity is a function of our capital spending program, debt service requirements, internal generation of funds and access to securities markets.

  Management has emphasized the importance of cash throughout the organization by providing training and establishing cash measures that are critical in the determination of performance-based compensation. The Company closely monitors the components of its working capital in order to maximize cash flows. However, the timing of purchases for capital additions has a significant impact on the balance of accounts payable until refinanced or liquidated using internally generated funds.

  During 1994, we entered the capital markets on several occasions to finance the growth of our businesses (including acquisitions and new product development), as well as to retire certain high cost debt. In February 1994, new shares of common stock were issued that netted proceeds of $106 million. In August 1994, $125 million in committed credit facilities were negotiated with five commercial banks to provide the Company with sources of funds for the backup of its short-term commercial paper program, as well as for general corporate purposes. At year end, the Company had not borrowed against these facilities. In December 1994, a $160 million revolving credit facility with seven banks was established in order to provide debt for the Rochester, New York operating company as required under the Open Market Plan Agreement with the New York State Public Service Commission. At year end, $120 million was borrowed under this facility. A portion of the proceeds were used to retire other more costly long-term debt.

  At a special shareowners' meeting in December 1994, shareowners approved an increase in the number of authorized shares of common stock from 100 million shares to 300 million shares. Additionally, shareowners gave their approval to authorize 4 million shares of a new class of preferred stock which have been designated as Class A Preferred Stock. The Company proposed these changes so as to provide greater flexibility to raise capital and to structure acquisition transactions.

  At December 31, 1994, aggregate debt maturities amounted to $4.5 million for 1995, $4.7 million for 1996 and $4.5 million for 1997. During 1994 the Company met individually with its debt rating agencies to review the Company's financial performance. In May 1994, Duff and Phelps upgraded the Company's senior unsecured bond rating from A-to A. In January 1995, Standard and Poor's upgraded its rating on the Company's senior unsecured debt from A to A+, Moody's upgraded from A3 to A2 and Fitch upgraded from A to A+.

  The financing requirements associated with the Company's network modernization programs have remained relatively stable. We have in place a switching network that is essentially 100 percent digital, while a significant amount of fiber has been installed throughout our telephone and long distance operating territories. Total gross expenditures for property, plant and equipment in 1995 are anticipated to be $125 million. The total capital program represents an increase of $36 million over 1994. The increase is largely driven by capital requirements associated with the growth of our long distance and wireless operations and the integration of our pending long distance acquisitions.

  As discussed previously, the Company had three acquisitions pending at the end of 1994, each of which will play an important strategic role in the growth of the Company. Approximately 9.6 million new shares of common stock will be used for the acquisition of American Sharecom, Inc. (ASI) and the Minnesota Cellular properties which are anticipated to close early in 1995. As a result of the transaction with ASI, the two largest shareowners of ASI (Steven C. Simon, president, and James J. Weinert, vice president) are projected to become the largest individual shareowners of Frontier Corporation. Once the deal is consummated, they will hold a combined 10.6 percent of the outstanding common shares of the Company. For the pending acquisition of WCT Communications, Inc. in California, we plan to expend approximately $79.8 million in cash. It is expected that acquisitions will continue to be a significant factor in the growth of the Company, as will building alliances through partnering or forming joint ventures. Any investment opportunity will have the ultimate goal of improving shareowner value.

  In December 1994, the Board of Directors increased the quarterly dividend paid on common stock to 20.75 cents per share, payable February 1, 1995, to shareowners of record on January 13, 1995. This 2.5 percent increase raises the annualized common stock dividend to $0.83 per share. This represents the 35th consecutive annual increase in our dividend.

________________________________________________________________________________
REGULATORY MATTERS

OPEN MARKET PLAN

At its public meeting on October 13, 1994, the New York State Public Service Commission (PSC) unanimously approved the Company's Open Market Plan and Corporate Restructuring (Open Market Plan) and subsequently issued a written Order in November 1994. As previously discussed in more detail in the




_________________________________________
26 Financial Review Frontier Corporation section entitled "Corporate Name Change and Restructuring," the Open Market Plan was approved by shareowners in December 1994 and became effective on January 1, 1995.

  During the seven year period of the Open Market Plan Agreement, rate reductions of $21 million will be implemented for Rochester area consumers and rates charged for basic residential and business telephone service may not be increased. Although these rates have been designed to permit Rochester Telephone Corp. to recover its costs and to earn a reasonable rate of return, there is no assurance that this will actually happen. Also, under the Open Market Plan Agreement, Rochester Telephone Corp. will no longer be subject to rate of return regulation and thus the company is able to retain any expense savings or any additional revenue from the sale of increased services or usage. In addition, a total of $17 million will be credited to the depreciation reserve over the seven year life of the plan.

  Although Rochester Telephone Corp. is a wholly-owned subsidiary of Frontier Corporation, Frontier's ability to control the management and operations of Rochester Telephone Corp. are partially restricted by various provisions of the Open Market Plan. The Plan contains certain financial covenants that are intended to insure that Rochester Telephone Corp. will not lack the financial strength to provide quality service, including covenants relating to dividends that may be paid to the parent company and the level of debt that may be maintained at the subsidiary company.

  During its seven year duration, the Open Market Plan Agreement resolves certain financial questions that are linked to the royalty proceeding, a contested proceeding that has been in litigation for several years. In 1984, the PSC initiated a proceeding to investigate whether or not the Company's unregulated subsidiaries should pay a royalty to the Rochester, New York operating company for alleged intangible benefits received from the use of the Rochester Telephone name and reputation. The proceeding was reopened in 1990. In July 1993, the PSC imposed a royalty in the amount of two percent of the total capitalization of Frontier Corporation's unregulated operations. Based upon an initial interpretation of the PSC's Order, the Company estimated that the effect of the Order was in the range of $2 million per year. The Company vigorously disagreed with the PSC's determination and is pursuing judicial review of the PSC's Opinion and Order. The Appellate Division, on June 30, 1994, confirmed the PSC's Order and the Company appealed to the New York State Court of Appeals. On December 8, 1994, the Court of Appeals accepted the Company's appeal. The case is now being briefed before the Court of Appeals.

  The Open Market Plan temporarily resolves the royalty issue in that the PSC has agreed that the royalty will not be imposed by the PSC against the Company or Rochester Telephone during the seven year period of the Plan, subject to limited exceptions. However, the PSC is not precluded from seeking any royalties pursuant to the Royalty Order, on a prospective basis only, as it may be modified as a result of judicial appeal, subsequent to the expiration of the Open Market Plan. Under the Open Market Plan, the Company is permitted to continue its litigation challenging the Royalty Order, and it intends to pursue the case to conclusion.

INCENTIVE REGULATION

Prior to the Open Market Plan Agreement which became effective in January 1995, an incentive regulation agreement had been in effect for the Rochester, New York operating company. As part of that agreement, Rochester Telephone Corp. agreed to share with ratepayers 50 percent of earnings above a threshold rate of return. In addition, the company's revenue requirement was reduced by $5 million in 1993 and $9.5 million in 1994. The 1993 sharing amount was refunded through customer billing credits. The 1994 revenue requirement reduction, plus interest, was credited to the company's depreciation reserve to alleviate a reserve deficiency rather than refunding cash to ratepayers. There was no 1994 sharing amount.

RATE AWARDS

In 1994, two of the Company's telephone subsidiaries completed rate increase proceedings with state regulatory agencies that were initiated in 1993. In February 1994, the Iowa State Utilities Board approved a $2.9 million annual revenue increase for Frontier Communications of Iowa (formerly Vista Telephone Company of Iowa), effective retroactively to November 1993. In April 1994, Frontier Communications of Minnesota (formerly Vista Telephone Company of Minnesota) was granted the authority by the Minnesota Public Service Commission to increase annual revenues by $4.4 million. Frontier Communications of Minnesota had previously increased rates temporarily in May 1993.

REGULATORY ACCOUNTING

As discussed in Note 1 of the Notes to the Consolidated Financial Statements, the Company's regulated telephone operations comply with the provisions of Financial Accounting Standards Board Statement No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." FAS 71 requires regulated entities to apply special accounting treatment to certain revenues and expenses that are recoverable through rates (prices) to be set by regulators in future periods. The applicability of FAS 71 is appropriate only if the Company expects that rates will be designed to recover costs from customers. The Company periodically reviews the criteria that would result in the discontinuance of FAS 71, including changes in the level of competition or a significant change in the manner in which rates are set by regulators. At this time, the Company believes that FAS 71 continues to be appropriate. However, if in the future it determines that FAS 71 is no longer applicable, the resulting impact to the Company's Statement of Income could be a material, extraordinary non-cash charge to earnings.





                                      __________________________________________
                                      Financial Review  Frontier Corporations 27

________________________________________________________________________________
OTHER ITEMS

The information presented in this Management's Discussion of Results of Operations and Analysis of Financial Condition should be read in conjunction with the Company's financial statements and accompanying Notes for the three years ended December 31, 1994.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners of
Frontier Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation (formerly Rochester Telephone Corporation) and its subsidiaries at December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 12 to the financial statements, during the first quarter of 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

  As discussed in Note 11 to the financial statements, during the first quarter of 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions."

/s/ Price Waterhouse LLP

January 16, 1995
1900 Chase Square
Rochester, NY 14604

________________________________________________________________________________
REPORT OF MANAGEMENT

The integrity and objectivity of the financial information presented in this Annual Report is the responsibility of the management of Frontier Corporation.

  The financial statements report on management's accountability for corporate operations and assets. To this end management maintains a highly developed system of internal controls and procedures designed to provide reasonable assurance that the Company's assets are protected and that all transactions are accounted for in conformity with generally accepted accounting principles. The system includes documented policies and guidelines, augmented by a comprehensive program of internal and independent audits conducted to monitor overall accuracy of financial information and compliance with established procedures.

  Price Waterhouse LLP, an independent accounting firm, provides an objective assessment of the degree to which management meets its responsibility for financial reporting. They regularly evaluate the system of internal accounting controls and perform such tests and other procedures they consider necessary to express an opinion that the financial statements present fairly the financial position of the Company.

/s/Louis L. Massaro

Louis L. Massaro
Corporate Vice President--Finance


_______________________________________________________________________________
REPORT OF AUDIT COMMITTEE CHAIR

The Audit Committee of the Board of Directors is comprised of three independent directors who are not officers or employees of the corporation. The committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent accountants for election by the shareowners. The committee also meets regularly with management and the independent accountants and internal auditors to review accounting, auditing, internal accounting controls, pending litigation and financial reporting matters.
As a matter of policy, the internal auditors and independent accountants have unrestricted access to the Audit Committee.

/s/Douglas H. McCorkindale

Douglas H. McCorkindale
Chair, Audit Committee




_________________________________________
28 Financial Review  Frontier Corporation

BUSINESS SEGMENT INFORMATION

- -----------------------------------------------------------------------------------------------
In thousands of dollars          Years ended December 31,        1994         1993         1992
- -----------------------------------------------------------------------------------------------

TELEPHONE OPERATIONS
REVENUES
Local service                                              $  240,687   $  231,676   $  214,181
Network access service                                        230,938      220,196      203,768
Long distance network service                                  25,619       26,978       29,210
Directory advertising, billing services, and other            118,221      120,459      123,112
Less: Uncollectibles                                            5,787        5,438        2,999
- --------------------------------------------------------------------------------------------------
 TOTAL REVENUES                                            $  609,678   $  593,871   $  567,272
==================================================================================================
OPERATING INCOME                                           $  183,259   $  164,271   $  152,032
==================================================================================================
DEPRECIATION                                               $  101,897   $   99,995   $  100,692
==================================================================================================
CONSTRUCTION                                               $   60,711   $   89,823   $  114,930
==================================================================================================
IDENTIFIABLE ASSETS(1)                                     $1,655,379   $1,398,019   $1,416,630
===================================================================================================
TELECOMMUNICATION SERVICES
SALES
Network Systems and Services:
 Non-Affiliate                                             $  350,769   $  282,747   $  215,633
 Affiliate                                                      8,032        6,036        1,511
Wireless Communications                                        24,623       29,586       21,113
Eliminations                                                   (7,610)      (5,790)      (1,480)
- --------------------------------------------------------------------------------------------------
 TOTAL SALES                                               $  375,814   $  312,579   $  236,777
==================================================================================================
OPERATING INCOME
Network Systems and Services                               $   38,624   $   27,344   $   18,918
Wireless Communications                                         1,307        3,256        4,110
Eliminations                                                       74           74           74
- --------------------------------------------------------------------------------------------------
   TOTAL OPERATING INCOME                                  $   40,005   $   30,674   $   23,102
==================================================================================================
DEPRECIATION                                               $   15,427   $   14,816   $   13,335
==================================================================================================
CONSTRUCTION                                               $   27,904   $   15,677   $    8,941
==================================================================================================
IDENTIFIABLE ASSETS(1)                                     $  310,760   $  281,701   $  191,989
==================================================================================================

(1) Includes intercompany accounts that are eliminated in consolidation of $205,188, $169,519, and $94,722 in 1994, 1993 and 1992, respectively.

See accompanying Notes to Consolidated Financial Statements.




                                       _________________________________________
                                       Financial Review  Frontier Corporation 29

CONSOLIDATED STATEMENT OF INCOME

- --------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data             Years ended December 31,     1994       1993     1992
- --------------------------------------------------------------------------------------------------------------------
REVENUES AND SALES
Telephone Operations                                                                  $609,678   $593,871   $567,272
Telecommunication Services                                                             375,814    312,579    236,777
- --------------------------------------------------------------------------------------------------------------------
 Total Revenues and Sales                                                              985,492    906,450    804,049
- --------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Operating expenses                                                                     579,326    525,488    448,422
Cost of goods sold                                                                      18,850     20,819     21,634
Depreciation                                                                           117,324    114,811    114,027
Taxes other than income taxes                                                           46,728     47,087     44,832
Software write-off                                                                          --      3,300         --
- --------------------------------------------------------------------------------------------------------------------
 Total Costs and Expenses                                                              762,228    711,505    628,915
- --------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                       223,264    194,945    175,134
Interest expense                                                                        43,594     46,550     50,066
Other income and expense:
 Allowance for funds used during construction                                            1,096      1,330      1,309
 Gain on sale of assets                                                                 10,063      4,449
 Equity earnings (loss) from unconsolidated wireless interests                           3,185      1,296       (661)
 Other income (expense), net                                                           (20,237)   (22,518)   (13,686)
- --------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES, EXTRAORDINARY ITEM AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                              173,777    132,952    112,030
Income taxes                                                                            63,843     50,232     41,527
- --------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE                                                     109,934     82,720     70,503
Extraordinary item, net of income taxes                                                     --         --     (1,072)
Cumulative effect of change in accounting principle for
 postemployment benefits                                                                (7,197)        --         --
- --------------------------------------------------------------------------------------------------------------------
CONSOLIDATED NET INCOME                                                                102,737     82,720     69,431
Dividends on preferred stock                                                             1,186      1,187      1,188
- --------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO COMMON STOCK                                                     $101,551   $ 81,533   $ 68,243
====================================================================================+===============================
EARNINGS PER COMMON SHARE
Primary:
 Income before extraordinary item and cumulative effect
   of change in accounting principle                                                  $   1.50   $   1.21   $   1.04
 Extraordinary item                                                                         --         --       (.02)
 Cumulative effect of change in accounting principle                                      (.10)        --         --
- --------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share--Primary                                                    $   1.40   $   1.21   $   1.02
====================================================================================+===============================
Fully Diluted:
 Income before extraordinary item and cumulative effect
   of change in accounting principle                                                  $   1.50   $   1.20   $   1.04
 Extraordinary item                                                                         --         --       (.02)
 Cumulative effect of change in accounting principle                                      (.10)        --         --
- --------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share--Fully Diluted                                              $   1.40   $   1.20   $   1.02
====================================================================================+===============================

See accompanying Notes to Consolidated Financial Statements.




_________________________________________
30 Financial Review  Frontier Corporation

CONSOLIDATED BALANCE SHEET

- ----------------------------------------------------------------------------------------------
In thousands of dollars                December 31,             1994        1993        1992
- ----------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
Cash and cash equivalents                                 $  317,137  $   31,284  $   69,347
Short-term investments                                         9,047         349         634
Accounts receivable                                          168,542     157,320     133,973
Material and supplies                                          8,585      11,208      15,892
Prepayments and other                                         25,196      21,583      21,821
- ----------------------------------------------------------------------------------------------
 Total Current Assets                                        528,507     221,744     241,667
- ----------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Telephone plant in service                                 1,554,856   1,561,032   1,577,985
Telephone plant under construction                            36,130      33,048      36,619
- ----------------------------------------------------------------------------------------------
                                                           1,590,986   1,594,080   1,614,604
Less-Accumulated depreciation                                713,869     652,578     657,682
- ----------------------------------------------------------------------------------------------
  Net Telephone Plant                                        877,117     941,502     956,922
- ----------------------------------------------------------------------------------------------

Telecommunications property                                  168,691     153,954     140,476
Less-Accumulated depreciation                                 75,944      68,265      57,723
- ----------------------------------------------------------------------------------------------
  Net Telecommunications Property                             92,747      85,689      82,753
- ----------------------------------------------------------------------------------------------
GOODWILL                                                     139,572     166,283     135,964
- ----------------------------------------------------------------------------------------------
DEFERRED AND OTHER ASSETS                                    123,008      94,983      96,591
- ----------------------------------------------------------------------------------------------
   TOTAL ASSETS                                           $1,760,951  $1,510,201  $1,513,897
==============================================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                          $  142,968  $  147,152  $  125,518
Notes payable                                                    106         303       6,194
Advance billings                                              12,719      12,572      12,546
Dividends payable                                             15,487      14,058      13,462
Long-term debt due within one year                             4,525       3,962      59,495
Taxes accrued                                                 13,495      14,729      11,480
Interest accrued                                              12,305      13,583      16,434
- ----------------------------------------------------------------------------------------------
 Total Current Liabilities                                   201,605     206,359     245,129
- ----------------------------------------------------------------------------------------------
LONG-TERM DEBT                                               578,600     492,555     525,597
- ----------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                        111,369     116,967     118,876
- ----------------------------------------------------------------------------------------------
DEFERRED EMPLOYEE BENEFITS OBLIGATION                         46,001      16,121          --
- ----------------------------------------------------------------------------------------------
MINORITY INTERESTS                                               252       3,100       2,701
- ----------------------------------------------------------------------------------------------
SHAREOWNERS' EQUITY
Common stock                                                  73,161      34,025      33,319
Capital in excess of par value                               266,378     201,591     174,226
Retained earnings                                            460,808     418,889     391,256
- ----------------------------------------------------------------------------------------------
                                                             800,347     654,505     598,801
Less-Treasury stock, at cost                                      --       2,191          --
- ----------------------------------------------------------------------------------------------
  Common Shareowners' Equity                                 800,347     652,314     598,801
Preferred stock                                               22,777      22,785      22,793
- ----------------------------------------------------------------------------------------------
 Total Shareowners' Equity                                   823,124     675,099     621,594
- ----------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREOWNERS' EQUITY               $1,760,951  $1,510,201  $1,513,897
==============================================================================================

See accompanying Notes to Consolidated Financial Statements.




                                       _________________________________________
                                       Financial Review  Frontier Corporation 31

CONSOLIDATED STATEMENT OF CASH FLOWS

- ------------------------------------------------------------------------------------------------------------------------
In thousands of dollars              Years ended December 31,                              1994        1993        1992
- ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                             $102,737   $  82,720   $  69,431
- ------------------------------------------------------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
   Depreciation and amortization                                                        136,460     132,723     121,554
   Gain on sale of assets                                                               (10,063)     (4,449)         --
   Equity (earnings) loss from unconsolidated wireless interests                         (3,185)     (1,296)        661
   Extraordinary item                                                                        --          --       1,564
   Cumulative effect of change in accounting principle                                   11,072          --          --
   Minority interests                                                                       511         399         183
   Changes in operating assets and liabilities, exclusive
     of impacts of purchase acquisitions:
      (Increase) in accounts receivable                                                 (15,082)    (12,644)    (12,822)
      Decrease in material and supplies                                                   1,824       4,728       3,253
      Decrease in prepayments and other current assets                                      343         229         786
      (Increase) in deferred and other assets                                           (14,967)     (2,423)       (360)
      Increase in accounts payable                                                        9,073      11,516      26,509
      Increase in advance billings                                                          188          26          72
      Increase (decrease) in accrued interest and taxes                                  (5,089)      1,498      (3,182)
      Increase in deferred employee benefits obligation                                   6,958      14,302          --
      Increase (decrease) in deferred income taxes                                       (8,325)      1,308       8,545
- ------------------------------------------------------------------------------------------------------------------------
        Total Adjustments                                                               109,718     145,917     146,763
- ------------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities                                             212,455     228,637     216,194
- ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                                          (87,042)   (102,156)   (123,847)
(Increase) decrease in investment securities                                            (11,386)      8,610       2,980
Investment in cellular                                                                   (3,939)     (4,342)       (665)
Proceeds from asset sales                                                                   866       1,006          --
Investment in nonaffiliated entities                                                       (713)     (1,161)         --
Purchase of companies                                                                    (4,355)    (11,343)         --
Proceeds from sale of company                                                            55,689          --          --
Other investing activities                                                                  343         264          --
- --------------------------------------------------------------------------------------------------------------------------
   Net Cash (Used in) Investing Activities                                              (50,537)   (109,122)   (121,532)
- -------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in notes payable                                                   (197)     (5,806)        184
Proceeds from long-term debt                                                            120,485      35,500         980
Repayments of long-term debt                                                            (43,071)   (130,063)    (19,585)
Dividends paid                                                                          (59,388)    (54,492)    (51,582)
(Purchase) issuance of treasury stock                                                     2,302      (2,744)         --
Issuance of common stock                                                                103,812          35          --
Redemptions of preferred stock                                                               (8)         (8)        (10)
- -------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by (Used in) Financing Activities                                  123,935    (157,578)    (70,013)
- -------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                    285,853     (38,063)     24,649
Cash and Cash Equivalents at Beginning of Year                                           31,284      69,347      44,698
- -------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                               $317,137   $  31,284   $  69,347
=========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.




_________________________________________
32 Financial Review  Frontier Corporation

CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY

- -----------------------------------------------------------------------------------------
In thousands of dollars, except share data                     1994       1993       1992
- -----------------------------------------------------------------------------------------
COMMON STOCK
300,000,000 shares authorized, par value $1.00
Balance, January 1 (shares issued 1994--34,024,532;
 1993--33,318,943; 1992--33,323,165)                       $ 34,025   $ 33,319   $ 33,323
Equity offering (1994--2,549,087)                             2,549         --         --
Stock split (1994--36,573,619 shares)                        36,574         --         --
Retirement of treasury stock (1992--63 shares)                   --         --         --
Other subsidiary acquisitions (1993--697,623 shares;
 1992--4,850 shares)                                             --        698         (5)
Exercise of stock options (1994--13,595 shares;
 1993--1,109 shares)                                             13          1         --
Conversion of:
 4 3/4% Convertible debentures (1993--6,857 shares;
 1992--691 shares)                                               --          7          1
- -----------------------------------------------------------------------------------------
Balance, December 31 (shares issued 1994--73,160,833;
 1993--34,024,532; 1992--33,318,943)                         73,161     34,025     33,319
- -----------------------------------------------------------------------------------------
CAPITAL IN EXCESS OF PAR VALUE
Balance, January 1                                          201,591    174,226    174,358
Equity offering                                             101,565         --         --
Stock split                                                 (36,574)        --         --
Stock issuance expenses                                        (545)        --         --
Issuance/retirement of treasury stock                           111         --         (2)
Other subsidiary acquisitions/divestitures                       --     27,259       (137)
Exercise of stock options                                       230         34         --
Conversion of:
 4 3/4% Convertible debentures                                   --         72          7
- -----------------------------------------------------------------------------------------
Balance, December 31                                        266,378    201,591    174,226
- -----------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance, January 1                                          418,889    391,256    373,949
Net income                                                  102,737     82,720     69,431
Dividends declared in cash:
 Preferred stock at required annual rates                    (1,186)    (1,187)    (1,188)
 Common stock                                               (59,632)   (53,900)   (50,936)
- -----------------------------------------------------------------------------------------
Balance, December 31                                        460,808    418,889    391,256
- -----------------------------------------------------------------------------------------
LESS-TREASURY STOCK, AT COST
Balance, January 1 (1994--56,413; 1992--63)                   2,191         --          2
Common shares repurchased for acquisitions
 (1993--304,720)                                                 --     12,572         --
Retirement of treasury stock (1992--63)                          --         --         (2)
Common shares reissued for acquisitions/equity offering
 (1994--56,413; 1993--248,307)                               (2,191)   (10,381)        --
- -----------------------------------------------------------------------------------------
Balance, December 31 (1993--56,413 shares)                       --      2,191         --
- -----------------------------------------------------------------------------------------
 COMMON SHAREOWNERS' EQUITY                                 800,347    652,314    598,801
- -----------------------------------------------------------------------------------------
PREFERRED STOCK
Balance, January 1 (shares outstanding 1994--227,848;
 1993--227,928; 1992--228,025)                               22,785     22,793     22,803
Redemptions                                                      (8)        (8)       (10)
- -----------------------------------------------------------------------------------------
Balance, December 31 (shares outstanding 1994--227,768;
 1993--227,848; 1992--227,928)                               22,777     22,785     22,793
- -----------------------------------------------------------------------------------------
   Total Shareowners' Equity                               $823,124   $675,099   $621,594
=========================================================================================

See accompanying Notes to Consolidated Financial Statements.

                               _________________________________________________
                               Financial Review  Frontier Corporation         33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




________________________________________________________________________________
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Frontier Corporation, formerly Rochester Telephone Corporation, and its affiliates (the Company). Intercompany transactions have been eliminated except for intercompany profit on regulated Company purchases (affiliate sales) from Telecommunication Services. In the opinion of management, prices charged by Telecommunication Services are comparable to prices the regulated companies would be required to pay other suppliers.

BASIS OF ACCOUNTING

The accounting policies of Frontier Corporation and its affiliates are in conformity with generally accepted accounting principles. In accordance with the provisions of Financial Accounting Standards Board Statement No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," the Company conforms to the accounting principles as prescribed by federal and various state regulatory bodies, where applicable. The provisions of FAS 71 require, among other things, that regulated enterprises reflect rate actions of regulators in their financial statements, when appropriate. These rate actions can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset, or impose a liability on a regulated enterprise.

MATERIAL AND SUPPLIES

Material and supplies are stated at the lower of cost or market, based on weighted average unit cost. The caption "Cost of Goods Sold" relates to certain sales of Telecommunication Services equipment which amounted to $28.0 million, $29.5 million and $32.2 million in 1994, 1993, and 1992, respectively.

TELEPHONE PLANT

Additions to and replacements of telephone plant are capitalized at original cost, including the costs for benefits and supervision applicable to construction labor. The cost of depreciable property units retired, plus removal costs, less salvage is charged to accumulated depreciation. Replacements, renewals and betterments of units of property are capitalized. Replacement of items not considered units of property and all repairs and maintenance are charged to operating expense.

TELECOMMUNICATION PROPERTY

Property is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the gain or loss, if any, is reflected in earnings for the period.

DEPRECIATION

Depreciation is computed on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for property, plant and equipment is as follows:

- ------------------------------------------------------
Furniture and fixtures                  12 to 20 years
Central office, switches and
 network equipment                      10 to 20 years
Local and toll service lines            27 to 35 years
Station equipment                       10 to 21 years
Buildings and building improvements      5 to 35 years
- ------------------------------------------------------

GOODWILL

The excess of the cost of companies purchased over the net assets acquired is being amortized on a straight-line basis over 25 to 40 years. Accumulated amortization is $20.1 million, $15.6 million and $10.4 million at the end of 1994, 1993, and 1992, respectively. Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.

SERVICE PENSIONS AND BENEFITS

The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. The plans also provide disability pensions and sickness, accident and death benefits (resulting from accidents occurring during employment) for all employees, which are paid and charged to current operating expense. The Company's provisions for service pensions and certain death benefits are remitted, at least annually, to the trustees. In addition to providing pension benefits, the Company provides health care, life insurance, and certain other retirement benefits for many of its employees.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Company for debt with similar terms and maturities. The fair value of all other financial instruments approximates cost as stated.

_________________________________________________
34         Financial Review  Frontier Corporation

FEDERAL INCOME TAXES

The Company files a consolidated federal income tax return.

  Tax deferrals resulting from the elimination of gross profit on intercompany sales in the consolidated tax return are amortized to offset income taxes to be paid over the cost recovery periods of telephone plant.

  Deferred income taxes are provided by the unregulated operations on items recognized for financial reporting purposes in different periods than are recognized for income tax purposes. Deferred income taxes are recorded by regulated operations in compliance with the normalization provisions of current tax law and regulatory orders. The major temporary differences reflected in the deferred tax liability are depreciation and investment tax credits. Excess deferred taxes applicable to Telephone Operations are amortized in compliance with the normalization provisions of current tax law and regulatory orders. This amortization is normalized over the same time period as the related asset generating the deferral.

  Deferred income taxes have not been provided by Telephone Operations for the flow-through of temporary differences where the regulatory agencies permit only income taxes actually paid to be recognized. At December 31, 1994, the cumulative balance of tax reductions not previously offset by provisions for deferred federal income taxes amounted to $42 million. Similarly, the cumulative balance of tax reductions not previously offset by provision for deferred state income taxes amounted to $19 million at December 31, 1994. A deferred tax liability and a long-term deferred asset have been recorded to reflect the impact applicable to these cumulative reductions and the future revenue to be recovered when these taxes become payable.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

The Company includes in its telephone plant accounts an imputed cost of debt and equity funds used for the construction of telephone plant and credits such amounts to other income. The rates used in determining the allowance for funds used during construction are based on the assumption that construction funds are provided from sources of capital in the same proportion as each telephone company's capital structure.

  The rates used to calculate the allowance for funds used during construction for companies in Telephone Operations during 1994 ranged from 6 percent to 10.68 percent.

EARNINGS PER SHARE

Primary earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. The average number of common shares outstanding for each period was:
72,575,206 in 1994, 67,453,438 in 1993 and 66,637,904 in 1992.

  Computations of earnings per share on a fully diluted basis are determined by increasing the average outstanding common shares for contingent issuances that would reduce earnings per share. In computing the per share effect of the assumed conversions, convertible debenture interest (net of income taxes) has been added to income applicable to common stock. The number of common shares used to compute earnings per share on a fully diluted basis for each period was:
72,821,707 in 1994, 67,972,016 in 1993 and 67,165,512 in 1992.

CASH FLOWS

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Actual interest paid was $44.9 million in 1994, $49.4 million in 1993 and $48.4 million in 1992. Actual income taxes paid were $76.0 million in 1994, $46.6 million in 1993 and $37.2 million in 1992.

STOCK SPLIT

In November 1993, the Board of Directors approved a 2-for-1 split of the common stock of the Company effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. The New York State Public Service Commission (PSC) approved the stock split in March 1994 and distribution of certificates began on April 29, 1994. Historical share and per share data have been retroactively adjusted to reflect the split where appropriate.

________________________________________________________________________________
2. ACQUISITIONS

In April 1993, the Company acquired 70 percent ownership of the Utica-Rome Cellular Partnership using 702,737 shares of original issue common stock (prior to the April 1994 stock split). The transaction was accounted for as a purchase acquisition. In addition, the Telecommunication Services group acquired Budget Call Long Distance, Inc. in June 1993 for $7.5 million in cash and acquired Frontier Communications of the Mid Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.) in September 1993 using 143,587 shares of treasury stock (prior to the April 1994 stock split). Both transactions were accounted for as purchase acquisitions.

  In 1992, the Company acquired Frontier Communications of Georgia (formerly Statesboro Telephone Company) and accounted for the acquisition as a pooling of interests. Revenues and net income for the period January 1, 1992 to the acquisition date for Frontier Communications of Georgia were $6.1 million and $1.2 million, respectively. A total of 1.5 million shares of common stock (prior to the April 1994 stock split) were exchanged for all of the outstanding stock of Frontier Communications of Georgia.

                               _________________________________________________
                               Financial Review  Frontier Corporation         35

_______________________________________________________________________________
3. UPSTATE CELLULAR NETWORK

In March 1993, the Company signed a definitive agreement with a subsidiary of NYNEX Corporation to form a cellular supersystem joint venture in upstate and western New York State to provide cellular telephone customers with expanded geographic coverage. The supersystem includes the cellular markets in Buffalo, Rochester, Syracuse, Utica-Rome and New York Rural Service Area #1, which includes Jefferson, St. Lawrence, and Lewis counties. The structure of the transaction is a 50/50 joint venture partnership, with Frontier as the managing partner. The Upstate Cellular Network (UCN) joint venture began operating on July 1, 1994.

  In accordance with generally accepted accounting principles (GAAP), revenues, expenses and operating income in the Consolidated Statement of Income and Business Segment Information reflect results of wireless operations for only the affiliates in which the Company has an ownership interest of greater than 50 percent. The formation of UCN in July 1994 caused the Company to adopt the equity method of accounting for the financial results of the UCN cellular interests, reflecting only its proportionate share of earnings in the other income and expense section of the Consolidated Statement of Income. Consequently, the Consolidated Statement of Income and Business Segment Information, beginning with third quarter 1994 results, no longer reflect the revenues, expenses and operating income of the Company's New York State wireless properties.

  In order to provide more complete information about the Company's involvement in Wireless Communications, the following table sets forth unaudited, summarized financial data for this business segment. This table reflects both a full 100 percent consolidation and a proportionate share consolidation of entities in which the Company has a significant ownership interest or acts as managing partner. The proportionate results presented reflect the Company's ownership percentage of cellular interests consolidated for financial reporting purposes and the Company's ownership percentage of its significant unconsolidated cellular interests (which are accounted for on the equity method for financial reporting purposes).

- -----------------------------------------------------------------------------------------------------------
                                        Total Properties Managed              Frontier
                                         Assuming 100% Ownership              Proportionate Share (a)
                                  ------------------------------------  -----------------------------------
Dollars in thousands (Unaudited)          1994        1993        1992        1994        1993         1992
- -----------------------------------------------------------------------------------------------------------
Net Revenues--Wireless                 $67,125     $36,900     $25,943     $35,602      $27,352     $19,767
- -----------------------------------------------------------------------------------------------------------
Operating Expenses                      38,203      21,361      14,903      20,074       15,319      10,826
Cost of Goods Sold                       9,787       6,590       4,205       5,582        5,078       3,231
Depreciation                             6,688       3,648       2,620       3,276        2,165       1,654
Taxes Other Than Income Taxes            2,580       1,409       1,079       1,303        1,086         847
- -----------------------------------------------------------------------------------------------------------
  Total Costs and Expenses              57,258      33,008      22,807      30,235       23,648      16,558
- -----------------------------------------------------------------------------------------------------------
Operating Income--Wireless             $ 9,867     $ 3,892     $ 3,136     $ 5,367      $ 3,704     $ 3,209
===========================================================================================================
Number of Customers                    146,614      58,097      37,616      60,357       44,869      30,397
Total POPs                           4,198,000   2,081,705   1,733,968   1,710,625    1,328,980   1,088,885
===========================================================================================================

(a) At December 31, 1994, the Company's proportionate ownership interests in the various partnerships it manages were: 50% of UCN (which includes 100% of Buffalo, 100% of Utica-Rome, 85% of Rochester, 55% of Syracuse, 40% of NY RSA #1, and 100% of PageCo), 70% of Alabama RSA #4 and #6, and 22.5% of NY RSA #3. At December 31, 1993, the Company's proportionate ownership interests were 85% of Rochester, 70% of Utica-Rome, 100% of PageCo, 70% of Alabama RSA #4 and #6, and 22.5% of NY RSA #3. At December 31, 1992, the Company's proportionate ownership interests were 85% of Rochester, 50% of Alabama RSA #4 and #6, 100% of PageCo and 20% of NY RSA #3.

_________________________________________________
36         Financial Review  Frontier Corporation

_______________________________________________________________________________
4. OTHER INCOME (EXPENSE), NET

The major components included in this caption are as follows (amounts in thousands):

- -----------------------------------------------------------------
                                            Income (Expense)
                                      1994       1993        1992
- -----------------------------------------------------------------
Interest income                   $  6,676   $  1,659    $  2,257
Joint venture income                   749        727       1,682
Goodwill amortization               (3,078)    (3,928)     (3,692)
Corporate expenses                 (20,066)   (14,707)    (10,267)
Miscellaneous income
 (expense), net                     (4,518)    (6,269)     (3,666)
- -----------------------------------------------------------------
Total                             $(20,237)  $(22,518)   $(13,686)
=================================================================

________________________________________________________________________________
5. EXTRAORDINARY AND UNUSUAL ITEMS

In May 1994, the Company completed the sale of Minot Telephone Company in Minot, North Dakota to a subsidiary of the Souris River Telecommunications Cooperative. Minot Telephone was the Company's only holding in North Dakota and the Company had reassessed its prospects for expansion in North Dakota. The sale of Minot Telephone Company resulted in a $7.1 million after-tax gain, or $.10 per share.

  As part of the Rochester, New York operating company's Settlement Agreement with the PSC finalized in the third quarter of 1993, the Company agreed to write-off one-half of the costs ($3.3 million) previously deferred as part of a project to redesign customer account records, order flow and customer billing systems. The costs were incurred from January 1990 to December 1992 and the project was abandoned after it was determined that the cost to complete it was substantially greater than initially estimated. The remaining one-half of the costs previously deferred are being amortized to expense and recovered in rates. This charge is reflected on the Consolidated Statement of Income in the caption "Software write-off."

  In December 1992, the Executive Committee of the Board of Directors approved the refinancing of the $40 million Series H, 9 1/2 percent first mortgage bonds. The Company recorded a charge of $1.1 million (net of taxes of $.5 million) in 1992 relating to the write-off of the call premium, the remaining initial discount and associated expenses of the transaction. The bonds were retired in January 1993 using internally generated cash and the private placement of $35 million of debt at a telephone subsidiary.


________________________________________________________________________________
6. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant, and equipment are summarized below:

- ---------------------------------------------------------------------------------------
In thousands of dollars                                    1994        1993        1992
- ---------------------------------------------------------------------------------------
Land and Buildings                                     $103,235  $  107,165  $  105,928
Local and Toll Service Lines                            752,366     743,028     718,866
Central Office Equipment                                584,434     583,928     572,507
Station Equipment                                        33,926      34,740      96,549
Switching and Network Facilities                        119,598     106,701      92,080
Furniture, Office, Equipment, Vehicles, Tools, etc.     129,988     139,424     132,531
Plant Under Construction                                 36,130      33,048      36,619
Less: Accumulated Depreciation                          789,813     720,843     715,405
- ---------------------------------------------------------------------------------------
                                                       $969,864  $1,027,191  $1,039,675
=======================================================================================

________________________________________________________________________________
7. NOTES PAYABLE AND LINES OF CREDIT

At December 31, the Company had outstanding notes payable as follows:

- -------------------------------------------------
In thousands of dollars    Amount   Interest Rate
- -------------------------------------------------
1992                       $6,194    4.00%--9.00%
1993                       $  303    6.00%--9.00%
1994                       $  106           9.00%
- -------------------------------------------------

  Also at December 31, 1994, the Company had $165 million of unused bank lines of credit, which were available for general corporate purposes. Of the $165 million, $125 million is available to provide support for commercial paper borrowings. No compensating balances are required and the commitment fees are .05 percent of the unused portion of the $125 million facility.

                               _________________________________________________
                               Financial Review  Frontier Corporation         37

________________________________________________________________________________
8. LONG-TERM DEBT


- -----------------------------------------------------------------------------------------------------------------------
In thousands of dollars                At December 31,                                1994            1993         1992
- -----------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds
 Series E, 4 3/4%, due September 1, 1993                                                --              --     $ 12,000/(a)/
 Series F, 4 1/2%, due May 1, 1994                                                      --              --       18,000/(a)/
 Series G, 7 5/8%, due March 1, 2001                                                    --              --       30,000/(a)/
 Series H, 9 1/2%, due March 1, 2005                                                    --              --       40,000/(b)/
 Frontier Communications of Minnesota, Inc.(formerly Vista
   Telephone Company of Minnesota) Senior Notes, 7.61%,
   due February 1, 2003                                                           $ 35,000        $ 35,000           --
Rural Electrification Administration debt, 2%--9% due 1993 to 2026                  77,045          80,667       85,048
Other debt issued by affiliates, 7.5%--12 3/4%                                          --              --       15,840
- -----------------------------------------------------------------------------------------------------------------------
                                                                                   112,045/(c)/    115,667      200,888
- -----------------------------------------------------------------------------------------------------------------------
DEBENTURES
 4 3/4% Convertible, due March 1, 1994                                                  --              --          137/(d)/
 10.46% Convertible, due October 27, 2008                                            5,300/(e)/      5,300        5,300
 9%, due January 1, 2020                                                            69,785/(f)/    100,000      100,000
 9%, due August 15, 2021                                                           100,000         100,000      100,000
- -----------------------------------------------------------------------------------------------------------------------
                                                                                   175,085         205,300      205,437
- -----------------------------------------------------------------------------------------------------------------------
Medium-Term Notes, 8.77%--9.30%,
 due 2000 to 2004                                                                  179,000         179,000      179,000
Revolving Credit and Term Loan Agreements                                          120,000/(g)/         --        3,200
- -----------------------------------------------------------------------------------------------------------------------
Sub-total                                                                          586,130/(h)/    499,967      588,525
Less-Discount on long-term debt, net of premium                                      3,005           3,450        3,433
 Current portion of long-term debt                                                   4,525           3,962       59,495
- -----------------------------------------------------------------------------------------------------------------------
Total Long-Term Debt                                                              $578,600        $492,555     $525,597
=======================================================================================================================


/(a)/ In July 1993, the Company redeemed all of its Series E, F and G First Mortgage Bonds.

/(b)/ In December 1992, the Company entered into an agreement to repurchase its Series H $40 million, 9 1/2%, First Mortgage Bonds on January 15, 1993. The bonds were originally due March 1, 2005. As such, these bonds were reclassified from long-term to short-term at December 31, 1992. (See Note 5.)

/(c)/ Certain assets of Telephone Operations are pledged as security for Mortgage Bonds, Rural Electrification Administration debt and other debt.

/(d)/ In December 1992, the Company called its 4 3/4% convertible debentures. As such, they were reclassified from long-term to short-term debt at December 31, 1992. The redemption of these debentures occurred in January 1993. Prior to redemption, the debentures were convertible at any time into common stock at $5.75 per share subject to certain adjustments. During 1993, $79,000 face value of the debentures were converted into 13,714 shares of common stock and in 1992, $8,000 face value of the debentures were converted into 1,382 shares.

/(e)/ The debenture is convertible into common stock at any time after October 26, 1998 for $10.5375 per share. A total of 502,966 shares of common stock are reserved for such conversion.

/(f)/ In December 1994, the Company redeemed $30.2 million of its 9% debentures due January 1, 2020. This redemption was consummated through an open market purchase at a price of 99 percent of face value.

/(g)/ On December 19, 1994, the Company entered into a Revolving Credit Agreement with seven commercial banks as part of its implementation of the Open Market Plan Agreement. The agreement established a $160 million secured line of credit until December 18, 1999. The debt is secured by the assets owned as of January 1, 1995 by Rochester Telephone Corp. Commitment fees during the revolving loan period are .08 percent per year on the outstanding commitment. Interest on amounts drawn down are based on either the prime rate, the London Interbank Offered Rate (LIBOR) plus .17 percent, or a competitive bid rate. On December 29, 1994, the Company drew down $120 million under this facility at LIBOR plus .17 percent, which resets monthly over the five year period of the loan.

/(h)/ In accordance with Financial Accounting Standards Board Statement No. 107 (FAS 107), "Disclosures about Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $597.3 million.



At December 31, 1994, aggregate debt maturities were:

- -------------------------------------------------------------------------
In thousands of dollars         1995    1996    1997      1998       1999
- -------------------------------------------------------------------------
                              $4,525  $4,663  $4,511    $4,408   $124,500
- -------------------------------------------------------------------------

_________________________________________________
38         Financial Review  Frontier Corporation

________________________________________________________________________________
9. INCOME TAXES

The provision for income taxes consists of the following:

- ----------------------------------------------------------------------------------
In thousands of dollars                    1994              1993             1992
- ----------------------------------------------------------------------------------
Federal:
   Current                              $65,978           $45,013          $28,394
   Deferred                              (8,353)              391            8,253
- ----------------------------------------------------------------------------------
                                         57,625            45,404           36,647
- ----------------------------------------------------------------------------------
State:
   Current                                6,190             3,911            4,663
   Deferred                                  28               917              217
- ----------------------------------------------------------------------------------
                                          6,218             4,828            4,880
- ----------------------------------------------------------------------------------
Total income taxes                      $63,843           $50,232          $41,527
==================================================================================

The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:

- ----------------------------------------------------------------------------------
In thousands of dollars                1994             1993             1992
- ----------------------------------------------------------------------------------
Federal income tax expense at
   statutory rate                $58,645   35.0%  $44,844   35.0%  $36,431   34.0%
Accelerated depreciation           2,699    1.6     2,656    2.0     2,415    2.3
Investment tax credit             (1,964)  (1.2)   (2,044)  (1.6)   (2,223)  (2.1)
Miscellaneous                     (1,755)  (1.0)      (52)    --        24     --
- ----------------------------------------------------------------------------------
Total federal income tax         $57,625   34.4%  $45,404   35.4%  $36,647   34.2%
==================================================================================

  As a result of the Revenue Reconciliation Act of 1993, the 1993 income tax provision includes the impact of the federal tax rate increase from 34 percent to 35 percent. The impact amounts to approximately $2 million, of which approximately $400,000 is attributable to prior years.

Deferred tax liabilities (assets) are comprised of the following at December 31:

- ---------------------------------------------------------------------------------
In thousands of dollars                                1994       1993       1992
- ---------------------------------------------------------------------------------
Accelerated depreciation                           $150,069   $153,910   $152,230
Investment tax credit                                 5,354      6,828      8,047
Miscellaneous                                         7,386      8,734     10,137
- ---------------------------------------------------------------------------------
Gross deferred tax liabilities                      162,809    169,472    170,414
- ---------------------------------------------------------------------------------
Basis adjustment--purchased telephone companies     (31,851)   (42,741)   (45,368)
Employee Benefits Obligation                        (12,955)    (5,415)        --
Deferred compensation                                (1,664)    (1,648)    (1,081)
Other                                                (4,970)    (2,701)    (5,089)
- ---------------------------------------------------------------------------------
Gross deferred tax assets                           (51,440)   (52,505)   (51,538)
- ---------------------------------------------------------------------------------
Total Deferred Income Taxes                        $111,369   $116,967   $118,876
=================================================================================

  Gross profit on affiliate sales to telephone companies is deferred by Telecommunication Services and is amortized to offset income taxes to be paid over the cost recovery periods of the telephone plant. The amortization of gross profit deferred in prior years exceeded current year deferrals by $332,000 in 1994, $558,000 in 1993 and $927,000 in 1992 resulting in deferred tax reversals of $116,000, $195,000 and $315,000, respectively.

                               _________________________________________________
                               Financial Review  Frontier Corporation         39

________________________________________________________________________________
10. Service Pensions and Benefits

The Company provides retirement benefits for substantially all employees through various contributory and non-contributory defined benefit pension plans. Benefits, in general, are based on years-of-service and average salary.

  The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are recognized in the Consolidated Balance Sheet.

- ------------------------------------------------------------------------------------------------------------
                                                                     Plans for       Plans for
                                                                  which assets           which
                                                                        exceed     accumulated
December 31, 1994                                                  accumulated        benefits
In thousand of dollars                                                benefits   exceed assets         Total
- ------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                            $ 294,140        $ 15,494     $ 309,634
Accumulated benefit obligation                                       $ 308,432        $ 17,223     $ 325,655
============================================================================================================
Plan assets at fair value,
   primarily fixed income
   securities and common stock                                       $ 373,446        $  6,641     $ 380,087
Projected benefit obligation                                          (326,858)        (20,774)     (347,632)
- ------------------------------------------------------------------------------------------------------------
Funded status                                                           46,588         (14,133)       32,455
Unrecognized net (gain)/loss                                           (23,244)          2,980       (20,264)
Unrecognized net transition asset                                       (3,935)             18        (3,917)
Unrecognized prior service cost                                          6,563           5,240        11,803
Adjustment required to recognize minimum liability                          --          (4,728)       (4,728)
- ------------------------------------------------------------------------------------------------------------
Pension asset (liability) reflected in Consolidated Balance Sheet    $  25,972        $(10,623)    $  15,349
============================================================================================================

- ------------------------------------------------------------------------------------------------------------
                                                                     Plans for       Plans for
                                                                  which assets           which
                                                                        exceed     accumulated
December 31, 1993                                                  accumulated        benefits
In thousand of dollars                                                benefits   exceed assets         Total
- ------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                            $ 280,941        $  2,626     $ 283,567
Accumulated benefit obligation                                       $ 304,359        $  2,657     $ 307,016
============================================================================================================
Plan assets at fair value,
   primarily fixed income
   securities and common stock                                       $ 395,698        $  2,143     $ 397,841
Projected benefit obligation                                          (350,946)         (3,119)     (354,065)
- ------------------------------------------------------------------------------------------------------------
Funded status                                                           44,752            (976)       43,776
Unrecognized net (gain)/loss                                           (29,311)            582       (28,729)
Unrecognized net transition asset                                       (5,291)           (151)       (5,442)
Unrecognized prior service cost                                          9,018             209         9,227
- ------------------------------------------------------------------------------------------------------------
Pension asset (liability) reflected in Consolidated Balance Sheet    $  19,168        $   (336)    $  18,832
============================================================================================================

_________________________________________________
40         Financial Review  Frontier Corporation

- -------------------------------------------------------------------------------------------------------------------
                                                                            Plans for       Plans for
                                                                         which assets           which
                                                                               exceed     accumulated
December 31, 1992                                                         accumulated        benefits
In thousand of dollars                                                       benefits   exceed assets         Total
- -------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                   $ 240,147        $  3,160     $ 243,307
Accumulated benefit obligation                                              $ 254,592        $  3,301     $ 257,893
===================================================================================================================
Plan assets at fair value,
  primarily fixed income
  securities and common stock                                               $ 367,841        $  2,870     $ 370,711
Projected benefit obligation                                                 (312,169)         (4,166)     (316,335)
- -------------------------------------------------------------------------------------------------------------------
Funded status                                                                  55,672          (1,296)       54,376
Unrecognized net (gain)/loss                                                  (42,977)            405       (42,572)
Unrecognized net transition asset                                              (4,732)           (209)       (4,941)
Unrecognized prior service cost                                                 6,058           1,013         7,071
- -------------------------------------------------------------------------------------------------------------------
Pension asset (liability) reflected in Consolidated Balance Sheet           $  14,021        $    (87)    $  13,934
===================================================================================================================

  The net periodic pension cost consists of the following:

- -------------------------------------------------------------------------------------------------------------------
In thousands of dollars                    Years Ended December 31,              1994            1993         1992
- -------------------------------------------------------------------------------------------------------------------
Service cost--benefits earned during the period                             $   7,934        $  7,758     $   7,033
Interest cost on projected benefit obligation                                  25,565          23,932        23,123
Actual return on plan assets                                                    2,229         (40,484)      (24,860)
Net amortization and deferral                                                 (37,863)          7,623        (9,033)
- -------------------------------------------------------------------------------------------------------------------
Net periodic pension cost determined under FAS 87                              (2,135)         (1,171)       (3,737)
Amount expensed due to regulatory agency actions                               (1,743)         (1,537)        6,787
- -------------------------------------------------------------------------------------------------------------------
Net periodic pension cost (benefit) recognized                              $  (3,878)       $ (2,708)    $   3,050
===================================================================================================================

  The projected benefit obligation at December 31, 1994 was determined using an assumed weighted average discount rate of 8.5 percent and an assumed weighted average rate of increase in future compensation levels of 5.5 percent. The weighted average expected long-term rate of return on plan assets was assumed to be 9.0 percent. The unrecognized net transition asset as of January 1, 1987 is being amortized over the estimated remaining service lives of employees, ranging from 12 to 26 years.

  The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under Financial Accounting Standards Board Statement No. 87 (FAS 87), "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation.

  During 1994, 1993 and 1992, the Company funded $ 1.0 million, $.2 million and $4.8 million, respectively, for employees' service pensions and certain death benefits.

  On November 30, 1992, a voluntary pension incentive plan was offered to the Rochester, New York operating company's employees who were pension-eligible and retired on or before December 31, 1992. A 7.5 percent additional pension benefit will supplement the normal pension benefit for up to five years or until age 65, whichever is earlier. Accordingly, pension costs for the fourth quarter of 1992 included a one-time charge of $.8 million. Payments will be made from pension plan assets.

  The Company has established a rabbi trust separate from the pension plan assets to provide funding for the benefits payable under its Supplemental Management Pension Plan ("SMPP"). The SMPP is a defined benefit plan under which the Company will pay supplemental pension benefits to key executives in addition to amounts received under the Company's retirement plan. The trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions. The assets held in trust at December 31, 1994 amounted to $7.1 million consisting of primarily fixed income securities and common stock.

  The Company also sponsors a number of defined contribution plans. The most significant plan covers substantially all non-union employees, who make contri-butions through payroll deduction. The Company matches up to 75 percent of that contribution up to 6 percent of gross compensation. The total cost recognized for all defined contribution plans was $4.8 million for 1994 and $4.1 million for 1993.

                                       _________________________________________
                                       Financial Review  Frontier Corporation 41

- --------------------------------------------------------------------------------
11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides health care, life insurance, and certain other retirement benefits for substantially all employees. Effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 106 (FAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." FAS 106 requires that employers reflect in current expenses an accrual for the cost of providing postretirement benefits to current and future retirees. Prior to 1993, the Company recognized these costs as they were paid. Plan assets consist principally of life insurance policies and money market instruments.

  In adopting FAS 106, the Company elected to defer the recognition of the accrued obligation of $125 million over a period of twenty years. For 1993, the adoption of this standard resulted in additional operating expenses in the amount of $7.8 million, net of a deferred income tax benefit of $4.1 million.

  However, a substantial portion of this increase was offset by a change in accounting for pensions for rate making purposes at the Rochester, New York operating company. The change requires that the company amortize, over a ten year period, the cumulative amount of pension funding from January 1, 1987 over the amount of pension expense which would have been recognized through December 31, 1992 under FAS 87, reducing pension expense throughout the amortization period. The net impact of adopting FAS 106 and recording the accounting change for FAS 87 actually resulted in $3.8 million of additional operating expenses, net of the income tax benefit, in 1993.

  The funded status of the plans is as follows:

- -------------------------------------------------------------------------
In thousands of dollars         December 31,             1994       1993
- -------------------------------------------------------------------------
Accumulated postretirement benefit
obligation (APBO) attributable to:
  Retirees                                           $ 79,935  $  63,749
  Fully eligible plan participants                     22,812     44,399
  Other active plan participants                       28,877     34,892
- -------------------------------------------------------------------------
  Total APBO                                          131,624    143,040
Plan assets at fair value                               5,545      3,944
- -------------------------------------------------------------------------
APBO in excess of plan assets                         126,079    139,096
Unrecognized transition obligation                   (109,730)  (117,706)
Unrecognized net prior service cost                    (6,003)    (1,458)
Unrecognized net gain (loss)                           15,502     (3,811)
- -------------------------------------------------------------------------
Accrued postretirement
  benefit obligation                                 $ 25,848  $  16,121
=========================================================================

  The components of the estimated postretirement benefit cost are as follows:

- -------------------------------------------------------------------------
In thousands of dollars         December 31,             1994       1993
- -------------------------------------------------------------------------
Service cost                                          $ 1,323    $ 2,746
Interest on accumulated post-
   retirement benefit obligation                        9,666     10,046
Amortization of transition
   obligation                                           6,094      6,241
Return on plan assets                                    (385)      (290)
Amortization of prior service cost                        383         --
Amortization of gains and losses                         (704)        --
- -------------------------------------------------------------------------
Net postretirement benefit cost                       $16,377    $18,743
=========================================================================

  To estimate these costs, health care costs were assumed to increase 11.2 percent in 1995 with the rate of increase declining consistently to 5.75 percent by 2006 and thereafter. The weighted discount rate and salary increase rate were assumed to be 8.5 percent and 5.5 percent, respectively. The expected long-term rate of return on plan assets was 9.0 percent. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1994 would increase by $14.7 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1994 would increase by $1.3 million.

- --------------------------------------------------------------------------------
12. POSTEMPLOYMENT BENEFITS

In 1992 the Financial Accounting Standards Board released Statement No. 112 (FAS
112), "Employers' Accounting for Postemployment Benefits" which was required to be implemented by January 1, 1994. FAS 112 requires that the projected future costs of providing postemployment, but pre-retirement, benefits, such as disability, pre-pension leave (salary continuation) and severance pay, be recognized as an expense as employees render service rather than when the benefits are paid.

  The Company adopted the provisions of FAS 112 effective January 1, 1994. The Company recognized the obligation for postemployment benefits through a cumulative effect charge to net income of $7.2 million, net of taxes of $3.9 million. The adoption of FAS 112 is not expected to significantly impact future operating expense or the Company's cash flow.

- --------------------------------------------------------------------------------
13. STOCK OFFERING

In February 1994, the Company sold 5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering, 2.5 million new primary shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. All share and per share data is prior to the 2-for-1 stock split in April 1994.

_________________________________________
42 Financial Review  Frontier Corporation

- --------------------------------------------------------------------------------
14. STOCK OPTION PLANS

In 1992, the Company implemented a Directors Stock Option Plan and an Executive Stock Option Plan ("Plans"). Under the original Plans, which were approved by shareowners in 1990, the Company was authorized to issue a maximum of 400,000 shares of common stock over a ten-year period.

  At the April 1994 Annual Meeting, shareowners approved amendments to both Plans which increased the total number of option shares to 1.5 million. The amendments also provided for automatic increases in the number of shares that may be issued as a result of a stock split. Consequently, since the stock was split subsequent to the 1994 Annual Meeting, there is currently a maximum of 3 million option shares available for issuance.

  Under both plans, the exercise price is the fair market value of the stock on the date of the grant of the stock option. One third of the options become exercisable on the first year anniversary of the grant date. Another third become exercisable on the second year anniversary and the final third become exercisable on the third year anniversary of the grant date. The options expire ten years after the date of grant.

Information with respect to options under the above plans follows:

- ---------------------------------------------------------------------------
                                                Option Price
                                     Shares        Per Share     Aggregate
- ---------------------------------------------------------------------------
Outstanding at August 1, 1992          --                               --
Granted in 1992                      96,400   $15.75--$15.69   $ 1,515,925
- ---------------------------------------------------------------------------
Outstanding at December 31, 1992     96,400                      1,515,925
Granted in 1993                     258,038   $19.75--$18.44     4,935,175
Cancelled in 1993                    (9,500)  $19.06--$15.75      (176,125)
Exercised in 1993                    (2,218)  $15.75--$15.69       (34,892)
- ---------------------------------------------------------------------------
Outstanding at December 31, 1993    342,720                      6,240,083
Granted in 1994                     408,400   $22.69--$21.19     8,826,975
Cancelled in 1994                   (36,820)  $22.69--$15.75      (737,529)
Exercised in 1994                   (13,595)  $19.75--$15.69      (243,385)
- ---------------------------------------------------------------------------
Outstanding at December 31, 1994    700,705                    $14,086,144
===========================================================================

  At December 31, 1994, 129,069 shares were exercisable and 2,283,482 shares were available for future grant.








                            ____________________________________________________
                            Financial Review Frontier Corporation             43

________________________________________________________________________________
15. PREFERRED STOCK (CUMULATIVE)-PAR VALUE $100


- ----------------------------------------------------------------------------------------
In thousands of dollars, except share data                      1994      1993      1992
- ----------------------------------------------------------------------------------------
Frontier Corporation--850,000 shares authorized
   5.00% Series-redeemable at $101 per share
        Shares Outstanding                                   100,000   100,000   100,000
        Amount Outstanding                                  $ 10,000  $ 10,000  $ 10,000
   5.65% Series-redeemable at $101 per share
        Shares Outstanding                                    50,000    50,000    50,000
        Amount Outstanding                                  $  5,000  $  5,000  $  5,000
   4.60% Series-redeemable at $101 per share
        Shares Outstanding                                    50,000    50,000    50,000
        Amount Outstanding                                  $  5,000  $  5,000  $  5,000
Frontier Communications of New York, Inc.
   (formerly Highland Telephone Company)
   --40,000 shares authorized
   5.875% Series A-redeemable at par
         Shares Outstanding                                   18,694    18,694    18,694
         Amount Outstanding                                 $  1,869  $  1,869  $  1,869
 7.80% Series B-redeemable at $100.80--$105.00 per share
         Shares Outstanding                                    6,320     6,400     6,480
         Amount Outstanding                                 $    632  $    640  $    648
Frontier Communications of AuSable Valley, Inc.
   (formerly AuSable Valley Telephone Company, Inc.)
   --4,000 shares authorized
   5.50% Series-redeemable at par
        Shares Outstanding                                     2,754     2,754     2,754
        Amount Outstanding                                  $    276  $    276  $    276
- ----------------------------------------------------------------------------------------
Total Shares Outstanding                                     227,768   227,848   227,928
========================================================================================
Total Amount Outstanding                                    $ 22,777  $ 22,785  $ 22,793
========================================================================================

  At the special meeting in December 1994, Frontier Corporation shareowners authorized 4 million shares of a new class of preferred stock, having a value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company.

________________________________________________________________________________
16. LEASES AND LICENSE AGREEMENTS

The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $17.8 million in 1994, $15.5 million in 1993 and $16.4 million in 1992.

  Minimum annual rental commitments under non-cancellable operating leases and license agreements in effect on December 31, 1994 were as follows:

- -------------------------------------------------------------
In thousands of dollars    Non-Cancellable Leases     License
                           ----------------------
Years                      Buildings   Equipment   Agreements
1995                          $ 6,189     $ 5,080     $ 8,625
1996                            5,869       4,544       8,853
1997                            5,901       1,786       9,097
1998                            5,578         333       9,326
1999                            5,248           1       9,557
2000 and thereafter            20,128           0      21,128
- -------------------------------------------------------------
  Total                       $48,913     $11,744     $66,586
=============================================================

________________________________________________________________________________
17. OPEN MARKET PLAN AND CORPORATE RESTRUCTURING

Effective December 19, 1994, upon receiving shareowner approval, the Company changed its name from Rochester Telephone Corporation to Frontier Corporation. The new name reflects not only the pioneering heritage of our past but our willingness to embrace the challenges of the future. The name also symbolizes the change from a company focused in Rochester, New York to a company that is expanding geographically and currently has customers in 32 states.

  At its public meeting in October 1994, the New York State Public Service Commission (PSC) unanimously approved the Company's Open Market Plan and Corporate Restructuring (Open Market Plan) and subsequently issued a written order in November 1994. This landmark decision resulted in opening up the Rochester, New York local exchange market to competition and simultaneously allowed the Company to form a holding Company. The Open Market Plan was approved by shareowners in December 1994 and became operational on January 1, 1995.

________________________________________________
44         Financial Review Frontier Corporation

  As a result of the Open Market Plan, two new companies have been formed from the operating assets of the former Rochester operating telephone company. One company (Frontier Communications of Rochester, Inc.) is a competitive telecommunications company which will provide an array of services on a retail basis in the Rochester marketplace. This company has the flexibility to price and introduce services as necessary to compete. The second company (Rochester Telephone Corp.) is a network company which is regulated and will provide services to the new competitive subsidiary company and all other telecommunications providers on an equal basis. The network company also will continue to provide services to individual retail customers. This configuration has been established to better meet the current and emerging competition in the marketplace.

  For the seven-year period of the Open Market Plan, Rochester Telephone Corp. will no longer be subject to rate of return regulation. In its place, the company will be subject to price regulation. The local market for telephone service in Rochester will be opened to full competition. Over the course of the next seven years, rate reductions of $21 million will be implemented for Rochester area consumers. In addition, a total of $17 million will be credited to the depreciation reserve.

  The Open Market Plan temporarily resolves certain financial questions that are linked to the royalty proceeding, a contested proceeding that has been in litigation since 1984. In particular, the PSC has agreed that a royalty will not be imposed by the PSC against the Company or Rochester Telephone Corp. during the seven year period of the Plan, subject to limited exceptions. However, the PSC is not precluded from seeking any royalties pursuant to the Royalty Order, on a prospective basis only, as it may be modified as a result of judicial appeal, subsequent to the expiration of the Open Market Plan. Under the Open Market Plan, the Company is permitted to continue its litigation challenging the Royalty Order, and the Company intends to pursue it to conclusion.

  The Company has also reorganized into a holding company structure as allowed under the Open Market Plan Agreement. This structure provides additional financing flexibility to continue the acquisition and diversification efforts necessary for the long-term growth of the business. (See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for additional information regarding the Open Market Plan.)

________________________________________________________________________________
18. COMMITMENTS AND CONTINGENCIES

It is anticipated that the Company will expend $125.0 million for additions to property, plant, and equipment during 1995. In connection with this construction program, the Company has made certain commitments for the purchase of material and equipment.

  In July 1994, the Company signed a definitive agreement to purchase the Minnesota Cellular Telephone Company (MSCTC) in a tax-deferred stock-for-stock transaction. MSCTC is the non-wireline cellular provider of service in Minnesota Rural Service Area #10. The transaction is expected to close in the first quarter of 1995, subject to regulatory approvals, and will be accounted for as a pooling of interests.

  In September 1994, the Company announced its intent to sell Ontonagon County Telephone Company and its subsidiary, Midway Telephone, to Mid-South Telecommunications. The pending sale is the result of the Company's plans to expand in areas other than Michigan's Upper Peninsula. The sale is expected to be completed in the first half of 1995, pending regulatory approvals.

  On November 8, 1994, the Company signed a definitive agreement to acquire WCT Communications, Inc., an interexchange carrier based in Santa Barbara, California that operates long distance and telemanagement businesses in California and other western states. Under the definitive agreement, as amended, each public WCT shareowner will receive $5.875 per share pursuant to a cash merger, with the exception of Richard Frockt, WCT's chairman and 24 percent shareholder, who will receive $3.75 per share. Mr. Frockt and Christopher Edgecomb, WCT's Executive Vice President and 7 percent shareholder, have agreed to vote their shares in favor of the merger. The total cash consideration to be paid by Frontier Corporation for all the outstanding shares of WCT will be approximately $79.8 million. When the transaction is consummated, WCT's interexchange operations, which generated $102 million of revenues in its fiscal year ended June 30, 1994, will be merged into Frontier Corporation's long distance operation, Frontier Communications International. The transaction will be accounted for as a purchase acquisition and is subject to necessary regulatory approvals. The expected closing date for the acquisition is in 1995.

  In November 1994, the Company announced an agreement to acquire all of the outstanding shares of American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. ASI is one of the largest privately owned long distance companies in the country with annual revenues of approximately $125 million. ASI's sales operations are concentrated in the Midwest, Northwest and California. Under the agreement, the Company will acquire all of the outstanding shares of ASI in exchange for 8.7 million shares (valued at $184 million at December 31, 1994) of Frontier common stock. The transaction will be accounted for as a pooling of interests, subject to regulatory approval and the completion of appropriate due diligence. The transaction is expected to close in the first quarter of 1995.

  The following pro forma summary reflects the results of operations of the Company for its pending acquisitions of WCT and ASI. The pro forma results of

                               _________________________________________________
                               Financial Review  Frontier Corporation         45
operations include WCT for 1994 only as this acquisition will be accounted for using the purchase method of accounting. The pro forma results of operations include ASI for 1994, 1993 and 1992 as this acquisition will be accounted for using the pooling of interests method of accounting. These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of results that would have been achieved had the transactions been consummated at the beginning of 1994 or of results which may occur in the future.

- ----------------------------------------------------------
In thousands of dollars,            Pro Forma (Unaudited)
except per share data             1994      1993      1992
- ----------------------------------------------------------
Total Revenues and Sales    $1,224,304  $995,195  $866,287
Consolidated Net Income        107,740    87,992    73,303
Earnings Per Common
  Share-Primary             $     1.31  $   1.14  $    .96
- ----------------------------------------------------------

  During 1994, the Company provided interconnection and billing and collection services to AT&T which accounted for greater than ten percent of consolidated gross revenues. There were no other individual customers that accounted for greater than ten percent of consolidated gross revenues.

________________________________________________________________________________
19. BUSINESS SEGMENT INFORMATION

Revenues and sales, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information included on page 29 of this report.

________________________________________________________________________________
20. Interim Data (Unaudited)

Selected quarterly data follow:

- --------------------------------------------------------------------------------------------------------------------------------
                                   Revenues and Sales               Income                             Per Share
                                --------------------------  --------------------     -------------------------------------------
                                                                                       Earnings
                                                                                         Before
                                                                                       Extraor-
                              Tele-                                                      dinary
                           communi-                                                   Items and                  Market Price
(In thousands of dollars,    cation   Telephone             Operating        Net     Cumulative              -------------------
except per share data)     Services  Operations      Total     Income     Income         Effect    Earnings   High        Low
- --------------------------------------------------------------------------------------------------------------------------------
1994 First Quarter         $ 90,814    $150,999   $241,813   $ 52,063   $ 15,205/(1)/     $ .32     $ .22   $22.44        $20.25
     Second Quarter          96,922     154,905    251,827     56,033     34,896            .47       .47   $25.25        $20.81
     Third Quarter           92,957     150,149    243,106     54,914     26,200            .35       .35   $24.75        $21.63
     Fourth Quarter          95,121     153,625    248,746     60,254     26,436            .36       .36   $24.63        $20.50
                           -----------------------------------------------------
     Full Year             $375,814    $609,678   $985,492   $223,264   $102,737          $1.50     $1.40
                           =====================================================
- --------------------------------------------------------------------------------------------------------------------------------
1993 First Quarter         $ 66,395    $144,574   $210,969   $ 44,364   $ 18,018          $ .27     $ .27   $19.44        $17.32
     Second Quarter          74,549     148,303    222,852     48,949     19,830            .29       .29   $21.75        $18.25
     Third Quarter           82,743     147,763    230,506     48,373     19,237            .28       .28   $24.38        $20.50
     Fourth Quarter          88,892     153,231    242,123     53,259     25,635            .37       .37   $25.13        $21.69
                           -----------------------------------------------------
     Full Year             $312,579    $593,871   $906,450   $194,945   $ 82,720          $1.21     $1.21
                           =====================================================
- --------------------------------------------------------------------------------------------------------------------------------
1992 First Quarter         $ 55,802    $137,708   $193,510   $ 40,412   $ 15,291          $ .23     $ .23   $17.00        $15.07
     Second Quarter          57,801     140,677    198,478     43,176     16,518            .24       .24   $16.88        $14.57
     Third Quarter           59,478     142,116    201,594     46,118     18,448            .27       .27   $16.44        $15.13
     Fourth Quarter          63,696     146,771    210,467     45,428     19,174/(2)/       .30       .28   $17.88        $15.32
                           -----------------------------------------------------
     Full Year             $236,777    $567,272   $804,049   $175,134   $ 69,431          $1.04     $1.02
                           =====================================================
- --------------------------------------------------------------------------------------------------------------------------------

/(1)/ Includes cumulative effect charge related to change in accounting principle of $7.2 million (see Note 12).
/(2)/ Includes extraordinary loss on retirement of debt of $1.1 million (see
Note 5).

__________________________________________________
46          Financial Review  Frontier Corporation

CONDENSED SIX-YEAR FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data
Years ended December 31,                       1994         1993         1992         1991         1990         1989
- --------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT
 OF INCOME
Revenues and sales                       $  985,492   $  906,450   $  804,049   $  713,559   $  612,994   $  590,345
Costs and expenses                          762,228      711,505      628,915      565,191      493,665      474,867
- --------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                            223,264      194,945      175,134      148,368      119,329      115,478
Interest expense                             43,594       46,550       50,066       44,604       33,426       27,510
Other income and expense                     (5,893)     (15,443)     (13,038)      18,595       (3,198)      (2,755)
Income taxes                                 63,843       50,232       41,527       47,070       30,770       27,827
- --------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEMS
   AND CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING PRINCIPLE                  109,934       82,720       70,503       75,289       51,935       57,386
Extraordinary items                              --           --       (1,072)       3,757           --       26,558
Cumulative effect of change in
 accounting principle for post-
 employment benefits                         (7,197)          --           --           --           --           --
- --------------------------------------------------------------------------------------------------------------------
CONSOLIDATED NET INCOME                     102,737       82,720       69,431       79,046       51,935       83,944
dividends on preferred stock                  1,186        1,187        1,188        1,189        1,192        1,195
- --------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO COMMON STOCK        $  101,551   $   81,533   $   68,243   $   77,857   $   50,743   $   82,749
====================================================================================================================
EARNINGS PER COMMON SHARE:
   Primary                                    $1.40        $1.21        $1.02        $1.21         $.86        $1.43
   Fully Diluted                              $1.40        $1.20        $1.02        $1.21         $.85        $1.42
 ===================================================================================================================
CONSOLIDATED BALANCE SHEET
Current Assets                           $  528,507   $  221,744   $  241,667   $  210,956   $  180,175   $  220,089
Property, Plant and Equipment-net           969,864    1,027,191    1,039,675    1,031,086      868,288      795,940
Goodwill                                    139,572      166,283      135,964      145,360       58,933       19,521
Deferred and Other Assets                   123,008       94,983       96,591      109,335       91,462       86,597
- --------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                             $1,760,951   $1,510,201   $1,513,897   $1,496,737   $1,198,858   $1,122,147
====================================================================================================================
Current Liabilities                      $  201,605   $  206,359   $  245,129   $  184,583   $  197,861   $  161,572
Long-Term Debt                              578,600      492,555      525,597      591,232      363,020      354,302
Deferred income taxes                       111,369      116,967      118,876      113,973      148,491      150,879
Deferred Employee Benefits Obligation        46,001       16,121           --           --           --           --
Minority interests                              252        3,100        2,701        2,518        1,995            3
Shareowners' equity                         823,124      675,099      621,594      604,431      487,491      455,391
- --------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY                     $1,760,951   $1,510,201   $1,513,897   $1,496,737   $1,198,858   $1,122,147
====================================================================================================================
CONSOLIDATED STATEMENT OF
 CASH FLOWS
Cash flows from operating activities     $  212,455   $  228,637   $  216,194   $  163,648   $  121,518   $  100,503
Cash flows from investing activities        (50,537)    (109,122)    (121,532)    (270,354)    (129,924)     (72,051)
Cash flows from financing activities        123,935     (157,578)     (70,013)     128,756      (39,933)      21,008
- --------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                    $  285,853   $  (38,063)  $   24,649   $   22,050   $  (48,339)  $   49,460
====================================================================================================================

                            ____________________________________________________
                            Financial Review  Frontier Corporation            47

FINANCIAL AND OPERATING STATISTICS

- ------------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share data
Years ended December 31,                                       1994         1993         1992         1991         1990         1989
- ------------------------------------------------------------------------------------------------------------------------------------
Current ratio                                                  2.62         1.07          .99         1.13          .90         1.36
Pre-tax interest coverage                                      4.7x         3.9x         3.2x         3.9x         3.5x         5.6x
Total debt                                                 $583,231     $496,820     $591,286     $609,526     $430,016     $389,894
Debt ratio                                                    41.5%        42.4%        48.8%        50.2%        46.9%        46.1%
Common shareowners equity                                  $800,347     $652,314     $598,801     $581,628     $464,680     $432,571
Rate of return on average common equity                       14.0%        13.0%        11.6%        14.9%        11.3%        20.3%
====================================================================================================================================
Construction                                               $ 88,615     $105,500     $123,871     $110,889     $109,219     $111,998
  Percent of funds generated internally                        173%         164%         135%         109%          63%          90%
====================================================================================================================================
Common shares outstanding--end of year*                      73,161       67,936       66,638       66,646       60,684       58,146
Average common shares outstanding*                           72,575       67,454       66,638       64,206       59,348       57,932
Total number of common shareowners                           22,674       20,759       20,131       18,900       17,164       15,910
Market price per common share:
  High                                                     $  25.25     $  25.13     $  17.88     $  17.00     $  20.75     $  22.88
  Low                                                      $  20.25     $  17.32     $  14.57     $  13.00     $  12.32     $  12.85
  End of year                                              $  21.13     $  22.57     $  17.82     $  16.07     $  14.63     $  20.25
====================================================================================================================================
Dividends declared per common share                        $   .815     $   .795     $   .775     $   .755     $   .735     $   .715
Dividends paid per common share                            $   .810     $   .790     $   .770     $   .750     $   .730     $   .710
Dividend yield--end of year                                    3.9%         3.6%         4.4%         4.8%         5.1%         3.6%
====================================================================================================================================
Percent to total Telephone Operations revenues:
  Local service                                                 40%          39%          38%          37%          37%          36%
  Network access service                                        38%          37%          36%          34%          31%          28%
  Long distance network service                                  4%           5%           5%           7%           9%          12%
  Miscellaneous/uncollectibles                                  18%          19%          21%          22%          23%          24%
Percent to total Telecommunication Services sales:
  Network Services and Systems                                  94%          91%          91%          92%          94%          94%
  Wireless Communications                                        6%           9%           9%           8%           6%           6%
Operating margin--Telephone Operations                        30.1%        27.7%        26.8%        26.5%        26.3%        27.0%
Operating margin--Telecommunication Services                  10.6%         9.8%         9.8%         7.7%         4.9%         5.5%
Composite depreciation rate--Telephone Operations              6.4%         6.2%         6.4%         6.3%         6.3%         5.8%
Composite depreciation rate--Telecommunication Services        9.6%        10.1%         9.6%         9.2%         7.7%         8.7%
====================================================================================================================================
Access lines in service--business                           254,845      248,128      238,643      226,668      181,877      167,584
Access lines in service--residence                          663,293      669,512      657,758      641,236      506,812      477,411
- ------------------------------------------------------------------------------------------------------------------------------------
  Total access lines in service                             918,138      917,640      896,401      867,904      688,689      644,995
====================================================================================================================================
Telephone Operations employees                                3,156        3,444        3,885        3,915        3,251        3,020
Telecommunication Services employees                          1,084          932          816          747          750          914
- ------------------------------------------------------------------------------------------------------------------------------------
  Total employees                                             4,240        4,376        4,701        4,662        4,001        3,934
====================================================================================================================================
Carrier access minutes--interstate*                       2,079,328    2,015,602    1,912,531    1,569,309    1,233,045    1,140,081
Carrier access minutes--intrastate*                       1,763,871    1,664,262    1,439,983    1,173,685      901,376      783,151
- ------------------------------------------------------------------------------------------------------------------------------------
  Total carrier access minutes*                           3,843,199    3,679,864    3,352,514    2,742,994    2,134,421    1,923,232
====================================================================================================================================

*In thousands

__________________________________________
48 Financial Review  Fronntier Corporation

[LOGO OF FRONTIER CORPORATION GOES HERE]
Without limits, within reach.


FRONTIER CORPORATION

FRONTIER CENTER
180 SOUTH CLINTON AVE
ROCHESTER, NEW YORK 14646-0700

[Logo of Frontier Corporation]                Proxy For Common Shares

  I authorize Ronald L. Bittner and/or Josephine S. Trubek, or their substitutes, to vote all shares of Frontier Corporation which I am entitled to vote at the Annual Meeting of Shareowners on April 26, 1995, or at any adjournment thereof, as specified below:

  The Board of Directors recommends a vote FOR Proposals 1 through 4:

1. NOMINEES FOR DIRECTORS: Patricia C. Barron, Ronald L. Bittner, Raul E. Cesan, Brenda E. Edgerton, Jairo A. Estrada, Daniel E. Gill, Alan C. Hasselwander, Douglas H. McCorkindale, and Dr. Leo J. Thomas

[ ] VOTE FOR all nominees listed above except for the following (if any):

- ------------------------------------------

[ ] VOTE WITHHELD from ALL nominees

                                                 FOR      AGAINST     ABSTAIN
2. Election of Price Waterhouse LLP as Auditors  [ ]        [ ]         [ ]


                                                 FOR      AGAINST     ABSTAIN
3. Approval of the Management Stock              [ ]        [ ]         [ ]
   Incentive Plan

                                                 FOR      AGAINST     ABSTAIN
4. Approval of the Directors                     [ ]        [ ]         [ ]
   Stock Incentive Plan

5. To act in their discretion upon such other matters which may properly come before the meeting, or which are incident to the conduct of the meeting, and which the Board of Directors does not know, at the time of this solicitation, will be presented at the meeting.

                 CONTINUED, and to be signed, on REVERSE SIDE

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO
THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND AUDITORS AND IN FAVOR OF THE BENEFIT PLAN PROPOSALS, ITEMS 3 AND 4.

[ ] Yes, I plan to attend the 1995 Annual Meeting.

Dated          , 1995                -------------------------------------------
     ----------
                                     -------------------------------------------
                                     (Please sign exactly as name appears below)

1
                                APPENDIX A
                                                                  [2/14/95]

                           FRONTIER CORPORATION
                     MANAGEMENT STOCK INCENTIVE PLAN



1.      BACKGROUND AND PURPOSE

        On April 27, 1994, the shareholders of Rochester Telephone Corporation approved the Restated Executive Stock Option Plan. Frontier Corporation (the "Company"), as successor to Rochester Telephone Corporation, hereby continues, amends, restates and renames the Restated Executive Stock Option Plan as the Frontier Corporation Management Stock Incentive Plan (the "Plan"). The purpose of this restated Plan remains to enable the Company to attract and retain key employees and provide them with an incentive to maintain and enhance the Company's long-term performance record. It is intended that this purpose will best be achieved by granting eligible key employees incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and restricted stock grants, individually or in combination, under this Plan pursuant to the rules set forth in Sections 83, 162(m), 421 and 422 of the Internal Revenue Code, as amended from time to time.

2.      ADMINISTRATION

        The Plan shall be administered by the Company's
Committee on Management (the "Committee"). This Committee shall consist of at least two members of the Company's Board of Directors all of whom shall, unless the Board determines otherwise, be "outside directors" as this term is defined in Code
Section 162(m) and regulations thereunder and none of whom during the twelve months prior to commencement of service on the Committee, or during such service, has been granted or awarded any equity security or derivative security of the Company pursuant to the Plan or, except as permitted by Rule 16b-3
(c)(2)(i), or any successor provision, promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange

2


Act"), any other plan of the Company. Subject to the provisions of the Plan, the Committee shall possess the authority, in its discretion, (a) to determine the employees of the Company to whom, and the time or times at which, ISOs and/or NQSOs (ISOs and NQSOs are collectively referred to as "options") and restricted stock grants (all three types of grants are collectively referred to as "awards") shall be granted; (b) to determine at the time of grant whether an award will be an ISO, a NQSO, a restricted stock grant or a combination of these awards and the number of shares to be subject to each award; (c) to prescribe the form of the award agreements and any appropriate terms and conditions applicable to the awards and to make any amendments to such agreements or awards; (d) to interpret the Plan; (e) to make and amend rules and regulations relating to the Plan; and (f) to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations shall be conclusive and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award granted hereunder.

3.      ELIGIBLE EMPLOYEES

        Awards may be granted under the Plan only to employees of the Company and its subsidiaries (which shall include all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of the voting stock of which is so owned) who hold a position of manager or higher and who have the capability of making a substantial contribution to the success of the Company.

4.      SHARES AVAILABLE

        The total number of shares of the Company's Common Stock (par value of $1.00 per share) available in the aggregate for awards under this Plan during any calendar year shall not exceed one percent (1%) of the number of issued shares of the Company's Common Stock, including treasury shares, determined as of the first day of such calendar year (subject to substitution or adjustment as provided in Section 10). In addition, not more than 5 million shares of Common Stock shall be available for ISO

3
awards during the term of the Plan. Finally, the aggregate number of shares which may be issued under restricted stock grants at any one time during the life of the Plan may not exceed three percent (3%) of the number of issued shares, including treasury shares, of the Company's Common Stock. Shares to be granted may be authorized and unissued shares or may be treasury shares.

        The total number of shares with respect to which ISO and NQSO awards in the aggregate may be granted to any one participant may not exceed 500,000 per calendar year (subject to substitution or adjustment as provided in Section 10). The total number of shares with respect to which restricted stock awards may be granted to any one participant shall not exceed 100,000 per calendar year (subject to substitution or adjustment as provided in Section 10).

        If an award expires, terminates or is cancelled without being exercised or becoming vested, new awards may thereafter be granted under the Plan covering such shares unless Rule 16b-3 provides otherwise. No award may be granted more than 10 years after the effective date of the Plan.

5.      TERMS AND CONDITIONS OF ISOS

        Each ISO granted under the Plan shall be evidenced by an ISO option agreement in such form as the Committee shall approve from time to time, which agreement shall conform with this Plan and contain the following terms and conditions:

        (a) Exercise Price. The exercise price under each option shall equal the fair market value of the Common Stock at the time such option is granted, or, if there was no trading in such stock on the date of such grant, the closing price on the last preceding day on which there was such trading. If an option is granted to an officer or employee who at the time of grant owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company (a "10-percent Shareholder"), the purchase price shall be at least 110 percent of the fair market value of the stock subject to the option.

4

        (b) Duration of Option. Each option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an option granted to a 10-percent Shareholder, the option by its terms shall not be exercisable after the expiration of five years from the date such option is granted.

        (c) Options Nontransferable. Each option by its terms shall not be transferable by the participant otherwise than
    (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order, or (iii) to the extent permitted under the option agreement or interpretation of the Committee, by gift to family members or entities beneficially owned by family members or other permitted transferees under Rule 16b-3 promulgated under the Exchange Act, and shall be exercisable, during the participant's lifetime, only by the participant, the participant's guardian or the participant's legal representative, the participant's transferee under a domestic relations order or other permitted transferee under this section. To the extent required for the option grant and/or exercise to be exempt under Rule 16b-3, options (or the shares of Common Stock underlying the options) must be held by the participant for at least six months following the date of grant.

        (d) Exercise Terms. Each option granted under the Plan shall become exercisable with respect to 33 1/3 percent of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 33 1/3 percent of such shares on each of the second and third anniversaries of such date of grant. Options may be partially exercised from time to time during the period extending from the time they first become exercisable until the tenth anniversary (fifth anniversary for a 10-percent Shareholder) of the date of grant.

5
               No outstanding option may be exercised by any person if the employee to whom the option is granted is, or at any time after the date of grant has been, in competition with the Company or an affiliated company, including Upstate Cellular Network. The Committee has the sole discretion to determine whether an employee's actions constitute competition with the Company or an affiliated company, including Upstate Cellular Network. The Committee may impose such other terms and conditions on the exercise of options as it deems appropriate to serve the purposes for which this Plan has been established.

        (e) Maximum Value of ISO Shares. No ISO shall be granted to an employee under this Plan or any other ISO plan of the Company or its subsidiaries to purchase shares as to which the aggregate fair market value (determined as of the date of grant) of the Common Stock which first become exercisable by the employee in any calendar year exceeds $100,000.

        (f) Payment of Exercise Price. An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash, by check or, if the option agreement so permits, by delivery of shares of Common Stock of the Company beneficially owned by the participant, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or by a combination of the foregoing. Any such shares so delivered shall be deemed to have a value per share equal to the fair market value of the shares on such date. For this purpose, fair market value shall equal the closing price of the Company's Common Stock on the New York Stock Exchange on the date the option is exercised, or, if there was no trading in such stock on the date of such exercise, the closing price on the last preceding day on which there was such trading.

6

6.   TERMS AND CONDITIONS FOR NQSOS

        Each NQSO granted under the Plan shall be evidenced by a NQSO option agreement in such form as the Committee shall approve from time to time, which agreement shall conform to this Plan and contain the same terms and conditions as the ISO option agreement except that the 10-percent Shareholder restrictions in Sections 5(a) and 5(b) and the maximum value of share rules of Section 5(e) shall not apply to NQSO grants. To the extent an option initially designated as an ISO exceeds the value limit of
Section 5(e), it shall be deemed a NQSO and shall otherwise remain in full force and effect.

7.   TERMS AND CONDITIONS OF RESTRICTED STOCK GRANTS

        The Committee may, evidenced by such written agreement as the Committee shall from time to time prescribe, grant to an eligible employee a specified number of shares of the Company's Common Stock which shall vest only after the attainment of the relevant restrictions described in Section 7(b) below ("restricted stock"). Such restricted stock shall have an appropriate restrictive legend affixed thereto. A restricted stock grant shall be neither an option nor a sale, but shall be subject to the following conditions and restrictions:

     (a) Restricted stock may not be sold or otherwise transferred by the participant until ownership vests, provided however, to the extent required for the restricted stock grant to be exempt under Rule 16b-3, the restricted stock must be held by the participant for at least six months following the date of vesting.

     (b) Ownership shall vest only following satisfaction of one or more of the following criteria as the Committee may prescribe:

           (1) the passage of three years, or such longer period of time as the Committee in its discretion may provide, from the date of grant.

7
           (2) the attainment of performance-based goals established by the Committee as of the date of grant. If the participant's compensation is subject to the $1 million cap of Code Section 162(m), the Committee may establish such performance goals based on one or more of the following targets:

                - total shareholder return

                - earnings per share growth

                - cash flow growth

                - return on equity and/or

                If the participant's compensation is not subject to the $1 million cap of Code Section 162(m), the Committee may establish the performance goal on the basis of the preceding four targets or any other target it may from time to time deem appropriate in its discretion.

           (3)  any other conditions the Committee may
                prescribe, including a non-compete requirement.

     (c) Unless the Committee shall determine otherwise with respect to participants whose compensation is not governed by Code Section 162(m), the Committee shall grant and administer all performance-based awards under (b)(2) above with the intent of meeting the criteria of Code Section 162(m) for performance-based compensation. To this end, the outcome of all targeted goals shall be substantially uncertain on the date of grant; the goals shall be established no later than 90 days following the commencement of service to which the goals relate; the minimum period for attaining each performance goal shall be one year; and the Committee shall certify at the conclusion of the performance period whether the performance-based goals have been attained. Such

8
           certification may be made by noting the attainment of the goals in the minutes of the Committee's meetings.

     (d) Except as otherwise determined by the Committee, all rights and title to restricted stock granted to a participant under the Plan shall terminate and be forfeited to the Company upon failure to fulfill all conditions and restrictions applicable to such restricted stock.

     (e) Except for the restrictions set forth in this Plan and those specified by the Committee in any restricted stock agreement, a holder of restricted stock shall possess all the rights of a holder of the Company's Common Stock (including voting and dividend rights); provided, however, that prior to vesting the certificates representing such shares of restricted stock (and the amount of any dividends issued with respect thereto) shall be held by the Company for the benefit of the participant and the participant shall deliver to the Company a stock power executed in blank covering such shares. As the shares vest, certificates representing such shares shall be released to the participant.

     (f) All other provisions of the Plan not inconsistent with this section shall apply to restricted stock or the holder thereof, as appropriate, unless otherwise determined by the Committee.

8.   GENERAL RESTRICTION ON ISSUANCE OF STOCK CERTIFICATES

             The Company shall not be required to deliver any certificate upon the grant, vesting or exercise of any award or option until it has been furnished with such opinion, representation or other document as it may reasonably deem necessary to insure compliance with any law or regulation of the Securities and Exchange Commission or any other governmental authority having jurisdiction under this Plan. Certificates delivered upon such grant or exercise may bear a legend restricting transfer absent such compliance. Each award shall be

9
subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such awards or the issue or purchase of shares thereunder, such awards may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee in the exercise of its reasonable judgment.

9.   IMPACT OF TERMINATION OF EMPLOYMENT

           (a)  Options

           If the employment of a participant terminates by reason of the participant's disability or death, any option may be exercised, in the case of disability, by the participant or, in the case of death, the participant's designated beneficiary (or personal representative if there is no designated beneficiary) at any time prior to the earlier of the expiration date of the option or the expiration of three years after the date of disability or death, but only if, and to the extent that the participant was entitled to exercise the option at the date of disability or death. If the employment of a participant terminates at any time on or after the participant is entitled to receive an early retirement service pension or a normal service pension under Sections 5.1, 5.2, or 5.3 of the Management Pension Plan, or the equivalent plan if the participant is not a participant in the Management Pension Plan, the participant may exercise any options pursuant to the terms of the option agreement governing such options. Upon termination of the participant's employment for any reason other than retirement, disability or death, all options held by the participant, whether vested or not, shall be forfeited. An option that remains exercisable after the expiration of three months from termination of employment shall be treated as a NQSO after three months even if it would have been treated as an ISO if exercised within three months of termination. Notwithstanding the foregoing, an option

10
may not be exercised after retirement if the Committee reasonably determines that the termination of employment of such participant resulted from willful acts, or failure to act, by the participant detrimental to the Company or any of its subsidiaries.

     (b)   Restricted Stock Grants

           (i) Passage of Time Vesting. If a participant has been awarded restricted stock whose vesting is conditioned solely on the passage of time, any termination of employment for any reason, shall result in the forfeiture of all restricted stock awards that were not vested prior to the termination of employment except as otherwise provided by the Committee.

           (ii) Performance-Based Vesting. If a participant has been awarded restricted stock whose vesting is based solely on the attainment of performance-based goals or partly on the attainment of performance-based goals and partly on the passage of time, any termination of employment except death, disability or retirement under Sections 5.1, 5.2 or 5.3 of the Management Pension Plan shall result in the forfeiture of all restricted stock awards that were not vested prior to the termination of employment. A participant who terminates employment on account of death, disability or retirement may, if the performance-based criteria are eventually attained, be awarded (or, in the event of death, the participant's designated beneficiary or personal representative if there is no designated beneficiary shall be awarded) up to a pro rata portion of the restricted shares based on the participant's length of service as of his or her termination of employment over the length of the award period ending on the date the performance-based criteria are satisfied (or the passage of time would have been satisfied, if later, for an award based in part on performance goals and in part on the passage of time). The Committee shall have the discretion whether to grant a full pro rata portion of the restricted shares, a lesser portion or no shares at all under this subsection (b)(ii).

11
        (c)  Acts Not Constituting Termination of Employment.

        Unless otherwise determined by the Committee, an authorized leave of absence shall not constitute a termination of employment for purposes of this Plan. In addition, participants who transfer employment within the Frontier Group of companies, including Upstate Cellular Network, shall not be considered to have terminated employment. Any such transferred participants shall remain eligible to exercise previously granted options and to vest in restricted stock awards in accordance with their terms as if no termination occurred and shall be eligible to receive additional awards pursuant to the terms of employment with their new employer.


10.  ADJUSTMENT OF SHARES

        In the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares authorized under Section 4, the number and kind of shares which thereafter are subject to an award under the Plan and the number and kind of unexercised options and unvested shares set forth in awards under outstanding agreements and the price per share shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

11.  WITHHOLDING TAXES

        Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, or whenever restricted stock vests, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and/or local income and employment withholding tax requirements prior to the delivery of any certificate or certificates for such shares or to take any

12
other appropriate action to satisfy such withholding requirements. Notwithstanding the foregoing, subject to such rules as the Committee may promulgate and compliance with any requirements under Rule 16b-3, the recipient may satisfy such obligation in whole or in part by electing to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled.

12.  NO EMPLOYMENT RIGHTS

        The Plan and any awards granted under the Plan shall not confer upon any participant any right with respect to continuance as an employee of the Company or any subsidiary, nor shall they interfere in any way with the right of the Company or any subsidiary to terminate the participant's position as an employee at any time.

13.  RIGHTS AS A SHAREHOLDER

        The recipient of any option under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for the underlying shares of Common Stock are issued to the recipient. The recipient of a restricted stock grant shall have all rights of a shareholder except as otherwise limited by the terms of this Plan.

14.  AMENDMENT AND DISCONTINUANCE

        This Plan may be amended, modified or terminated by the Committee or by the shareowners of the Company, except that the Committee may not, without approval of the shareholders, materially increase the benefits accruing to participants under the Plan, increase the maximum number of shares as to which awards may be granted under the Plan, change the basis for making performance-based awards for participants whose compensation is subject to Section 162(m), change the minimum exercise price of options, change the class of eligible persons, extend the period for which awards may be granted or exercised, or withdraw the authority to administer the Plan from the Committee or a committee of the Committee consisting solely of outside directors unless the Board determines that inside directors may serve on

13
the Committee. Notwithstanding the foregoing, to the extent permitted by law, the Committee may amend the Plan without the approval of shareholders, to the extent it deems necessary to cause the Plan to comply with Securities and Exchange Commission Rule 16b-3 or any successor rule, as it may be amended from time to time. Except as required by law, no amendment, modification, or termination of the Plan may, without the written consent of a participant to whom any award shall theretofore have been granted, adversely affect the rights of such participant under such award.

15.  CHANGE IN CONTROL

        (a) Notwithstanding other provisions of the Plan, in the event of a change in control of the Company (as defined in subsection (c) below), all of a participant's restricted stock awards shall become immediately vested to the same extent as if all restrictions had been satisfied and all options shall become immediately vested and exercisable, unless directed otherwise by a resolution of the Committee adopted prior to and specifically relating to the occurrence of such change in control.

        (b) In the event of a change in control each participant holding an exercisable option (i) shall have the right at any time thereafter during the term of such option to exercise the option in full notwithstanding any limitation or restriction in any option agreement or in the Plan, and (ii) may, subject to Committee approval and after written notice to the Company within 60 days after the change in control, or, if the participant is an officer subject to Section 16 of the Exchange Act and to the extent required to exempt the transaction under Rule 16b-3, during the period beginning on the third business day and ending on the twelfth business day following the first release for publication by the Company after such change of control of a quarterly or annual summary statement of earnings, which release occurs at least six months following grant of the option, whichever period is longer, receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable in accordance with clause (i), an amount of cash equal to the difference between the fair market value (as determined by the Committee) on the date of surrender

14
of the Common Stock covered by the option or portion thereof which is so surrendered and the option price of such Common Stock under the option.

        (c) For purposes of this section, "change in control" means:

     1)  there shall be consummated

         i. any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company's common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary of the Company immediately before the consolidation or merger; or

         ii. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

     2) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

     3) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 30% beneficial owner; or

     4) individuals who constitute the Company's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director

15
     subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of the Incumbent Board.

16.  EFFECTIVE DATE

        The effective date of the Plan shall be the date this restated Plan is approved by the affirmative vote of the owners of a majority of the Company's outstanding shares of Common
Stock.

17.  DEFINITIONS

        Any terms or provisions used herein which are defined in Sections 83, 162(m), 421, or 422 of the Internal Revenue Code as amended, or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time awards are made hereunder, shall have the meanings as therein defined.

18.  GOVERNING LAW

        To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to awards, this Plan and any award agreement adopted pursuant to it shall be construed under the laws of the State of New York.


Dated:                           FRONTIER CORPORATION

                             By_____________________________
                                    Josephine S. Trubek
                                    Corporate Secretary

Date of Shareholder Approval:  ________________

1
                                APPENDIX B

                                 [2/14/95]

                           FRONTIER CORPORATION

                      DIRECTORS STOCK INCENTIVE PLAN


         The Rochester Telephone Corporation Directors Stock Option Plan is hereby amended, restated and renamed as the Frontier Corporation Directors Stock Incentive Plan (the "Plan") to reflect the company's reorganization and the change in the parent company's name to Frontier Corporation (the "Company"), to authorize the award of stock grants in addition to stock options and to expand eligibility to outside directors of the Company's subsidiaries as follows:


1.  PURPOSE

         The purpose of the Plan is to enable the Company and its subsidiaries to attract and retain outside directors and provide them with an incentive to maintain and enhance the Company's long-term performance record. It is intended that this purpose will best be achieved by granting eligible directors non-qualified stock options ("options") and/or stock grants (collectively options and stock grants are referred to as "awards") under this Plan pursuant to the rules set forth in
Section 83 of the Internal Revenue Code, as amended from time to time.

2.  ADMINISTRATION

         The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall possess the authority, in its discretion,
(a) to prescribe the form of the stock option and stock grant agreements including any appropriate terms and conditions applicable to these awards and to make any amendments to such agreements or awards; (b) to interpret the Plan; (c) to make and

2
amend rules and regulations relating to the Plan; and (d) to make all other determinations necessary or advisable for the administration of the Plan. The Board's determinations shall be conclusive and binding. No member of the Board shall be liable for any action taken or decision made in good faith relating to the Plan or any award granted hereunder.

3.  ELIGIBLE DIRECTORS

         Members of the Board of Directors of the Company and its subsidiaries who are not also employees of the Company or its subsidiaries are eligible to participate in this Plan. Eligible directors of the Company's Board are entitled to receive both options and stock grants. Eligible directors of a subsidiary are entitled to receive only options. Beneficial owners of more than five percent of the Common Stock of the Company are not eligible to receive any awards under this Plan.

4.  SHARES AVAILABLE

         An aggregate of 1,000,000 shares of the Common Stock (par value $1.00 per share) of the Company (subject to substitution or adjustment as provided in Section 9 hereof) shall be available for the grant of awards under the Plan. Such shares may be authorized and unissued shares. If an option expires, terminates or is cancelled without being exercised, new options may thereafter be granted covering such shares. No award may be granted more than ten years after the effective date of the Plan.

5.  TERMS AND CONDITIONS OF OPTIONS

         Each option granted under the Plan shall be evidenced by an option agreement in such form as the Board shall approve from time to time, which agreement shall conform with this Plan and contain the following terms and conditions:

         (a) Number of Shares. At the date each year when new members are elected to the Company's Board, each eligible director who will be serving on the new Board (whether newly elected or continuing as a carryover director) shall receive an option to purchase 4000 shares of the Company's Common

3
Stock. For an eligible director of a subsidiary's Board, the option shall be for 3000 shares.

         An eligible director who begins Board service on a date other than the date when new members are normally elected to the Board shall receive a pro rata grant to cover the partial year remaining until the next Board election. The number of shares subject to such option shall be 4000 (3000 in the case of a director of a subsidiary) multiplied by a fraction the numerator of which is the number of full or partial months in the period commencing on the first day of the month following the new Board member's appointment and ending on the next following date when new members are elected to the Board and the denominator of which is 12.
    Any fractional share shall be rounded up to the next highest whole number of shares.

         (b) Exercise Price. The exercise price under each option shall equal the fair market value of the Common Stock at the time such option is granted. For this purpose, fair market value shall equal the closing price of the Company's Common Stock on the New York Stock Exchange on the date an option is granted, or, if there was no trading in such stock on the date of such grant, the closing price on the last preceding day on which there was such trading.

         (c) Duration of Option. Each option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted.

         (d) Options Nontransferable. Each option by its terms shall not be transferable by the participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant, the participant's guardian or the participant's legal representative.

         (e) Exercise Terms. Each option granted under the Plan shall become exercisable with respect to 33 1/3 percent of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 33 1/3

4
    percent of such shares on each of the second and third anniversaries of such date of grant. Options may be partially exercised from time to time during the period extending from the time they first become exercisable until the tenth anniversary of the date of grant.

         (f) Payment of Exercise Price. An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash, by check or, if the option agreement so permits, by delivery of shares of Common Stock of the Company registered in the name of the participant, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or by a combination of the foregoing. Any such shares so delivered shall be deemed to have a value per share equal to the fair market value of the shares on such date. For this purpose, fair market value shall equal the closing price of the Company's Common Stock on the New York Stock Exchange on the date the option is exercised, or, if there was no trading in such stock on the date of such exercise, the closing price on the last preceding day on which there was such trading.

6.  TERMS AND CONDITIONS OF STOCK GRANTS

         Each stock grant awarded under the Plan shall be evidenced by a stock grant agreement in such form as the Board shall approve from time to time, which agreement shall conform with the Plan and the following terms and conditions:

         (a) Number of Shares. At the date each year when new members are elected to the Company's Board, each eligible director of the Company who will be serving on the new Board (whether newly elected or continuing as a carryover director) shall be granted 500 shares of the Company's Common Stock.

         An eligible director who begins Board service on a date other than the date when new members are normally elected to the Board shall receive a pro rata grant to cover the

5
    partial year remaining until the next Board election. The number of shares subject to such grant shall be 500 multiplied by a fraction the numerator of which is the number of full or partial months in the period commencing on the first day of the month following the new Board member's appointment and ending on the next following date when new members are elected to the Board and the denominator of which is 12. Any fractional share shall be rounded up to the next highest whole number of shares.

         Notwithstanding the foregoing two paragraphs of this
    Section 6(a), an eligible director who begins his or her first service on the Company's Board, whether such service commences on the date of the Annual Meeting or on another date, shall be granted 1000 shares of the Company's Common Stock.

         (b)  Vesting.  All shares shall be fully and
    immediately vested at the date of grant.

         (c) Restriction on Transferability. The 500 shares (or the partial year pro rata portion of such shares) granted annually to each eligible director are not subject to any transfer restrictions under the terms of this Plan. However, the 1,000 shares granted to a first time director (including additional shares obtained through dividend reinvestment) may not be sold, gifted or otherwise transferred while the director remains on the Board of the Company unless the Board in its sole and absolute discretion determines otherwise.

         (d) Custody of Share Certificates. Certificates for all shares subject to the transferability restriction under subsection (c) above shall be held by the Company for the benefit of the director who shall deliver to the Company a stock power executed in blank covering such shares. Except for this custody restriction, the holder of a stock grant shall possess all the rights of a holder of the Company's Common Stock, including voting and dividend rights, provided that all dividends shall be automatically reinvested in

6
    additional shares of Company Common Stock rather than paid in cash.

         (e) Miscellaneous. All other provisions of the Plan not inconsistent with this Section 6 shall apply to stock grants and the holder thereof unless otherwise determined by the Board. Stock grants shall be considered as directors fees for purposes of any plan of deferred compensation that permits the deferral of directors fees.

7.  GENERAL RESTRICTION ON ISSUANCE OF STOCK CERTIFICATES

         The Company shall not be required to deliver any certificate upon the grant of any award, the exercise of an option or the satisfaction of any condition with respect to any award until it has been furnished with such opinion, representation or other document as it may reasonably deem necessary to insure compliance with any law or regulation of the Securities and Exchange Commission or any other governmental authority having jurisdiction under this Plan. Certificates delivered upon such grant, exercise or satisfaction of any condition may bear a legend restricting transfer absent such compliance. Each award shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares thereunder, such award may not be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors in the exercise of its reasonable judgment.

8.  TERMINATION OF EMPLOYMENT

         (a) Options. If a director dies, either before or after termination as a director, resigns from the Board as a result of a conflict of interest or is removed from the Board for cause, any option may be exercised by the director

7
    or by the director's personal representative, as the case may be, at any time prior to the earlier of the expiration date of the option or the first anniversary of the director's date of death, resignation or removal but only if, and to the extent that, the director was entitled to exercise the option at the date of death, resignation or removal. If a director's employment as a director terminates for any reason other than death, resignation due to a conflict or removal for cause, option rights shall continue to vest in accordance with the terms of the option agreement without regard to the termination of employment and may be exercised by the director pursuant to the terms of that agreement.

         (b) Stock Grants. Upon a director's termination of employment as a director for any reason, all certificates for shares of Common Stock held by the Company on account of the restriction on the transfer of stock grants during service on the Board shall be delivered to the director. In the event termination of employment is caused by the director's death such certificates shall be delivered to the director's personal representative. All such deliveries of certificates shall be made as soon as reasonably practicable on or following the date a director terminates employment as a director of the Company.

9.  ADJUSTMENT OF SHARES

    In the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares authorized under Section 4, the number and kind of shares which thereafter are subject to an award under the Plan and the number and kind of shares set forth in options under outstanding agreements and the price per share shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

8

10. NO EMPLOYMENT RIGHTS

         The Plan and any awards granted under the Plan shall not confer upon any director any right with respect to continuance as a director of the Company or any subsidiary, nor shall they interfere in any way with any right the Company or its subsidiaries may have to terminate the director's position as a director at any time.


11. RIGHTS AS A SHAREOWNER

         The recipient of any option under the Plan shall have no rights as a shareowner with respect thereto unless and until certificates for shares of Common Stock are issued to the recipient. The recipient of a stock grant shall have all rights of a shareowner except for the nontransferability and dividend reinvestment requirements.

12. AMENDMENT AND DISCONTINUANCE

         This Plan may be amended, modified or terminated by the shareowners of the Company or by the Company's Board of Directors, provided that Plan provisions relating to the amount, price and timing of awards may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code or the regulations thereunder and provided further that the Board may not, without approval of the shareowners, materially increase the benefits accruing to participants under the Plan, increase the maximum number of shares as to which awards may be granted under the Plan, change the minimum exercise price, change the class of eligible persons, extend the period for which options may be granted or exercised, or withdraw the authority to administer the Plan from the Board or a Committee of the Board. Notwithstanding the foregoing, to the extent permitted by law, the Board may amend the Plan without the approval of shareowners, to the extent it deems necessary to cause the Plan to comply with Securities and Exchange Commission Rule 16b-3 or any successor rule, as it may be amended from time to time. Except as required by law, no amendment, modification,

9
or termination of the Plan may, without the written consent of a director to whom any award shall theretofore have been granted, adversely affect the rights of such director under such option.

13. CHANGE IN CONTROL

         (a) Notwithstanding other provisions of the Plan, in the event of a change in control of the Company (as defined in subsection (c) below), all of a participant's options shall become immediately vested and exercisable and all of a participant's certificates held by the Company under a stock grant shall be immediately delivered to the participant, unless directed otherwise by a resolution of the Board adopted prior to and specifically relating to the occurrence of such change in control.

         (b) In the event of a change in control each participant holding an exercisable option (i) shall have the right at any time thereafter during the term of such option to exercise the option in full notwithstanding any limitation or restriction in any option agreement or in the Plan, and (ii) may, subject to Board approval and after written notice to the Company within 60 days after the change in control, or during the period beginning on the third business day and ending the twelfth business day following the first release for publication by the Company after such change of control of a quarterly or annual summary statement of earnings, which release occurs at least six months following grant of the option, whichever period is longer, receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable in accordance with clause (i), an amount of cash equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the Common Stock covered by the option or portion thereof which is so surrendered and the option price of such Common Stock under the option.

         (c) For purposes of this section "change in control" means:

             1)   there shall be consummated

10

         i. any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company's common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary of the Company immediately before the consolidation or merger; or

         ii. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

    2) the shareowners of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

    3) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 30% beneficial owner; or

    4) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareowners, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of

11
         this clause (d), considered as though such person were a member of the Incumbent Board.

14. EFFECTIVE DATE

         The effective date of this restated Plan is January 1, 1995.

15. DEFINITIONS

         Any terms or provisions used herein which are defined in Section 83 of the Internal Revenue Code as amended, or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time options are made hereunder, shall have the meanings as therein defined.

16. GOVERNING LAW

         To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to non-qualified stock options and stock grants, this Plan and any agreement adopted pursuant to it shall be construed under the laws of the State of New York.



Dated:                  FRONTIER CORPORATION



                   By___________________________
                      Josephine S. Trubek
                      Corporate Secretary